Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated October 15, 2018 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K/A for the fiscal year ended December 31, 2017.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description, all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies, including those replaced by the EUR, are abbreviated as follows:

Currency	Abbreviation	Currency	Abbreviation
Australian dollars	AUD
Austrian schillings	ATS	Norwegian krone	NOK
Canadian dollars	CAD	Pound Sterling	GBP
German mark	DEM	Swiss franc	CHF
Hungarian forint	HUF
Japanese yen	JPY	United States dollars	dollars, $, or USD

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.1993 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 30, 2017, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2013, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, or CCP.A, a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. Since September 12, 2015, the Bank’s subsidiary OeKB CSD GmbH, or OeKB CSD, operates the business of the Austrian central securities depository (Wertpapiersammelbank) which before was operated by the Bank for five decades. It was transferred to OeKB CSD from the Bank due to regulatory requirements. OeKB CSD is a company with limited liability and acts as central securities depository for Austria pursuant to the Austrian Securities Deposit Act. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2017 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Deposits from banks	25,014	29,999
Deposits from customers	5,116	6,136
Debt securities in issue	4,237,825	5,082,424

Total long-term indebtedness	4,267,955	5,118,558
Equity	800,864	960,476

Total long-term capitalization	5,068,819	6,079,035
Short-term indebtedness
Deposits from banks	400,074	479,809
Deposits from customers	748,849	898,095
Debt securities in issue	17,402,590	20,870,926

Total short-term capitalization	18,551,513	22,248,830

Total capitalization	23,620,332	28,327,864

(Dollar amounts may not add due to rounding.)

(1)

The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)

The Bank has completed the following public issues from January 1, 2018 to October 15, 2018: AUD 25,000,000 Reopening of 3.50% Guaranteed Notes due August 3, 2027, AUD 25,000,000 Reopening of 3.50% Guaranteed Notes due August 3, 2027, AUD 35,000,000 Reopening of 3.50% Guaranteed Notes due August 3, 2027, USD 1,500,000,000 2.875% Guaranteed Global Notes due March 13, 2023, AUD 100,000,000 3.30% Guaranteed Notes due November 15, 2028, AUD 30,000,000 Reopening of 3.30% Guaranteed Notes due November 15, 2028, GBP 250,000,000 1.125% Guaranteed Notes due December 15, 2022, GBP 100,000,000 Reopening of 1.125% Guaranteed Notes due December 15, 2022, USD 1,500,000,000 2.875% Guaranteed Global Notes due September 7, 2021 and GBP 50,000,000 Reopening of 0.750% Guaranteed Notes due March 7, 2022.

BUSINESS

The Bank’s main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. All claims on Export Guarantees are paid from funds of Austria. The Bank’s balance sheet is comprised principally of export loan financing. The Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository by its subsidiary OeKB CSD GmbH, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2017, the Bank, as agent of the Republic, issued 965 Export Guarantees covering export transactions with a total value of EUR 5.4 billion ($6.5 billion), and at December 31, 2017, the total value of all export transactions covered by Export Guarantees amounted to EUR 24.4 billion ($29.3 billion). In April 2017, the validity of the Export Guarantees Act was extended until December 31, 2022. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•

the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•

in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 85 export credit and investment insurers from 73 countries.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 5.4 billion or 22.1% of total guarantees outstanding as of December 31, 2017.

Other significant Export Guarantees are reinsurance guarantees (EUR 1.5 billion or 6.1% of total guarantees outstanding as of December 31, 2017) and guarantees for direct deliveries and services (EUR 1.6 billion or 6.7% of total guarantees outstanding as of December 31, 2017).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2017, Austria, as guarantor, paid gross claims amounting to EUR 47 million (2016: EUR 77 million), while recoveries totaled EUR 49 million (2016: EUR 154 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 40.0 billion (USD 48.0 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2017, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 24.4 billion (USD 29.3 billion) or 61% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2013	2014	2015	2016	2017
	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.57	3.58	3.62	3.50	3.60	4.32
Acquisitions of accounts receivable	0.09	0.09	0.09	0.06	0.07	0.09
Other refinancing contracts	18.37	15.92	14.66	12.14	13.87	16.63

Total	22.03	19.59	18.37	15.70	17.54	21.04

Of the total export financing outstanding as of December 31, 2017, EUR 11.64 billion ($13.96 billion) were to banks which are shareholders of the Bank. Moreover, we assume commitments to grant export financing. As of December 31, 2017, the balance of export financing not yet granted which we were contractually obligated to make was EUR 3.0 billion ($3.6 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2018	693	831
2019	2,111	2,532
2020	203	243
2021	33	40
2022	6	7

	3,046	3,653

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Of the Bank’s outstanding refinancing of export loans granted by banks at December 31, 2017, 4.6% were for exports to European Union member states, 12.7% to the rest of Europe (including Turkey and the Commonwealth of Independent States), 12.5% to Asia, 4.5% to Africa, and 2.1% to the Americas. The remaining percentage of approximately 68.0% was for export loans covered by guarantees by aval for which no regional breakdown is available.

Terms and Conditions of Export Financing. The credits to banks require a guarantee for the transaction or right underlying the financing. The guarantee must comply with the provisions of the Export Financing Guarantees Act. In the course of issuing guarantees, sustainability issues are a major point to be considered whereby the OECD recommendations for environmental and social due diligence for officially supported export credits (“Common Approaches”) serve as important guidelines. In addition, both the rights arising from the guarantees and the underlying receivables (export or other receivables) must, as a rule, be assigned as security.

The maximum repayment term for commercial export credits that fall within the scope of the “OECD Arrangement on Officially Supported Export Credits” (OECD Arrangement), whose participants agree to abide by certain rules with respect to the provision of officially supported export credits, is generally 10 years. Longer maximum terms are possible for conventional power plants (a maximum of 12 years), project finance (a maximum of 14 years) and renewable energy, climate protection and water projects (a maximum of 18 years). The currently applicable interest rates can be found on our website. Information on our website is not part of or incorporated by reference into this report.

The Bank’s Export Financing Scheme is a refinancing source for domestic and foreign credit institutions. To be eligible such institutions must meet our creditworthiness criteria, fulfill the legal requirements regarding the transactions to be financed and satisfy our conditions for uniform financing procedures. The uniform financing procedure conditions particularly apply to collateral management.

In issuing credits under the Export Financing Scheme, the Bank observes the applicable guidelines, directives and regulations of international agreements on the Organization for Economic Cooperation and Development (OECD), the EU and the Berne Union.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and notes 22 and 23 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 40 billion ($48 billion). In April 2017, the validity of the Export Financing Guarantees Act was extended until December 31, 2023. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2017, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 24.5 billion ($29.4 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2017, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 21.6 billion ($25.9 billion). As of December 31, 2017, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 2.9 billion ($3.5 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We are a central provider of highly specialized services and infrastructure for the Austrian capital market. These services are used by financial service providers, issuers, investors and the Republic of Austria. Further to the provision of financial data and acting as the auction, paying and calculating agent for Austrian government bonds, the Bank acts as the notification office under the Capital Markets Act and the Officially Appointed Mechanism for regulated information according to the Austrian Stock Exchange Act. We also act as the National Numbering Agency.

Processing of Austrian government bond price-auctions is effected via ADAS (Austrian Direct Auction System), an in-house developed electronic auction system, as a neutral intermediary between the auction participants and the Austrian Treasury representing the Republic of Austria.

In accordance with section 12 of the Capital Markets Act, the Bank is entrusted with the function of a notification office. In this capacity it runs a new-issue calendar for all securities and investments offered in Austria. Furthermore, prospectuses and supplements for securities, investments and funds as well as key investor information documents for funds have to be filed and deposited with the notification office which is responsible for their safekeeping and for providing further information on them. Additionally, the Bank collects tax data for funds and calculates and publishes the capital yield tax.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”). On September 12, 2015, we spun off our central depositary activities into a wholly owned subsidiary, OeKB CSD GmbH, in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2017, the Bank’s non-export loans totaled EUR 2.4 million ($3.00 million). All of these loans were made to OeKB employees.

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

Administration of Government Guarantees for the Corporate Sector. The Bank acts as the Republic’s agent for the administration of guarantees provided for financings to Austrian large- and medium-sized companies outside the financial sector under the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz), which came into effect in August 2009. The Act is intended to address potential liquidity shortages resulting from the international financial crisis by providing government guarantees for financings in an aggregate amount of up to EUR 10 billion. The Act expired on December 31, 2010, although guarantees issued under the Act remained valid for another five years and expired by the end of 2015. See also “Republic of Austria—The Economy—Industry”.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Angelika Sommer-Hemetsberger and Helmut Bernkopf.

During the financial year 2017, we had an average of 402 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2017, we had 445 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2017, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Bank der österreichischen Sparkassen AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ GmbH, Vienna	8.250%
Raiffeisen Bank International Aktiengesellschaft, Vienna	8.120%
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.889%
Bank für Tirol und Vorarlberg Aktiengesellschaft, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Volksbank Wien AG, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation
Erich Hampel Chairman	Former Chairman of the Board of Executive Directors and Vice Chairman of the Supervisory Board, UniCredit Bank Austria AG, Vienna

Walter Rothensteiner 1st Vice-Chairman	Attorney General of the Austrian Raiffeisenverband Vienna

Stefan Dörfler 2nd Vice-Chairman	Director and Chairman of the Board for Erste Bank der oesterreichischen Sparkassen AG, Vienna

Harald Brückl	Divisional Head of Credit Operations Corporates, UniCredit Bank Austria AG, Vienna

Dieter Hengl	Director and member of the board for UniCredit Bank Austria AG, Vienna

Claudia Höller	Director and member of the board for Erste Bank der oesterreichischen Sparkassen AG, Vienna

Peter Lennkh	Director and member of the board for Raiffeisen Bank International Aktiengesellschaft, Vienna

Herbert Messinger	Head of Austrian Corporate Business, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna

Jozef Sikela	Member of the board for Erste Group Bank AG, Vienna

Herta Stockbauer	Director and Chairwoman of the Board for BKS Bank AG, Klagenfurt

Herbert Tempsch	Head of Financing and Advisory Austria, UniCredit Bank Austria AG, Vienna

Susanne Wendler	Head of Corporates Austria, UniCredit Bank Austria AG, Vienna

Robert Wieselmayer	Director and member of the board for Schoellerbank Aktiengesellschaft, Vienna

Robert Zadrazil	General Director and Chairman of the board for UniCredit Bank Austria AG, Vienna

Franz Zwickl	Former member of the Board of Executive Directors, UniCredit Bank Austria AG

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Erna Scheriau, Elisabeth Halys, Ulrike Ritthaler, Christoph Seper and Markus Tichy.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Erich Hampel	Chairman of the Supervisory Board
Walter Rothensteiner	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy, Financial Markets and Customs Duties, Austrian Federal Ministry of Finance

Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Beate Schaffer, Government Commissioner	Head of Unit III/5—Legal affairs Banking, Capital Markets & Pension Funds, Austrian Federal Ministry of Finance

Karl Flatz, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

OeKB Group 2017 consolidated financial statements

Consolidated income statement

€ thousand	Notes		2017	2016 (adjusted) *		Change in %
Interest and similar income *		200,770	312,058	242,432	348,945	-10.6%
Plus budget underruns from negative interest from money market business *		1,404		1,083		29.7%
Plus budget underruns from negative interest from refinancing business *		109,883		105,430		4.2%
Interest and similar expenses *		-216,385	-232,507	-258,844	-267,251	-13.0%
Plus losses from negative interest from money market business *		-1,578		-2,483		-36.4%
Plus losses from negative interest from credit operations *		-10,529		-3,762		179.9%
Plus losses from negative interest from securities *		-4,015		-2,162		85.7%

Net interest income	8		79,551		81,694	-2.6%

Current income from investments in other unconsolidated companies *			2,983		3,412	-12.6%
Share of profit or loss of equity-accounted investments, net of tax	20		4,193		5,968	-29.7%
Net credit risk provisions	9		—		—	—
Fee and commission income	10	54,722		53,647		2.0%
Fee and commission expenses	10	-12,656		-12,665		-0.1%
Net fee and commission income	10		42,066		40,982	2.6%
Administrative expenses	11		-80,068		-82,142	-2.5%
Other operating income *	12	8,149		9,346		-12.8%
Other operating expenses *	12	-2,720		-2,928		-7.1%
Other operating income *	12		5,429		6,419	-15.4%

Operating profit			54,154		56,333	-3.9%
Net gain or loss on financial instruments *	13		-2,521		-1,961	28.5%

Profit before tax			51,634		54,373	-5.0%
Income tax	14		-11,771		-10,897	8.0%

Profit for the year			39,863		43,475	-8.3%

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Other comprehensive income

€ thousand	Notes	2017	2016 (adjusted) *	Change in %
Items that will not be reclassified into the income statement in future
Actuarial gains/losses from defined benefit plans	24	-119	-4,231	-97.2%
Equity-accounted investments -
Share of net other comprehensive income	20	105	-88	-218.8%
Tax effects	14	30	1,058	-97.2%

Total		15	-3,261	-100.5%
Items that will be reclassified into the income statement in future
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (available for sale)	18	24,898	—	100.0%
Tax effects	14	-6,225	—	100.0%

Total		18,674	—	100.0%
Net other comprehensive income after tax		18,689	-3,261	-673.0%

Total comprehensive income for the year		58,551	40,214	45.6%
Profit for the year
Attributable to owners of the parent		39,863	43,207	-7.7%
Attributable to non-controlling interests	19	—	268	-100.0%

		39,863	43,475	-8.3%
Breakdown of total comprehensive income
Attributable to owners of the parent		58,551	39,928	46.6%
Attributable to non-controlling interests	19	—	285	-100.0%

		58,551	40,214	45.6%

Earnings per share

	2017	2016
Total comprehensive income for the year attributable to owners of the parent, in € thousand	58,551	39,928
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	66.54	45.37

As in the previous year, there were no exercisable conversion or option rights at 31 December 2017. The diluted earnings per share correspond to the undiluted earnings per share.

Consolidated balance sheet of OeKB Group

Assets

€ thousand	Notes	31 Dec 2017	31 Dec 2016 (adjusted) *	Change in %
Cash and balances at central banks	15, 28	424,206	413,360	2.6%
Loans and advances to banks	16, 37	16,192,881	14,483,492	11.8%
Loans and advances to customers	16, 37	1,536,986	1,572,646	-2.3%
Allowance for impairment losses on loans and advances	17	—	—	—
Other financial assets	18, 37	3,036,328	3,039,350	-0.1%
Derivative financial instruments	36, 37	533,887	1,051,666	-49.2%
Guarantees pursuant to § 1(2b) AFFG	36, 37	4,095,741	5,683,157	-27.9%
Equity-accounted investments	20	66,843	67,743	-1.3%
Property, equipment and intangible assets	21	16,900	20,266	-16.6%
Current tax assets		10,668	4,018	165.5%
Deferred tax assets *	25	56,418	64,256	-12.2%
Other assets *		33,914	30,312	11.9%

Total assets *		26,004,771	26,430,269	-1.6%

Liabilities and equity

€ thousand	Notes	31 Dec 2017	31 Dec 2016 (adjusted) *	Change in %
Deposits from banks *	22, 37	425,088	909,475	-53.3%
Deposits from customers	22, 37	753,965	837,592	-10.0%
Debt securities in issue	23, 37	21,640,415	21,261,202	1.8%
Derivative financial instruments	36, 37	555,651	719,622	-22.8%
Provisions	24	145,508	148,722	-2.2%
Current tax liabilities		407	2,409	-83.1%
Other liabilities *		44,297	41,795	6.0%
EFS interest rate stabilisation provision	26	1,638,577	1,743,311	-6.0%
Equity	27	800,864	766,142	4.5%
Of which attributable to non-controlling interests	27	—	4,585	-100.0%

Total liabilities and equity *		26,004,771	26,430,269	-1.6%

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Consolidated statement of changes in equity of OeKB Group

The amounts of subscribed share capital and capital reserves shown in the following tables are the same as those reported in the separate financial statements of Oesterreichische Kontrollbank AG.

More information on equity is provided in Note 27.

Consolidated statement of changes in equity 2017

							Equity
						Available	attributable to
		Subscribed	Capital	Retained	IAS 19 -	for sale -	owners	Non-controlling
€ thousand	Notes	capital	reserves	earnings	Reserve *	Reserve	of the parent	interests	Total equity
As at 1 January 2017	19, 27	130,000	3,347	646,912	(18,702)	—	761,558	4,585	766,142
Profit for the year		—	—	39,863	—	—	39,863	—	39,863
Other comprehensive (expense)		—	—	—	15	18,674	18,689	—	18,689

Total comprehensive income for the year		—	—	39,863	15	18,674	58,551	—	58,551
Acquisition of non-controlling interests without change in control	19	—	—	776	—	—	776	(4,446)	(3,670)
Transactions with owners (dividends)	19, 27	—	—	(20,020)	—	—	(20,020)	(140)	(20,160)

As at 31 Dec 2017		130,000	3,347	667,531	(18,687)	18,674	800,864	—	800,864

Consolidated statement of changes in equity 2016

							Equity
						Available	attributable to
		Subscribed	Capital	Retained	IAS 19 -	for sale -	owners	Non-controlling
€ thousand	Notes	capital	reserves	earnings	Reserve *	Reserve	of the parent	interests	Total equity
As at 1 January 2016	19, 27	130,000	3,347	623,725	(15,423)	—	741,650	4,439	746,089
Profit for the year		—	—	43,207	—	—	43,207	268	43,475
Other comprehensive (expense)		—	—	—	(3,279)	—	(3,279)	17	(3,261)

Total comprehensive income for the year		—	—	43,207	(3,279)	—	39,928	285	40,214
Transactions with owners (dividends)	19, 27	—	—	(20,020)	—	—	(20,020)	(140)	(20,160)

As at 31 Dec 2016		130,000	3,347	646,912	(18,702)	—	761,558	4,585	766,142

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Consolidated statement of cash flows of OeKB Group

Further details on cash and cash equivalents and additional information on the cash flows are provided in Note 28.

Consolidated statement of cash flows of OeKB

		31 Dec 2016	31 Dec 2016
€ thousand	31 Dec 2017	(adjusted) *	(as reported)
Cash and cash equivalents at beginning of period	413,360	223,147	223,147
Net cash from operating activities *	30,745	614,890	71,723
Net cash from investing activities *	3,931	(404,517)	2,856,699
Net cash from financing activities *	(23,830)	(20,160)	(2,738,209)

Cash and cash equivalents at end of period	424,206	413,360	413,360

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

€ thousand	Notes	2017	2016 (adjusted) *	2016 (as reported)
Profit before tax		51,634	54,373	54,373
Non-cash items included in profit, and adjustments to reconcile profit with cash flows from operating activities
Depreciation on property and equipment	21	4,696	4,654	4,654
Amortisation on intangible assets	21	673	580	580
Changes in provisions *	24	(3,213)	3,566	69,922
Changes in the EFS interest rate stabilisation provision *	26	(104,734)	390,393	—
Changes in guarantees pursuant to § 1(2b) AFFG *	36	1,936,339	(355,090)	—
Gains/losses from the disposal/measurement of property and equipment		—	29	29
Net gain or loss from the fair value measurement of investments in other unconsolidated companies	18	(24,898)	—	—
Gains/losses from the disposal/measurement of investments in other unconsolidated companies *	13	2,021	2,095	2,041
Unrealised gains/losses from changes in the fair value of debt securities in issue and derivative financial instruments *	13	—	—	(284,025)
Unrealised gains/losses from foreign currency differences on financial instruments assigned to the Export Financing Scheme *	13	500	(135)	284,018
Other non-cash items		(198)	(235)	(362)
Changes in operating assets and liabilities after adjustment for non-cash components
Proceeds from the redemption of
Loans and advances to banks *	16	12,350,000	16,176,955	—
Loans and advances to customers *	16	1,007,288	1,101,325	—
Payments for the purchase of
Loans and advances to banks *	16	(14,060,444)	(12,826,561)	—
Loans and advances to customers *	16	(971,743)	(1,190,503)	—
Proceeds from
Deposits from banks *	22, 28	4,963,459	3,658,658	—
Deposits from customers *	22, 28	1,318,580	1,649,836	—
Debt securities in issue *	23, 28	20,523,447	17,506,622	—
Repayments from the redemption of
Deposits from banks *	22, 28	(5,447,887)	(3,872,564)	—
Deposits from customers *	22, 28	(1,402,207)	(1,566,771)	—
Debt securities in issue *	23, 28	(18,229,719)	(20,093,970)	—
Other assets from operating activities *		(548,232)	(2,441,243)	(2,796,292)
Other liabilities from operating activities *		(1,439,638)	2,324,365	2,648,275
Interest received *		280,428	288,419	291,831
Current income from investments in other unconsolidated companies *		2,983	3,412	—
Interest paid		(160,210)	(187,576)	(187,576)
Income tax paid		(18,180)	(15,744)	(15,744)

Net cash from operating activities		30,745	614,890	71,723

€ thousand	Notes	2017	2016 (adjusted) *	2016 (as reported)
Proceeds from the redemption and disposal of
Loans and advances to banks *	16	—	—	16,176,955
Loans and advances to customers *	16	—	—	1,101,325
Other financial assets	18	550,393	79,901	79,901
Property, equipment, and intangible assets	21	—	500	500
Payments for the purchase of
Loans and advances to banks *	16	—	—	(12,826,561)
Loans and advances to customers *	16	—	—	(1,190,503)
Other financial assets	18	(544,459)	(481,961)	(481,961)
Property, equipment, and intangible assets	21	(2,003)	(2,957)	(2,957)

Net cash from investing activities		3,931	(404,517)	2,856,699
Proceeds from
Deposits from banks *	22, 28	—	—	3,658,658
Deposits from customers *	22, 28	—	—	1,649,836
Debt securities in issue *	22, 28	—	—	17,506,622
Repayments from the redemption of
Deposits from banks *	22, 28	—	—	(3,872,564)
Deposits from customers *	22, 28	—	—	(1,566,771)
Debt securities in issue *	22, 28	—	—	(20,093,970)
Acquisition of non-controlling interests	28	(3,670)	—	—
Dividend payments *	27, 28	(20,160)	(20,160)	(20,020)

Net cash from financing activities		(23,830)	(20,160)	(2,738,209)

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Notes to the consolidated financial statements of OeKB Group

Recognition and measurement principles

Note 1 General information

Oesterreichische Kontrollbank AG (OeKB) is a special-purpose bank with its registered office in 1010 Vienna, Austria. The activities of OeKB Group consist largely of export services and capital market services.

Oesterreichische Kontrollbank Aktiengesellschaft, Vienna, is a public interest entity pursuant to § 43(1a) BWG in conjunction with § 189a 1 lit. a UGB.

Services for exporters

OeKB Group offers the Austrian export industry a wide range of hedging and financing options for its exports and investments abroad. Under the Export Financing Scheme, companies are provided with financing at attractive terms through their main banks. As an agent of the federal government, export guarantees and bill guarantees are issued in the name of the Republic of Austria. Credit lines for SMEs and the activities of the Austrian development bank round out the portfolio.

Services for the capital market

With a broad range of services for the capital market, OeKB Group covers numerous activities required before and after the purchase or sale of securities. For decades now, these services have benefited financial services providers, issuers, investors, and the Republic of Austria.

Legal basis for the export guarantee and the Export Financing Scheme

Liability according to the Austrian Export Guarantees Act (AusfFG)

According to the AusfFG, the Federal Minister of Finance is authorised to assume guarantees in the name of the Republic of Austria for the proper fulfilment of transactions by foreign counterparties and for the enforcement of the rights of export companies that directly or indirectly improve Austria’s current account. These transactions and rights relate to projects abroad – especially in the areas of environmental protection, waste disposal, and infrastructure – whose realisation by domestic or foreign companies is in Austria’s interests. According to § 7 AusfFG, the guarantee fee and all claims paid shall be collected by the agent of the federal government (OeKB) and credited regularly to an account of the federal government opened at the authorised agent of the federal government. Pursuant to § 8a AusfFG, OeKB will remain responsible for the processing of these export guarantees until the conclusion of an agency contract.

OeKB is entitled to an adequate fee for the administration of these export guarantees (shown in fee and commission income from export guarantees, Note 10).

The tasks of the Austrian development bank are specified in § 9 AusfFG. Oesterreichische Entwicklungsbank AG (100% subsidiary of OeKB) has been commissioned to fulfil these responsibilities. The guarantee fees paid to the Republic of Austria in connection with the financing arrangements provided by the development bank are reported under the fee and commission expenses (see Note 10).

The legal basis was extended by further five years to 31 December 2022 during the financial year.

Federal law on the financing of transactions and rights

(Export Financing Guarantees Act – AFFG)

Pursuant to § 1 AFFG, the Federal Minister of Finance is authorised until 31 December 2023 to issue guarantees in the name of the Republic of Austria for credit operations (bonds, loans, lines of credit, and other obligations) conducted by the authorised agent of the federal government pursuant to § 5(1) AusfFG (OeKB). The guarantees are issued:

•	to the benefit of the creditor of the agent authorised by the federal government (OeKB) for the fulfilment of its obligations under credit operations (§ 1[2a] AFFG);

•

to the benefit of the agent authorised by the federal government (OeKB) to guarantee a specific exchange rate between the euro and another currency (exchange rate risk) for the fulfilment of obligations under credit operations for the period of time during which the proceeds from the credit operation are used for financing in euros (§ 1[2b] AFFG).

The fee provisions for the issue of guarantees by the Republic of Austria pursuant to the AFFG specify a (minimum) guarantee fee that depends on the volume of the outstanding borrowings in the Export Financing Scheme. The guarantee fees are directly related to the debt securities issued by OeKB. For this reason, the expenses from the guarantee fees are reported under interest and similar expenses (see Note 8).

Material accounting policies

Pursuant to §§ 59a BWG and 245a UGB, Oesterreichische Kontrollbank AG, Vienna, prepared the consolidated financial statements for the year ending 31 December 2017 exclusively in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union.

These consolidated financial statements were prepared on the basis of the going concern principle.

In preparing these financial statements, OeKB Group applied all IFRS and IAS standards and interpretations of them by the International Financial Reporting Interpretations Committee (IFRIC, formerly Standard Interpretations Committee or SIC) that were mandatory at the balance sheet date. Uniform recognition and measurement methods are used throughout the Group.

The consolidated financial statements are presented in thousands of euros rounded to the nearest whole number. The euro is also OeKB Group’s functional currency. All amounts are indicated in thousands of euros unless specified otherwise. The tables may contain rounding differences.

OeKB Group follows the IFRS-based regulatory requirements (FIN-REP) in the presentation of the balance sheet. These requirements were introduced by the European Banking Authority (EBA) in 2014 and represent a mandatory regulatory framework to be applied by EU-based credit institutions. This harmonisation considerably increases the comparability of reports published by the regulator, by the investors, and by OeKB Group.

Special features of the Export Financing Scheme (EFS)

The purpose of the OeKB Export Financing Scheme is to refinance export loans (delivery, purchase, and investment financing and export acceptance credit and financing of domestic investments for exports) extended by the banks participating in the scheme (with OeKB refinancing bank lending to the customer) and to provide direct lending (debt restructuring agreements with state agencies, purchase of accounts receivable from predominantly public entities). The majority of the loans and advances to banks and customers and the other financial assets, the associated refinancing items (deposits from banks and debt securities in issue), derivative financial instruments held as hedging instruments, and guarantees pursuant to § 1(2b) AFFG are part of this scheme. The majority of the debt securities in issue feature a guarantee from the Republic of Austria pursuant to § 1(2a) AFFG.

The majority of loans and advances to banks and customers in the EFS feature a guarantee from the Republic of Austria pursuant to the AusfFG. Due to these guarantees, OeKB Group is not exposed to significant credit risk. For this reason, no loan loss provisions need to be formed in connection with the EFS. Because of the guarantees, the claims are subject to uniform conditions depending on the time at which they were concluded. These uniform interest rates, which are published on the OeKB web site, are derived from the OeKB’s credit spreads. The credit spreads of the OeKB are in turn dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG.

Exchange rate risks exist for the most part only in connection with short- and long-term debt securities issued for funding the EFS. These risks are largely secured by the exchange rate guarantees of the Republic of Austria pursuant to

§ 1(2b) AFFG on an individual transaction basis. OeKB thus does not bear any material exchange rate risk from the Export Financing Scheme. The foreign currency strategy is coordinated with the Federal Ministry of Finance (BMF) as part of an ongoing portfolio strategy. The calculation and settlement of these exchange rate positions is conducted in agreement with the Ministry of Finance for each individual transaction. In some cases, the transactions are refinanced in the same currency and the exchange rates that apply to maturing liabilities are immediately applied to newly issued debt. Because of the importance and relevance of this item for all parties, it is being reported in a separate item (guarantees pursuant to § 1(2b) AFFG).

The interest rate stabilisation provision for the Export Financing Scheme is based on the specific purpose of the EFS and the risk associated with this programme. It contains the surpluses from charged interest and the net gains or losses from the measurement of the financial instruments in the EFS at fair value. OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for financing the EFS as needed. This was implemented through the formation of the EFS interest rate stabilisation provision. The Supervisory Board also complies with this obligation by adopting annual motions to this end. The proceeds generated under the EFS cannot be accessed by the owners now or in future and may only be used by management for the purposes of the EFS. This provision reflects the fact that the proceeds from the EFS do not accrue to OeKB Group but are instead to be kept in the EFS for the covering of risks (including in relation to the obligation to continue operating in the event that the agency agreement pursuant to § 8a AusfFG is terminated).

Since the inception of the internationally unique Export Financing Scheme in 1960, the EFS interest rate stabilisation provision has been built up from the ongoing surpluses. This item also includes the result from foreign exchange differences and the result from changes in the fair value of financial instruments that are assigned to the EFS. This provision may only be used to lower the effective refinancing rate in subsequent years. The federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS. In coordination with the Federal Ministry of Finance, OeKB has decided to report this item separately due to its specific nature.

Changes in recognition and measurement methods

Aside from the new and changed accounting policies described below, these consolidated financial statements were prepared using the same recognition and measurement methods as were applied in the preparation of the consolidated financial statements for financial year 2016.

Consolidated statement of comprehensive income

Unlike in the previous year, the current income from investments in other unconsolidated companies was reported in a separate item on the consolidated statement of comprehensive income. This item was reported as part of the net interest income in 2016. The net interest income also includes the budget underruns from negative interest rates in the interest and similar income and the losses from negative interest rates in the interest and similar expenses. In the previous year, the budget underruns from negative interest rates were reported in the interest and similar expenses and the losses from negative interest rates in the interest and similar income. The adaptations can be seen in the following table. The Notes were adapted accordingly.

€ thousand	2016 (as reported)		2016 (adjusted)
Interest and similar income	245,844	237,437	242,432	348,945
Minus losses from negative interest from money market business	(2,483)		—
Plus budget underruns from negative interest from money market business	—		1,083
Minus losses from negative interest from credit operations	(3,762)		—
Minus losses from negative interest from securities	(2,162)		—
Plus budget underruns from negative interest from refinancing business	—		105,430
Interest and similar expenses	(258,844)	(152,330)	(258,844)	(267,251)
Minus budget underruns from negative interest from money market business	1,083		—
Plus losses from negative interest from money market business	—		(2,483)
Plus losses from negative interest from credit operations	—		(3,762)
Plus losses from negative interest from securities	—		(2,162)
Minus budget underruns from negative interest from refinancing business	105,430		—

Net interest income		85,106		81,694
Current income from investments in other unconsolidated companies		—		3,412

Net interest income and current income from investments in other unconsolidated companies		85,106		85,106

In the consolidated statement of comprehensive income, we broke the other operating income reported in the previous year down into other operating income and other operating expenses. The Notes were adapted accordingly.

The disclosures in the notes pertaining to the net gain or loss on financial instruments (Note 13) were adjusted in relation to the Export Financing Scheme in the financial year. The disclosures are now being made separately for the financial instruments that are assigned to the EFS and for the financial instruments that are not assigned to the EFS. The adaptations can be seen in the following table. The Notes were adapted accordingly.

Net gain or loss on financial instruments (overall)

€ thousand	2016 (as reported)	2016 (adjusted)	Changes
Net gain or loss from foreign exchange differences	(283,891)	135	284,025
Net gain or loss from fair value measurement	281,930	(2,095)	(284,025)

Net gain or loss on financial instruments	(1,961)	(1,961)	—

Net gain or loss from the fair value measurement of financial instruments

€ thousand	2016 (as reported)	2016 (adjusted)	Changes
Change in the fair value of the
Loans and advances to banks	—	(59,578)	(59,578)
Loans and advances to customers	—	(1)	(1)
Other financial assets	(2,095)	54,405	56,500
Derivative financial instruments	—	82,501	82,501
Guarantees pursuant to § 1(2b) AFFG	444,897	160,872	(284,025)
Fair value measurement of debt securities in issue and derivatives	177,817	—	(177,817)
Debt securities in issue	—	98,675	98,675

Change in the fair value	620,619	336,874	(283,745)
Transfer of the net gain or loss on financial instruments assigned to the EFS to the EFS interest rate stabilisation provision	(338,689)	(338,970)	(281)

Net gain or loss from the fair value measurement	281,930	(2,095)	(284,025)

Net gain or loss from the foreign exchange differences on financial instruments

€ thousand	2016 (as reported)	2016 (adjusted)	Changes
Foreign exchange differences from debt securities in issue and derivatives	(355,090)	—	355,090
Foreign exchange differences from other assets/liabilities	135	—	(135)
Gains from foreign exchange differences	—	152,347	152,347
Losses from foreign exchange differences	—	(507,302)	(507,302)

Subtotal	(354,956)	(354,956)	—
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	71,065	355,090	284,025

Net gain or loss from the foreign exchange differences	(283,891)	135	284,025
Net gain or loss on financial instruments (overall)	(1,961)	(1,961)	—

In the previous year, the fair value changes were reported for all financial instruments of the EFS in aggregate in the item ‘Fair value measurement of debt securities in issue and derivative financial instruments’. The changes in fair value are now assigned to the respective financial instruments. In addition, the foreign exchange differences are now reported in the gains and losses from exchange differences.

The change in foreign exchange differences on guarantees pursuant to § 1(2b) AFFG (€ 284,025 thousand) was allocated entirely to the fair value measurement of this item for the financial year, in line with the characteristics of this item.

Consolidated balance sheet

The Executive Board decided during the financial year to no longer report the fiduciary assets and liabilities that relate to the activities of the development bank on the balance sheet of OeKB Group (2016: € 94,661 thousand). This is primarily intended to provide the reader with a true and fair view of the asset position. When recognised for the first time, the Executive Board expected that these items would remain immaterial. However, the fiduciary intends to increase the volume of such business conducted through the development bank in future. The figures for the previous year were adjusted as shown in the following table.

The tax refund entitlements and payable taxes are netted on the balance sheet pursuant to IAS 12.74 because they are related to income taxes levied by the same tax authority. The figures for the previous year were adjusted as shown in the following table.

Assets

€ thousand	31 Dec 2016 (as reported)	31 Dec 2016 (adjusted)	Changes
Deferred tax assets	87,929	64,256	-23,674
Other assets	81,193	30,312	-50,882

Total assets	26,504,821	26,430,269	-74,556

Liabilities

	31 Dec 2016 (as reported)	31 Dec 2016 (adjusted)	Changes
Deposits from banks	865,694	909,475	43,780
Deferred tax liabilities	23,673	—	-23,673
Other liabilities	136,456	41,795	-94,662

Total liabilities	26,504,821	26,430,269	-74,556

Consolidated statement of changes in equity

The IAS 19 reserve is shown separately in the consolidated statement of changes in equity for better clarity; the figures for the previous year were adapted accordingly (2016: retained earnings € 628,210 thousand). The IAS 19 reserve contains the actuarial gains and losses of defined-benefit pension plans.

Consolidated statement of cash flows

The consolidated statement of cash flows provides clearer information about the cash flow from operating activities through the separate items pertaining to the Export Financing Scheme (change in the EFS interest rate stabilisation provision and the change in guarantees pursuant to § 1[2b] AFFG). In the previous year, the change in guarantees pursuant to § (2b) AFFG was included in the item ‘Unrealised gains/losses from foreign currency differences on financial instruments assigned to the Export Financing Scheme’. The proceeds from the redemption of loans and advances to banks and customers and the payments for the purchase of loans and advances to banks and customers were moved from the cash flow from investing activities to the cash flow from operating activities. Proceeds from deposits from banks and customers and from debt securities in issue and the redemption of deposits from banks and customers and of debt securities in issue were moved from the cash flow from financing activities to the cash flow from operating activities. The interest received contained the current income from investments in other unconsolidated companies. This is now shown in a separate item. In the cash flow from financing activities, the dividend payments to non-controlling interests were added to the dividend payments. The figures for the previous year were adjusted accordingly.

Segment information

The Export Services unit was restructured during the financial year, including the adaptation of the processes and management reporting. The operations of Oesterreichische Entwicklungsbank AG were moved from the Other Services segment to the Export Services segment. The current income from investments in other unconsolidated companies that are assigned to the Capital Market Services segment is now shown in this segment instead of in the Other Services segment. See also Note 6 – Segment information.

New standards and amendments to be applied for the first time in 2017

With regards to new or amended standards and interpretations, only those that are relevant for the business activities of OeKB Group are listed with explanations.

Standards and amendments to be applied for the first time in 2017		First-time application
IAS 7	Statement of Cash Flows – Disclosure Initiative	1 Jan 2017
IAS 12	Income Taxes – recognition of deferred tax assets for unrealised losses	1 Jan 2017
Amendments to IFRS 2014-2016	Annual improvements (2014–2016) – Amendments to IFRS 12	1 Jan 2017

IAS 7 Disclosure initiative for the cash flow statement

This change improves the information provided about changes in the company’s debt. The company discloses information about the changes in such debt and about equity transactions whose inflows and outflows are shown on the cash flow statement under the cash flow from financing activities. Associated financial assets are also included in the disclosures (such as assets from hedging transactions).

Inflows and outflows, changes stemming from the purchase or sale of companies, currency-based changes, changes in the fair values, and other changes must be reported.

The information is presented in the form of a reconciliation from the initial amount in the balance sheet to the final amount in the balance sheet.

OeKB Group presents the changes between the initial and final amounts of the relevant equity items in a reconciliation (see Note 28).

The two other standards have no effect on the consolidated financial statements of OeKB Group because there are no relevant transactions.

New standards and interpretations that are not yet being applied

A number of new standards and amendments to standards are to be applied in the first financial year beginning after 31 December 2017, though earlier application is possible. The Group did not apply the following new or amended standards earlier than required when preparing these consolidated financial statements.

IFRS 9 Financial Instruments

IFRS 9 specifies the requirements for the recognition and measurement of financial assets, financial liabilities, and some contracts for the purchase and sale of non-financial items. The standard must be applied retrospectively to financial years beginning on or after 1 January 2018 and replaces the provisions of IAS 39.

OeKB Group has applied IFRS 9 Financial Instruments retrospectively starting on 1 January 2018. The effect of all changes (changes relating to recognition and measurement and impairment based on the ECL) on the equity attributable to the owners of the parent (entirely in the retained earnings) as at 1 January 2018 is expected to be between minus € 6.0 and minus € 8.0 million. This changes the consolidated equity ratios (CET1 and T1) from 82.6% to around 81.8%. Because of the small extent of the effects, the regulatory option to recognise the effects from the switch from IAS 39 to IFRS 9 in the other comprehensive income distributed over a period of five years is not being used.

The new standard for financial instruments is broken down into three main topics that are described below, including their impact on the consolidated financial statements of OeKB Group.

Classification and measurement of financial instruments

Derivative financial instruments and equity instruments

Derivative financial instruments are still recognised at their fair values, and changes in value are recognised through profit or loss.

Equity instruments (such as stocks and shares in limited companies) are also still recognised at their fair values. If they are not held for trading purposes, there is an option to recognise the results from fair value measurement through profit or loss on the income statement or in other comprehensive income. OeKB decided to continue recognising the result from fair value measurement in other comprehensive income.

For this reason, the change to IFRS 9 is not expected to have any effects on this class.

Debt instruments

IFRS 9 contains a new classification and measurement approach for debt instruments that depends on the business model and the expected cash flows.

It distinguishes between three business models:

•	Hold to collect

Under this business model, financial instruments are held to maturity to generate interest and principal repayment. In OeKB Group, this model covers all loans and advances to banks and customers that fall under the Export Financing Scheme, loans to employees, and the other financial assets.

•	Hold to collect and sale

Under this model, financial instruments are both held to generate interest and principal repayment and also regularly sold to generate profits. OeKB Group has assigned the (investment) funds that are used to promote developing countries and the special purpose fund launched specifically for OeKB to this model. All of these funds are generally held on a long-term basis, but purchases and sales can be made when appropriate. An investment fund for which purchase and sale transactions can be conducted on a daily basis is also used in connection with USD liquidity management under the EFS.

•	Other business model

This is a group of other financial instruments that do not fall under the ‘hold to collect’ or ‘hold to collect and sale’ models. They contain no material financing component and are not intended for trading. The goal of these financial instruments is not to generate interest or to achieve profits from price fluctuations. They are solely needed for ongoing business operations and serve no other relevant purpose. The following positions are assigned to this model in OeKB Group:

•	Cash deposits at Oesterreichische Nationalbank – item ‘Cash and balances at central banks’

•	Loro, nostro, and giro accounts (current accounts) – contained in the items ‘Loans and advances to banks’ and ‘Loans and advances to customers’

•	Internal settlement accounts (such as in relation to the Federal Ministry of Finance) – contained in the item ‘Other assets’

•	Payment office claims – contained in the item ‘Loans and advances to banks’

•	Collateral – contained in the item ‘Loans and advances to banks’.

The recognition and measurement of financial instruments is also based on these three business models.

Under the ‘hold to collect’ model, the terms of the individual financial instrument must be assessed to determined whether they contain solely payment of principal and interest (SPPI). If the SPPI criterion is met, the contracts are recognised at amortised cost. Otherwise, they are recognised at fair value. In cases where recognition at amortised cost would lead to an accounting mismatch, an option for fair value recognition can be exercised.

The financial instruments issued by OeKB Group only contain payment of principal and interest. Our analysis of all contract terms for financial instruments revealed that they meet the SPPI criteria. Therefore, these are to be recognised at amortised cost in line with the previous recognition policy. The fair value option is exercised for the contracts hedged by derivative financial instruments, as was the case in the past. This does not change under IFRS 9. This means that the only change that results from this business model is a change in the recognition of financial instruments (securities) that were previously recognised at fair value through profit or loss based on the business model (management of the portfolio at market values). These financial instruments will be recognised at amortised cost in future. The effect of the change in the recognition and measurement rules is expected to be between minus € 6.0 and minus € 7.5 million in the item ‘Other financial assets’ and will reduce the retained earnings attributable to the owners of the parent. Because the change in the recognition of these financial instruments on the balance sheet from at fair value through profit or loss to at amortised cost was not yet completed on the reporting date, a range is indicated for the effect on the basis of the impact analyses that have been conducted.

Under the ‘hold to collect and sale’ model, financial instruments are generally recognised at fair value. The SPPI criterion is also taken into account here. When this criterion is met, the changes in value are recognised in other comprehensive income. If the SPPI criterion is not met, the changes in value are recognised at fair value through profit or loss. Because the (investment) funds of OeKB Group do not meet the SPPI criterion, these are recognised at fair value through profit or loss as before. This means that IFRS 9 will not result in any changes in this area.

The financial instruments that fall under the other business model are to be recognised at fair value through profit or loss. Because the net book value of these positions corresponds largely to the fair value because of their short-term nature and the low credit risk, none of these financial instruments are expected to have an an impact on the income statement.

Financial liabilities

As far as financial liabilities are concerned, IFRS 9 only contains one relevant change from IAS 39. For the liabilities measured at fair value, the part of the measurement that pertains to the own credit risk is no longer to be recognised through profit or loss on the income statement, but in other comprehensive income.

Because all results from the fair value measurement of financial instruments that fall under the Export Financing Scheme are reconciled in the EFS interest rate stabilisation provision item, this approach would lead to an accounting mismatch. For this reason, the exception allowed under IFRS 9.5.7.7 and IFRS 9.5.7.8 is used and the entire result from fair value measurement is still recognised through profit or loss on the income statement.

Recognition of impairment on financial assets

With the switch to IFRS 9, the previously used calculation of impairment in the case of objective evidence (incurred loss model) according to IAS 39 is no longer used. Now, a general impairment is recognised upon the first-time recognition of the financial assets on the basis of the expected credit loss model. Under this model, every debt instrument that is not recognised at fair value through profit or loss on the income statement is subject to an impairment charge according to the ECL model.

The amount of the impairment is determined using a dual approach that leads to one of the following calculation methods:

•	12-month expected credit loss (12M ECL): When the credit risk has not increased significantly since acquisition or when the credit risk is generally low (low credit risk exemption).

•

Lifetime expected credit loss (LT ECL): When the credit risk has increased significantly since addition or the financial instrument is already impaired on the reporting date or was already impaired upon acquisition (POCI: purchased or originated credit impaired).

Transfer logic

All financial instruments for which an expected credit loss must be calculated must be broken down into three levels:

•	Level 1: low credit risk

•	Level 2: significantly elevated credit risk

•	Level 3: default

The following transfer logic was chosen for this, with the level assignment (staging) always taking place before taking collateral into account:

Given that OeKB is exempt from the CRR and CRD in the Export Financing Scheme, which accounts for the majority of the financial instruments, because of its status as a special institution (see above) and because no losses have ever been incurred in this scheme, the low credit risk exemption is used. OeKB Group does not expect any significant increases in default risk in general when the financial instrument in question has a low credit risk on the reporting date as indicated by an investment grade rating.

The significance criterion for assignment to level 2 is a change in the lifetime probability of default, with the change in the default risk being neutralised through expiration in the comparison.

All financial instruments that were already impaired upon acquisition (POCI) are assigned to level 3.

For level 1 financial instruments, the impairment corresponds to the 12-month expected credit loss while it corresponds to the lifetime expected credit loss for level 2 and 3 financial instruments.

Expected credit loss

The expected credit loss is calculated in a similar manner as employed in the risk management system of OeKB Group, though some changes must be made to comply with the IFRS standard.

•	Probability of default (PD)

Unlike ICAAP, IFRS 9 requires point-in-time PDs (PIT PDs) for the entire maturity spectrum. To this end, portfolio-dependent factors are determined for the adjustment of the through-the-cycle PDs (TTC PDs) using econometric models that employ forward looking information (FLI). This maps the cumulated multi-year TTC PDs to PIT PDs, with a Bayesian approach being employed to ensure that the value range of very-long-term PDs is between 0 and 1. Portfolio-specific models that allow a multi-year projection of the portfolio PDs (usually for three years) by way of relevant macroeconomic indicators are created for the FLI adjustments. After the end of the concrete forecasting period, it is assumed that the PDs converge with the TTC PDs over the long term.

•	Loss given default (LGD)

Because of its business model, OeKB Group does not have sufficient data to derive a statistically significant LGD model, either for a 12-month LGD or for a lifetime LGD. For this reason, OeKB Group uses the following approach based on its ICAAP: The LGD for debt instruments with political and economic guarantees from the Republic of Austria is assumed to be 0% while the LGD for other debt instruments is generally assumed to be 65%. No collateral is taken into account by way of LGD aside from the guarantees pursuant to the AusfFG. Collateral relating to the export financing guarantee scheme is taken into account in the PD (multiple default model).

•	Exposure at default (EAD)

The majority of the transactions involve contractually agreed cash flows. This means that the future EADs are largely modelled based on the contractual terms. Credit conversion factors are estimated for framework agreements so that the expected credit loss corresponds to the actually expected defaults as closely as possible.

•	ECL results based on the data as at 31 December 2017

OeKB Group formed risk portfolios on the basis of the analysis in the implementation project. Because of the specific business model of OeKB Group and the extensive guarantees from the Republic of Austria, the ECL results will not be of any material significance. The calculation of the ECL as at 31 December 2017 is as follows:

•	12M ECL € 0.2 million (of which € 0.1 million through profit or loss in the EFS interest rate stabilisation provision)

•	LT ECL € 0.4 million (of which € 0.0 million through profit or loss in the EFS interest rate stabilisation provision)

This means that OeKB Group expects an effect of € 0.5 million from the switch to the ECL calculation.

Recognition of hedging relationships

The primary objective of the new regulations is to orient hedge accounting more closely towards the economic risk management of an enterprise. As before, companies must document the respective risk management strategy including the risk management objectives at the beginning of the hedging relationship, which means that the relationship between the underlying transaction and hedging instrument must meet the requirements of the risk management strategy in future. If the hedge ratio changes during a hedging relationship but the risk management objective for the hedging relationship does not, the hedge ratio must be adjusted (the hedging relationship must be rebalanced), and the hedging relationship may not be discontinued.

Unlike under IAS 39, it will not be possible to discontinue a hedging relationship at any time without reason under IFRS 9. A hedging relationship must be maintained for accounting purposes so long as the risk management objective documented for this hedging relationship has not changed and the other prerequisites for hedge accounting are met. In addition, IFRS 9 permits individual risk components to be viewed in isolation for non-financial underlying transactions in certain situations.

The requirements for proving the effectiveness of hedging relationships have changed. Under IAS 39, hedging relationships can only be recognised using hedge accounting when their effectiveness was demonstrable retrospectively and prospectively and was within a range of 80% to 125%. Under IFRS 9, the retrospective proof and the effectiveness range do not apply. Instead, enterprises must prove that there is an economic relationship between the hedged item and hedging instrument that leads to value changes that offset each other based on a (common) reference value or the hedged risk, but are not bound to quantitative limits in this. This proof can also be purely qualitative. However, the effects of credit risk must not dominate the value changes that result from the economic relationship.

OeKB Group does not use hedge accounting at this time, but the new provisions of IFRS 9 will make it easier to apply the hedge accounting rules in future. For this reason, the option is being exercised to not apply the new hedge accounting rules until the provisions for macro hedge accounting are finalised. This area will have no effects on the financial statements of OeKB Group.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 contains a comprehensive set of provisions for determining whether, in what amount, and at what point in time revenues will be realised. It replaces existing guidelines for recognising revenue, including IAS 18 Revenue, IAS 11 Construction Contracts, and IFRIC 13 Customer Loyalty Programmes.

In OeKB Group, the service period generally corresponds to the billing period. The OeKB processing fee (fee and commission income from export financing operations) is collected at the beginning of the contract term for a small number of export guarantee contracts pursuant to the AusfFG. This fee is recognised on an accrual basis.

OeKB Group is required to apply IFRS 15 starting on 1 January 2018, though the application of the new standard will have no effect on the consolidated financial statements of OeKB Group.

IFRS 16 Leasing

IFRS 16 introduces a uniform calculation model under which leasing agreements are to be recognised on the balance sheet of the lessee. A lessee recognises as leasing agreement as a right-of-use asset as well as a liability that represents its obligation to make lease payments. There are exceptions for short-term leases and leases covering low-value goods. The accounting rules for the lessor are comparable with the current standard, which means that the lessor still recognises leasing arrangements as finance or operating leases.

IFRS 16 replaces the existing guidelines for leasing arrangements including IAS 17 Leases, IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC-15 Operating Leases – Incentives and SIC-27 Evaluating the Substance of Transactions in the Legal Form of a Lease.

The standard is mandatory for financial years beginning on or after 1 January 2019. Early application is permissible for entities that apply IFRS 15 Revenue from Contracts with Customers at the time they apply IFRS 16 for the first time or before this point in time. The Group will not apply IFRS 16 early.

OeKB Group has concluded contracts that fall under IFRS 16 in connection with office space (rental agreements), vehicles, and photocopiers, though the majority of the contracts for photocopiers are below the materiality threshold. In accordance with the transition provisions, OeKB Group is considering only applying the provisions of IFRS 16 to new agreements or to changes to existing agreements after the first-time application of the standard.

The Group has begun evaluating the effects that the application of IFRS 16 could have on its consolidated financial statements, but cannot quantify these effects at this time. No decision has yet been made as to which transition method will be applied.

The following new or amended standards are not expected to have a material impact on the consolidated financial statements.

Amended standards and interpretations		EU adoption	Effective date
Amendment to IAS 40	Transfer of investment properties	open	1 Jan 2018
Amendment to IFRS 2	Classification and measurement of share-based payment Application of IFRS 9 Financial Instruments and	open	1 Jan 2018
Amendment to IFRS 4	IFRS 4 Insurance Contracts	applied	1 Jan 2018
Amendment to IFRS 15	Clarifications pertaining to IFRS 15	applied	1 Jan 2018
IFRIC 22	Foreign Currency Transactions and Advance Consideration	open	1 Jan 2018
Amendment to	Annual improvements (2014-2016) –
IFRS 2014-2016	Amendments to IFRS 1 and IAS 28	applied	1 Jan 2018
Amendment to IFRS 9	Financial assets with negative breakage costs	open	1 Jan 2019
Amendment to IAS 28	Non-current interests in associated companies or joint ventures	open	1 Jan 2019
IFRIC 23	Uncertainties regarding income tax treatment	open	1 Jan 2019
Amendment to	Annual improvements (2015-2017) –
IFRS 2015-2017	Amendment to IFRS 3, IFRS 11, IAS 12 and IAS 23	open	1 Jan 2019
IFRS 17	Insurance contracts	open	1 Jan 2021
IFRS 14	Regulatory deferred items	open	open
Amendment to	Sale or deposit of assets between an investor and
IFRS 10 and IAS 28	an associated company or joint venture	open	open

Uncertainty in judgements and assumptions

The preparation of consolidated financial statements in accordance with the IFRS requires the Executive Board to make judgements and assumptions about future developments that can have a material impact on the reported value of assets and liabilities, the disclosure of other obligations at the balance sheet date, and the reporting of earnings and expenses during the financial year.

The following assumptions entail a more than insignificant risk of substantial changes in asset values and liabilities in the coming financial year:

•	The parameters that are used for fair value measurement are based in part on forward-looking assumptions that may fluctuate. Note 5, 18, 37

•

Assumptions are made about the discount rate, retirement age, life expectancy, staff turnover, and future remuneration growth for the measurement of the existing pension and termination benefit obligations. Note 24

•	The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. Note 25

•	Assessment are made regularly as to whether obligations that are not reported on the balance sheet arising from guarantees and other commitments must be reported on the balance sheet. Note 32

The estimates and assumptions upon which they are based are assessed on a regular basis and conform with the respective standards. The estimates are based on past experience and other factors such as plans, likely developments stemming from current conditions, and projections of future events as at the reporting date. The actual values can deviate from the assumptions and estimates when the actual conditions develop differently than was expected on the reporting date. Changes are taken into account when they become evident at a later date, and the projections are adapted accordingly.

Note 2 Scope of consolidation

The following shows all companies that are included in the financial statements of OeKB Group. In addition to the parent company Oesterreichische Kontrollbank AG, the following companies are fully consolidated: Oesterreichische Entwicklungsbank AG, Vienna (OeEB), OeKB CSD GmbH, Vienna (OeKB CSD), and “Österreichischer Exportfonds” GmbH, Vienna (Exportfonds). There were no changes in the scope of consolidation compared with 2016.

Two companies were not consolidated (2016: 2) because they do not have a material influence on the asset, financial, or earnings position of the Group. The combined total assets of these two entities represent 0.02% of the Group’s consolidated total assets, and their combined profit for the year represents less than 0.10% of the Group’s consolidated profit for the year. A company in which OeKB holds a share of 20% was not included in the equity-accounted investments because its results do not have a material effect on the item ‘Share of profit or loss of equity-accounted investments, net of tax’ or on the item ‘Equity-accounted investments’.

Number of companies consolidated or held at cost

	31 Dec 2017	31 Dec 2016
Fully consolidated companies	3	3
Equity-accounted investments	2	2
Investments in unconsolidated subsidiaries (recognised at fair value, 2016 recognised at amortised cost)	2	2
Investments in other unconsolidated companies (recognised at fair value, 2016 recognised at amortised cost)	11	10

Total	18	17

Companies wholly or partly owned by OeKB

Company name and registered office	Banking Act Category		Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Segment structure [1]	Directly held	Indirectly held	in %	Reporting date of latest annual accounts	Balance sheet total as defined in the UGB, €‘000’	Equity as defined in sec. 224(3) of the UGB, €‘000’	Profit for the year, €‘000’
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	E	x		100.00%	31 Dec 2017	737,186	33,603	6,694
OeKB CSD GmbH, Vienna	CI	C	x		100.00%	31 Dec 2017	31,399	25,503	4,328
“Österreichischer Exportfonds” GmbH, Vienna	CI	E	x		100.00%	31 Dec 2017	1,145,168	14,704	1,299

Equity-accounted joint ventures
OeKB EH Beteiligungs- und Management AG, Vienna	OC	O	x		51.00%	31 Dec 2017	93,209	93,144	9,773
Acredia Versicherung AG, Vienna	OC	O		x	51.00%	31 Dec 2017	144,972	89,907	8,732
Acredia Services GmbH, Vienna	OC	O		x	51.00%	31 Dec 2017	13,225	12,062	2,198
PRISMA Risk Services D.O.O., Belgrade	OC	O		x	51.00%	31 Dec 2017	523	335	14
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	C	x		50.00%	31 Dec 2017	39,671	11,712	510

Unconsolidated subsidiaries, recognised at fair value
OeKB Business Services GmbH, Vienna	OC	O	x		100.00%	31 Dec 2017	1,275	1,197	41
OeKB Zentraleuropa Holding GmbH, Vienna	OC	O	x		100.00%	31 Dec 2017	4,541	4,541	—

Company name and registered office	Banking Act Category		Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Segment structure [1]	Directly held	Indirectly held	in %	Reporting date of latest annual accounts	Balance sheet total as defined in the UGB, €‘000’	Equity as defined in sec. 224(3) of the UGB, €‘000’	Profit for the year, €‘000’
Investments in other unconsolidated companies, recognised at fair value
AGCS Gas Clearing and Settlement AG, Vienna	OC	C	x		20.00%	31 Dec 2016	17,283	4,233	1,172
APCS Power Clearing and Settlement AG, Vienna	OC	C	x		17.00%	31 Dec 2016	40,720	3,702	1,037
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	C	x		18.50%	31 Dec 2016	3,852	2,715	1,915
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	C	x		12.60%	31 Dec 2016	445,992	5,860	814
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	C	x		8.06%	31 Dec 2016	5,648	2,765	347
CEESEG Aktiengesellschaft, Vienna	OC	C	x		6.60%	31 Dec 2016	380,186	374,173	42,973
“Garage Am Hof” Gesellschaft m.b.H., Vienna	OC	O	x		2.00%	31 Dec 2016	5,380	4,425	1,167
Einlagensicherung Austria GmbH, Vienna	OC	O	x		1.00%	[2]	[2]	[2]	[2]
Einlagensicherung der Banken und Bankiers Gesellschaft m.b.H., Vienna	OC	O	x		0.10%	31 Dec 2016	927	77	—
European Financing Partners S.A., Luxembourg	OC	E	x		7.63%	31 Dec 2016	147,691	149	(3)
Interact Climate Change Facility S.A., Luxembourg	OC	E	x		7.69%	31 Dec 2016	226,707	127	—

[1]	E = Export Services, C = Capital Market Services, O = Other Services
[2]	Newly established on 22 Dec 2017

No interests in investments other than subsidiaries and no interests in subsidiaries are listed on an exchange.

Note 3 Consolidation principles

The consolidation of the Group accounts involves capital consolidation, consolidation according to the equity method, debt consolidation, expense and income consolidation, and the elimination of intercompany profits. The fully consolidated companies and the equity-accounted companies all prepare their annual financial statements as at 31 December 2017.

The Group elected to exercise the option under IFRS 1 on the transition date of 1 January 2004, which means that the book values from first-time consolidation pursuant to UGB were used. This means that capital consolidation takes place according to the book value method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. As in previous periods, the provisions of IFRS 3 on business combinations were not yet applied in the reporting period as no relevant transactions occurred. Intercompany receivables and payables, intercompany expenses and income, and intercompany profits are eliminated unless they are immaterial.

Joint ventures are recognised according to the equity method. They are shown as ‘Equity-accounted investments’. In general, IFRS-compliant financial statements are used for the equity measurement. The annual results are obtained from the latest available annual separate financial statements and sub-groups’ consolidated financial statements, and the changes in equity are thus recognised in the year in which they occur. Dividends paid are eliminated. Profits for the year are shown in the consolidated statement of comprehensive income under ‘Share of profit or loss of equity-accounted investments, net of tax’. Shares in other comprehensive income are shown under ‘Equity-accounted investments – Share of net other comprehensive income’.

Note 4 Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated at the reference exchange rates of the European Central Bank at the balance sheet date (31 December 2017).

Indicative exchange rates at 31 December 2017

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.5346	AUD	0.8872	GBP	9.8403	NOK	4.5464	TRY
1.5039	CAD	9.3720	HKD	4.1770	PLN	1.1993	USD
1.1702	CHF	7.4400	HRK	4.6585	RON	14.8054	ZAR
25.5350	CZK	310.3300	HUF	69.3920	RUB
7.4449	DKK	135.0100	JPY	9.8438	SEK

Indicative exchange rates at 31 December 2016

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.4596	AUD	0.8562	GBP	9.0863	NOK	3.7072	TRY
1.4188	CAD	8.1751	HKD	4.4103	PLN	1.0541	USD
1.0739	CHF	7.5597	HRK	4.5390	RON	14.4570	ZAR
27.0210	CZK	309.8300	HUF	64.3000	RUB
7.4344	DKK	123.4000	JPY	9.5525	SEK

Note 5 Determining fair value

A number of accounting methods and disclosures of OeKB Group require the determination of the fair values of financial assets and liabilities. A valuation team consisting of members of the Accounting & Financial Control, Risk Controlling, and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the Executive Board.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the respective valuation team reviews the inputs obtained from the third parties, supporting the conclusion that such measurements meet the IFRS requirements including the level in the fair value hierarchy to which these measurements are to be classified.

Significant valuation results are reported to the Audit Committee.

OeKB Group uses available market data when possible to determine the fair values of assets and liabilities. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels in the fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets and liabilites.

•	Level 2: Valuation parameters other than quoted prices considered in Level 1 that can be observed for the asset or the debt directly (i.e. a price) or indirectly (i.e. a value derived from prices).

•	Level 3: Valuation parameters for assets and liabilities that are not based on observable market data.

For items repayable on demand, the fair value equals the book value; this applies to the cash and balances at central banks, financial assets, and financial liabilities.

Other financial assets are recognised at the fair value determined on the basis of quoted market prices or, in the case of the special purpose fund units, on the basis of the net asset values calculated in accordance with the Investment Fund Act (InvFG). The special purpose fund was launched solely for OeKB and is managed by OeKB as overall fund manager on the basis of a look-through approach. The fund portfolio consists primarily of financial instruments whose fair values are based on quoted prices. For this reason, the calculated value of the special purpose fund corresponds to its fair value. These financial instruments are assigned to Level 1 in the IFRS 13 fair value hierarchy.

The relevant market prices and interest rates observed at the balance sheet date and obtained from widely accepted external sources are used as far as possible as an initial parameter for determining the fair value of loans and advances to banks and customers, deposits from banks and customers, debt securities in issue, and derivative financial instruments designated as hedging instruments. The present value of the discounted contractual payment flows is calculated using this data. Financial instruments that are measured in this manner are assigned to Level 2 in the IFRS 13 fair value hierarchy.

•

The items ‘Loans and advances to banks’ and ‘Loans and advances to customers’ consist primarily of loans for which guarantees have been issued by the Republic of Austria pursuant to the AusfFG (see also Note 1). Because of the guarantees, the claims are subject to uniform conditions depending on the time at which they were concluded. These uniform interest rates, which are published on the OeKB web site, are derived from the OeKB’s credit spreads. The credit spreads of the OeKB are in turn dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG. In the valuation of these assets, the contractually agreed cash flows are therefore discounted using a yield curve that is observable on the market and adjusted by the credit spreads of the Austrian government (see also Note 1).

•

A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of deposits from banks and customers and of debt securities in issue. For this, the credit spreads observable for OeKB on the market at the valuation date are taken into account.

Derivative financial instruments held solely for hedging purposes are measured using a standard model. This model is based on the discounted cash flow method. Under this model, the fair value is determined by discounting the contractually agreed payment flows by the current swap curve including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debt valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Fair values at specific future points in time; calculated using a Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counterparty’s CDS spreads or the company’s own CDS spreads.

•	Loss given default: Estimate of the expected recovery in the case of counterparty default or own default.

The CVA value adjustment at the reporting date was € 0.3 million (2016: € 1.6 million), the DVA value adjustment was € 0.1 million (2016: € 0.6 million).

The fair value of the guarantees pursuant to § 1(2b) AFFG (see also Note 1) is based on all future interest and principal cash flows of the debt securities in issue with rate guarantees (ultimate obligations = after derivative financial instruments), which are issued in the currency of the financing and translated into euros at the rate guaranteed by the AFFG (taking the AFFG rate guarantee into account) as well as at the forward FX rate (without taking the AFFG rate guarantee into account). The difference between the euro amounts taking the AFFG rate guarantee into account and the euro amounts without taking the AFFG guarantee into account is calculated on a daily basis and represents the potential rate difference that is covered by the guarantee of the Republic of Austria (future decisions for the application of existing exchange rates to new liabilities are handled as new agreements). The fair value of the guarantee is calculated by discounting the previously calculated time series of the potential rate differences taking the refinancing spreads of the Republic of Austria into account and is recognised in the item ‘Guarantees pursuant to § 1(2b) AFFG’. As a hedging instrument, the guarantees function as currency-based derivative financial instruments. For the purposes of simplification, no CVA/DVA is taken into account in the fair value measurement because the rating of OeKB tracks the rating of the Republic of Austria, which effectively eliminates any CVA/DVA effects.

Financial instruments falling neither under Level 1 nor Level 2 must be assigned to a separate category (Level 3) within which the fair value is determined using special quantitative and qualitative information. OeKB Group recognises its investments in other unconsolidated companies at their fair values. The fair value of CEESEG AG was determined using the discounted cash flow method. The parameters used to determine the fair value and the sensitivity can be found in Note 18.

Responsibility for measuring financial instruments at fair value is separate from the trading units.

Reclassifications between levels in the fair value hierarchy are recognised at the end of the reporting period in which the change occurred. The investments in other unconsolidated companies were only restructured during the financial year. They were recognised at cost, as in previous years. They were measured at their fair values and reclassified to the category of available for sale due to improved information for determining the fair values (see Note 37). No reclassifications took place during the previous year.

Note 6 Segment information

The activities of OeKB Group are presented by business segment in the following. The delineation of these three segments—Export Services, Capital Market Services, and Other Services—is based on the business model, the internal control structure, and the additional internal financial reporting to the Executive Board as the chief operating decision-making body. The definition of these segments is regularly reviewed to allocate resources to the segments and judge their performance. Key figures are operating profit (in all segments), net interest income in Export Services, net fee and commission income in Capital Market Services, and profit after tax in the Other Services segment.

The Export Services unit was restructured during the financial year, including the adaptation of the processes and the additional management reporting. The operations of Oesterreichische Entwicklungsbank AG were moved from the Other Services segment to the Export Services segment. The Export Services segment covers now the Export Financing Scheme of OeKB, the operations of the “Österreichischer Exportfonds” GmbH and the Oesterreichische Entwicklungsbank AG, and the administration of guarantees of the Republic of Austria by OeKB as authorised agent pursuant to the Export Guarantees Act. Due to the legal basis for the EFS, the regional focus of OeKB Group’s business activities lies in Austria. If foreign banks fulfil the EFS criteria, they are eligible to participate in the scheme. To be eligible for financing, the goods deliveries or services in question must result in a direct or indirect improvement to Austria’s current account. For a regional breakdown, see Note 40.

The Capital Market Services segment covers all services of Oesterreichische Kontrollbank AG for the capital market (financial data, point of contact for the fund capital gains tax reporting service, notification office pursuant to the KMG, office for the issue of government bonds) and clearing services for the energy market as well as the operations of the interests in OeKB CSD GmbH and CCP.A. Starting in 2017, the current income from the investments in other unconsolidated companies is also assigned to the segment (moved from the Other Services segment) when the activities of the companies in question also fall under this segment.

The Other Services segment consists of the information and research services of OeKB, the proprietary trading portfolio, and the income from the investments in other unconsolidated companies that cannot be assigned to a different segment. The segment also contains the private credit insurance activities of OeKB Group.

We are presenting the adjusted figures for the previous year and the reported figures for the previous year below for a better understanding of the changes made during the financial year.

As in the previous year, in the Export Services segment was again an important customer of OeKB Group. This important customer accounted for € 33.8 million (2016: € 135.0 million) in interest and similar income. The year-on-year change is primarily the result of breakage costs due to early loan repayments by customers.

Segment performance in 2017

Results by business segment in 2017

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	179,447	(116)	4,768	184,100
Interest and similar expenses	(104,896)	0	348	(104,548)

Net interest income	74,551	(116)	5,116	79,551
Current income from investments in other unconsolidated companies	—	2,699	284	2,983
Share of profit or loss of equity-accounted investments, net of tax	—	255	4,042	4,297
Net credit risk provisions	—	—	—	—
Fee and commission income	20,268	33,728	726	54,722
Fee and commission expenses	(11,063)	(1,493)	(100)	(12,656)

Net fee and commission income	9,205	32,235	626	42,066
Administrative expenses	(46,985)	(25,740)	(7,462)	(80,187)
Other operating income	(1,126)	806	5,749	5,429

Operating profit	35,644	10,139	8,356	54,140
Net gain or loss on financial instruments	(414)	(3)	(2,104)	(2,521)

Profit before tax	35,230	10,136	6,253	51,619
Income tax	(8,741)	(2,455)	(545)	(11,741)

Profit of the reportable segments	26,489	7,681	5,708	39,878
Attributable to non-controlling interests	—	—	—	—
Profit for the year attributable to owners of the parent	26,489	7,681	5,708	39,878
Segment assets	24,968,585	58,837	977,349	26,004,771
Segment liabilities	24,879,910	49,068	274,928	25,203,907

Reconciliation of the information on reportable Group segments for 2017	€ thousand
Profit of the reportable segments	39,878
Reconciliation amounts
Share of profit or loss of equity-accounted investments, net of tax	(105)
Actuarial gains/losses on defined benefit plans	119
Tax effects stemming from actuarial gains/losses	(30)

Profit for the year according to the income statement	39,863

The presentation of the following information in the segment information differs from the income statement due to the operational perspective:

Net interest income: Losses from negative interest rates are shown in the interest and similar income and budget underruns from negative interest rates are shown in the interest and similar expenses.

Share of profit or loss of equity-accounted investments, net of tax: The share of other comprehensive income of equity-accounted investments is shown in the profit for the year.

Administrative expenses: Actuarial gains and losses pursuant to IAS 19 are presented as an element of staff costs within administrative expenses.

Income taxes: The tax effects from items that will not be reclassified into the income statement in future are also included in the income taxes of reportable segments.

Results by business segment in 2016 (adjusted) *

€ thousand	Export Services *	Capital Market Services *	Other Services *	Total
Interest and similar income	228,869	(94)	5,250	234,025
Interest and similar expenses	(152,677)	0	347	(152,330)

Net interest income *	76,191	(94)	5,597	81,694
Current income from investments in other unconsolidated companies *	—	3,192	220	3,412
Share of profit or loss of equity-accounted investments, net of tax	—	(66)	5,946	5,880
Net credit risk provisions	—	—	—	—
Fee and commission income	21,270	31,741	637	53,647
Fee and commission expenses	(11,109)	(1,546)	(10)	(12,665)

Net fee and commission income	10,161	30,195	626	40,982
Administrative expenses	(44,291)	(26,491)	(15,592)	(86,372)
Other operating income	(895)	(73)	7,387	6,419

Operating profit	41,166	6,663	4,184	52,014
Net gain or loss on financial instruments	3	8	(1,972)	(1,961)

Profit before tax	41,169	6,671	2,213	50,054
Income tax	(9,659)	(1,697)	1,516	(9,839)

Profit of the reportable segments	31,510	4,975	3,729	40,214
Attributable to non-controlling interests	285	—	—	285
Profit for the year attributable to owners of the parent	31,225	4,975	3,729	39,928
Segment assets *	26,057,713	31,197	341,359	26,430,269
Segment liabilities *	25,370,544	4,477	339,971	25,714,993

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Reconciliation of the information on reportable Group segments for 2016	€ thousand
Profit of the reportable segments	40,214
Reconciliation amounts
Share of profit or loss of equity-accounted investments, net of tax	88
Actuarial gains/losses on defined benefit plans	4,231
Tax effects stemming from actuarial gains/losses	(1,058)

Profit for the year according to the income statement	43,475

Amounts charged for intersegmental services represent services rendered, which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and consolidated statement of comprehensive income is necessary because the consolidation items are assigned directly to the segments.

Results by business segment in 2016 (adjusted) * In the segment structure of the previous year

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	202,102	(94)	26,016	234,025
Interest and similar expenses	(151,877)	0	(453)	(152,330)

Net interest income *	50,225	(94)	31,564	81,694
Current income from investments in other unconsolidated companies *	—	—	3,412	3,412
Share of profit or loss of equity-accounted investments, net of tax	—	(66)	5,946	5,880
Net credit risk provisions	—	—	—	—
Fee and commission income	15,305	31,741	6,602	53,647
Fee and commission expenses	(1,492)	(1,546)	(9,627)	(12,665)

Net fee and commission income	13,812	30,195	(3,025)	40,982
Administrative expenses	(39,697)	(26,491)	(20,186)	(86,372)
Other operating income	(962)	(73)	7,454	6,419

Operating profit	23,379	3,470	25,165	52,014
Net gain or loss on financial instruments	(72)	8	(1,897)	(1,961)

Profit before tax	23,307	3,478	23,268	50,054
Income tax	(5,831)	(886)	(3,122)	(9,839)

Profit of the reportable segments	17,476	2,592	20,146	40,214
Attributable to non-controlling interests	285	—	—	285
Profit for the year attributable to owners of the parent	17,191	2,592	20,146	39,928
Segment assets *	25,250,750	31,197	1,148,322	26,430,269
Segment liabilities *	25,182,181	4,477	528,334	25,714,993

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Reconciliation of the information on reportable Group segments for 2016	€ thousand
Profit of the reportable segments	40,214
Reconciliation amounts
Share of profit or loss of equity-accounted investments, net of tax	88
Actuarial gains/losses on defined benefit plans	4,231
Tax effects stemming from actuarial gains/losses	(1,058)

Profit for the year according to the income statement	43,475

Notes on the consolidated statement of comprehensive income of OeKB Group

Note 7 Consolidated statement of comprehensive income

Income and expenses are recognised as they accrue. Interest income is recognised on an accrual basis using the effective interest method. Dividend income is recognised at the time of the decision to pay the dividend.

Gains and losses are influenced by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate fluctuation, and derecognition.

Note 8 Net interest income

€ thousand	Amortised cost 2017	Fair value option 2017	FVTPL 2017	Total 2017	Amortised cost 2016	Fair value option 2016	FVTPL 2016	Total 2016
Money market instruments	4,567	—	—	4,567	4,332	—	—	4,332
Credit operations	164,135	2,317	—	166,452	269,151	11,094	—	280,245
Securities	—	—	10,851	10,851	—	—	10,361	10,361
Debt securities in issue	—	109,883	—	109,883	—	105,430	—	105,430

€ thousand	Amortised cost 2017	Fair value option 2017	FVTPL 2017	Total 2017	Amortised cost 2016	Fair value option 2016	FVTPL 2016	Total 2016
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	20,022	283	—	20,305	(49,387)	(2,036)	—	(51,423)

Interest and similar income	188,724	112,483	10,851	312,058	224,096	114,488	10,361	348,945
Money market instruments	(6,037)	—	—	(6,037)	(6,241)	—	—	(6,241)
Credit operations	(8,377)	(2,152)	—	(10,529)	(3,746)	(16)	—	(3,762)
Securities	—	—	(4,015)	(4,015)	—	—	(2,162)	(2,162)
Debt securities in issue	(79,418)	(42,169)	—	(121,587)	(94,451)	(94,123)	—	(188,574)
Guarantee fees relating to debt securities in issue for guarantees pursuant to § 1(2) AFFG (see also Note 1)	(25,800)	(64,539)	—	(90,339)	(21,054)	(45,458)	—	(66,512)

Interest and similar expenses	(119,632)	(108,860)	(4,015)	(232,507)	(125,492)	(139,597)	(2,162)	(267,251)

Net interest income	69,092	3,623	6,836	79,551	98,604	(25,109)	8,199	81,694

The net interest income for the financial year includes the budget underruns from negative interest rates in the interest and similar income and the losses from negative interest rates in the interest and similar expenses. In the previous year, the budget underruns from negative interest rates were reported in the interest and similar expenses and the losses from negative interest rates in the interest and similar income. The Notes were adapted accordingly. See also Note 1 – Changes in recognition and measurement methods.

Note 9 Net credit risk provisions

No credit risk provisions were formed in financial year 2017, as was the case in 2016.

Note 10 Net fee and commission income

Net fee and commission income

€ thousand	2017	2016
Income from credit operations	4,940	5,104
Expenses from credit operations	(10,876)	(10,976)

Credit operations	(5,936)	(5,872)
Income from securities services	30,403	28,838
Expenses from securities services	(1,643)	(1,126)

Securities services	28,760	27,712
Income from export guarantees	13,799	14,968
Expenses from export guarantees	—	—

Export guarantees	13,799	14,968
Income from energy clearing	2,688	2,628
Expenses from energy clearing	—	—

Energy clearing	2,688	2,628
Income from other services	2,891	2,110
Expenses from other services	(137)	(563)

Other services	2,754	1,547

Net fee and commission income	42,066	40,982
Of which income	54,722	53,647
Of which expenses	(12,656)	(12,665)

The fee and commission income from credit operations results primarily from the activities of the development bank and the servicing of the development aid loans of the Republic of Austria. Fee and commission expenses from credit operations result primarily from the guarantee fees paid to the Republic of Austria pursuant to the AusfFG in connection with the operations of the development bank. The Republic of Austria assumes the default risk for these transactions under these guarantees. The income and expenses stem entirely from financial instruments that are measured at amortised cost.

The net fee and commission income from securities services results from the services rendered by OeKB Group for the Austrian capital market. These services pertain primarily to securities account management and the acquisition of securities transactions as well as the servicing of government bond auctions, the management of the technical infrastructure for legally required reporting relating to securities, the assignment of ISIN codes for Austrian securities, and the securities data service for master and maturity data.

The export guarantee activities represent services provided by OeKB on behalf of the Republic of Austria (see also Note 1). The processing fees charged by OeKB are based on the guarantee fees collected for the Republic of Austria. The processing fee is recognised on an accrual basis.

OeKB offers energy clearing services in connection with credit rating services, financial clearing, and risk management as a central and independent provider.

The net fee and commission income from the Other Services operations are primarily the result of collected account management fees and the remuneration for the fiduciary services relating to the development aid measures of the Republic of Austria (see also Note 34).

Note 11 Administrative expenses

€ thousand	2017	2016
Salaries	(36,832)	(39,720)
Social security costs	(8,698)	(9,164)
Pension and other employee benefit costs	(6,032)	(6,673)

Staff costs	(51,563)	(55,557)
Other administrative expenses	(23,137)	(21,350)
Depreciation, amortisation and impairment of property, equipment, and intangible assets	(5,369)	(5,234)

Administrative expenses	(80,068)	(82,142)

The decline in salaries resulted mostly from a one-off effect in the amount of € 3.4 million in the previous year stemming from a generation management measure. The increase in other administrative expenses resulted from higher project expenses relating to the restructuring of the Export Services segment and to the establishment of a group-wide digital financial architecture (BCBS 239 and IFRS 9).

Expenses for the auditor and affiliated companies

€ thousand	2017	2016
Audit of the consolidated and separate annual financial statements	(390)	(443)
Audit-related activities	(137)	(353)

Expenses for the auditor	(527)	(796)
Tax consulting	(54)	(96)
Other consulting	(358)	(81)

Expenses for companies affiliated with the auditor	(412)	(177)

The audit-related activities pertain to expenses from the issuance activities of OeKB. The increase in other consulting expenses resulted from the project for the implementation of IFRS 9.

Note 12 Other operating income

The item ‘Other operating income’ relates largely to service fees received by OeKB for providing outsourced services (such as accounting and financial control, information technology, human resources, internal auditing, and other services) and income from the rental of business space. The other operating expenses relate mainly to the bank stability tax paid to the Austrian fiscal authorities.

Note 13 Net gain or loss on financial instruments

Net gain or loss from the fair value measurement of financial instruments in 2017

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Amortised cost	Total	Total 2017
Change in the fair value of the
Loans and advances to banks	5,077			5,077			—	5,077
Loans and advances to customers				—		(1)	(1)	(1)
Other financial assets		(49,251)		(49,251)	(2,020)		(2,020)	(51,271)
Derivative financial instruments			(353,808)	(353,808)			—	(353,808)
Guarantees pursuant to § 1(2b) AFFG			348,923	348,923			—	348,923
Debt securities in issue	(35,370)			(35,370)			—	(35,370)

Change in the fair value	(30,293)	(49,251)	(4,885)	(84,429)	(2,020)	(1)	(2,021)	(86,450)
Transfer of the net gain or loss on financial instruments assigned to the EFS to the EFS interest rate stabilisation provision	30,293	49,250	4,886	84,429	—	—	—	84,429

Net gain or loss from fair value measurement	—	—	—	—	(2,020)	(1)	(2,021)	(2,021)
Net gain or loss from foreign exchange differences				198			(698)	(500)
Net gain or loss from fair value measurement				—			(2,021)	(2,021)

Net gain or loss on financial instruments				198		—	(2,719)	(2,521)

The share of the changes in the fair value of loans and advances to banks that stems from changes in the default risk came to € 2.2 million in the period and to minus € 9.5 million in total.

The share of the changes in the fair value of debt securities in issue that stems from changes in the default risk came to € 49.1 million in the period and to minus € 15.9 million in total.

Net gain or loss from foreign exchange differences on financial instruments in 2017

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2017
Gains from foreign exchange differences	1,958,263	91,578	2,049,841
Losses from foreign exchange differences	(21,725)	(92,276)	(114,002)

Subtotal	1,936,537	(698)	1,935,839
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	(1,936,339)	—	(1,936,339)

Net gain or loss from foreign exchange differences	198	(698)	(500)

The result from foreign exchange differences arose predominantly from the changes in the USD and CHF exchange rates. Because the exchange rates are hedged with guarantees pursuant to § 1(2b) AFFG, they are largely offset through the foreign exchange differences.

Net gain or loss from the fair value measurement of financial instruments in 2016

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Amortised cost	Total	Total 2016
Change in the fair value of the
Loans and advances to banks	(59,578)			(59,578)			—	(59,578)
Loans and advances to customers				—		(1)	(1)	(1)
Other financial assets		56,499		56,499	(2,095)		(2,095)	54,405
Derivative financial instruments			82,501	82,501			—	82,501

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Amortised cost	Total	Total 2016
Guarantees pursuant to § 1(2b) AFFG *			160,872	160,872			—	160,872
Debt securities in issue	98,675			98,675			—	98,675

Change in the fair value	39,097	56,499	243,373	338,970	(2,095)	(1)	(2,095)	336,874
Transfer of the net gain or loss on financial instruments assigned to the EFS to the EFS interest rate stabilisation provision	(39,097)	(56,499)	(243,373)	(338,970)	—		—	(338,970)

Net gain or loss from fair value measurement	—	—	—	—	(2,095)	(1)	(2,095)	(2,095)
Net gain or loss from foreign exchange differences				(77)			212	135
Net gain or loss from fair value measurement				—			(2,095)	(2,095)

Net gain or loss on financial instruments				(77)			(1,884)	(1,961)

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Net gain or loss from foreign exchange differences on financial instruments in 2016

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2016
Gains from foreign exchange differences	38,900	113,446	152,347
Losses from foreign exchange differences	(394,068)	(113,234)	(507,302)

Subtotal	(355,167)	212	(354,956)
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	355,090	—	355,090

Net gain or loss from foreign exchange differences	(77)	212	135

Note 14 Income taxes

Income taxes are recognised and calculated in accordance with IAS 12. Current income tax assets and liabilities are determined on the basis of the local tax rates. Deferred taxes are calculated using the liability concept. Under this approach, the book values of the assets and liabilities in the IFRS balance sheet are compared with the respective values that are relevant for the taxation of the respective Group company. Differences in these values lead to temporary differences that are recognised as deferred tax assets or liabilities (see also Note 25).

Tax recognised in profit or loss

€ thousand	2017	2016
Current year	(10,221)	(16,806)
Adjustment for previous years	94	5

Total current tax expenses	(10,127)	(16,801)
Change in recognised deductible temporary differences	(1,644)	5,904

Net deferred taxes/tax income	(1,644)	5,904

Income tax	(11,771)	(10,897)

Tax recognised in other comprehensive income

€ thousand	2017	2016
Actuarial gains/losses on defined benefit plans	30	(1,058)
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (available for sale)	(6,225)	—

Total	(6,195)	(1,058)

Change in deferred taxes

€ thousand	2017	2016
Change in deferred taxes on the income statement	(1,644)	5,904
Change in deferred taxes in other comprehensive income	(6,195)	(1,058)

Total	(7,839)	4,846

The actual taxes are calculated on the tax base for the financial year at the local tax rates applicable to the respective Group company.

The taxation at the standard local rates is reconciled with the reported actual income taxes in the following table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors including interpretations of tax law and previous experience.

Effective tax rate reconciliation

€ thousand	2017		2016
Profit before tax	51,634	100.0%	54,373	100.0%
Tax expenses at the domestic tax rate of the company	(12,908)	-25.0%	(13,593)	-25.0%
Non-deductible expenses	(429)	-0.8%	(188)	-0.4%
Tax-exempt income	1,794	3.5%	2,806	3.4%
Change in recognised deductible temporary differences	(115)	-0.2%	83	0.5%
Ineligible input taxes	(19)	0.0%	—	—
Income tax payments for previous years	(94)	-0.2%	(5)	0.0%

Total	(11,771)	-22.8%	(10,897)	-21.3%

Notes on the consolidated balance sheet of OeKB Group

Note 15 Cash and balances at central banks

This item consists of cash on hand and claims against central banks (deposits) that are payable on demand. This means unlimited availability without prior notice or availability with a period of notice of no more than one business day or 24 hours. The required minimum reserves are also reported in this item.

Note 16 Loans and advances to banks and customers

Loans and advances to banks and customers that are originated by the Group are recognised at their amortised cost before deduction of impairment losses. Individual allowances for impairment losses are recognised for identifiable del credere risks.

Impairment losses are not deducted from the corresponding loans and advances but are disclosed in the balance sheet as a separate item. Because of the business model of OeKB, a large portion of the assets is contained in the items ‘Loans and advances to banks’ and ‘Loans and advances to customers’. The majority of these assets, which can be attributed to the EFS, feature guarantees from the Republic of Austria pursuant to the AusfFG, which means that no credit risk provisions need to be formed (see also Note 1 and 17).

The fair value option is exercised in cases where hedging transactions are concluded to protect against interest rate and currency risks to avoid an accounting mismatch. They are thus measured at fair value through profit or loss.

Interest income is recognised in the item ‘Interest and similar income’ on the income statement while losses from negative interest rates are recognised in the item ‘Interest and similar expenses’.

The breakdown by rating category is presented in Note 40.

Loans and advances to banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016
Domestic banks	7,380	5,694	14,576,877	12,975,016	14,584,257	12,980,710
Foreign banks	199,819	19,550	1,408,804	1,483,232	1,608,623	1,502,782

Loans and advances to banks	207,200	25,244	15,985,681	14,458,248	16,192,881	14,483,492
Of which at amortised cost					15,494,455	14,394,447
Of which at fair value option					698,426	89,045

Newly originated loans and advances to banks in the financial year were hedged against interest rate and currency risk. Because of this, the share of loans and advances to banks for which the fair value option has been exercised rose in annual comparison.

Loans and advances to customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016
States or government-affiliated organisations	1,539	2,326	215,357	243,278	216,895	245,603
Other	1,102,538	1,117,188	217,553	209,855	1,320,091	1,327,043

Loans and advances to customers	1,104,077	1,119,514	432,909	453,132	1,536,986	1,572,646
Of which at amortised cost					1,536,986	1,572,646
Of which at fair value option					—	—

Note 17 Risk provisions

The provisions for risks from credit operations cover impairment losses (for finance loans) and provisions (for guaranteed loans) for incurred losses. OeKB Group employs a rating assessment system and an internal rating process for the purposes of credit risk management. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies (Standard & Poor’s, Moody’s) and on internal ratings. Credit ratings are monitored on an ongoing basis. As a result, all loans and advances to banks and customers, the other financial assets, and the off-balance-sheet transactions can be broken down entirely by rating and collateralisation. The majority of loans and advances to banks and customers is assigned to the EFS described in Note 1. No losses have been incurred in this business model since its inception.

OeKB Group forms loan loss provisions when there is objective evidence on the reporting date that an individual financial asset or group of financial assets is impaired. Objective evidence of the impairment of a financial asset or group of financial assets includes observable data on the following events that is gathered by OeKB Group:

•	Substantial financial difficulties of the issuer or debtor;

•	A breach of contract such as a default or late interest or principal payments;

•	Concessions granted to the borrower for economic or legal reasons relating to financial difficulties that would otherwise not have been granted;

•	The increased probability that the borrower will become insolvent or will be subject to other restructuring measures;

•	The disappearance of an active market for the financial assets caused by financial difficulties;

•

Observable data that point to a measurable decrease in the expected future cash flows from a group of financial assets since their first-time recognition, even if the reduction cannot yet be assigned to the individual assets of the group.

There was no evidence on the reporting date that there are impaired financial assets or groups of financial assets. There was also no such evidence of impairment on the previous reporting date.

Note 18 Other financial assets

This item includes all fixed-income and variable-income securities and the investments in unconsolidated subsidiaries and other companies.

The bonds and other fixed-income securities as well as equity shares and other variable-income securities are recognised at fair value through profit or loss in accordance with the business model. The business model of the investment portfolio calls for assuming long-term positions in bonds and investment funds. The portfolio is managed on the basis of market values. OeKB Group measures these securities at fair value. Changes in the fair value are recognised in the item ‘Net gain or loss on financial instruments’ on the income statement. Current income is recognised in the item ‘Interest and similar income’. Any losses from negative interest rates are recognised in the item ‘Interest and similar expenses’. OeKB Group has no trading portfolio.

It was possible to collect improved information for the investments in other unconsolidated companies which now allows the calculation of a reliable fair value. OeKB Group measures these shareholdings as available for sale. Changes in the fair value are recognised in the item ‘Net gain or loss on the fair value measurement of investments in other unconsolidated companies (available for sale)’ in other comprehensive income. Current income is recognised in the item ‘Current income from investments in other unconsolidated companies’ on the income statement.

Other financial assets

€ thousand	31 Dec 2017	31 Dec 2016
Treasury bills and similar securities	1,620,716	1,715,728
Fixed-income securities from public-sector issuers	1,522	—
Bonds	918,848	887,994

Bonds and other fixed-income securities	2,541,086	2,603,721
Of which listed bonds	2,541,086	2,603,721
Equity shares	—	—
Investment certificates	460,793	426,078

Equity shares and other variable-income securities	460,793	426,078
Of which listed equity shares and other variable-income securities	168	182
Investments in unconsolidated subsidiaries	5,738	1,536
Investments in other unconsolidated companies	28,712	8,015

Subtotal	34,450	9,551

Total other financial assets	3,036,328	3,039,350
Of which at fair value through profit or loss	3,001,878	3,029,799
Of which acquisition costs	—	9,551
Of which fair value in other comprehensive income	34,450	—

Of the bonds and other fixed-income securities, € 38.4 million will come due in the following year (2016: € 145.5 million).

The investments in other unconsolidated companies include CEESEG Aktiengesellschaft (CEESEG) at € 25,652 thousand. CEESEG is a holding company with shares in Wiener Börse AG, Vienna, (the Vienna Stock Exchange) and Burza cenných papírů Praha, a.s., Prague (the Prague Stock Exchange). The recognised value of CEESEG is based on a valuation conducted on 31 December 2017 using the discounted cash flow method. The most important assumptions in the valuation were:

	Vienna Stock Exchange	Prague Stock Exchange
Free cash flows	4 years	4 years
WACC	8.40%	8.82%

Sensitivity analyses

€ thousand	Vienna Stock Exchange	Prague Stock Exchange
Change in WACC (WACC increases)	1.00%	1.00%
Change in the total value (fair value) of CEESEG		(44,004)
Effect on the fair value of OeKB Group in CEESEG		(2,904)

Note 19 Acquisition of non-controlling interests

With effect of 31 December 2017, OeKB acquired the remaining 30% of the export fund from the Austrian Federal Economic Chamber (WKÖ), and now holds 100% of the company.

Acquisition of non-controlling interests

€ thousand	2017
Net assets at the time of acquisition	14,817
Non-controlling interest	30%

Net book value of the non-controlling interests	4,446
Purchase price paid for the non-controlling interests	3,670

Increase in the equity of the owners of the parent	776

The purchase of the shares increased the retained earnings in the equity of the owners of the parent by € 0.8 million.

Note 20 Equity-accounted investments

Changes in equity-accounted investments

€ thousand	2017	2016
OeKB EH Beteiligungs- und Management AG, Vienna	60,986	62,142
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	5,856	5,601

Equity-accounted investments	66,843	67,743

Net profit or loss of equity-accounted investments

Income statement

€ thousand	2017	2016
OeKB EH Beteiligungs- und Management AG, Vienna	3,937	6,034
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	255	(66)

Share of profit or loss of equity-accounted investments, net of tax	4,193	5,968

Other comprehensive income

€ thousand	2017	2016
OeKB EH Beteiligungs- und Management AG, Vienna	105	(88)
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	0	0

Equity-accounted investments—Share of other comprehensive income	106	(88)

Net profit

€ thousand	2017	2016
OeKB EH Beteiligungs- und Management AG, Vienna	4,042	5,946
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	255	(66)

Net profit for the period	4,298	5,880

There are no contingent liabilities for the equity-accounted investments.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2017	2016
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is an unlisted holding company. It is the sole owner of Acredia Versicherung AG. Acredia markets its products under the brands ‘PRISMA Die Kreditversicherung.’ and ‘OeKB Versicherung’. It offers a complete range of credit insurance to Austrian businesses.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Aktiengesellschaft, Hamburg, and is included in the consolidated financial statements according to the equity method. OeKB does not have the power of decision through voting rights or other rights that would allow it to influence the returns from the affiliated company.

Insurance contracts are accounted for according to IFRS 4 taking into account the provisions of the Insurance Supervision Act (VAG). In accordance with IFRS 4, the claims equalisation reserve under the VAG (after deduction of deferred taxes) is reported in IFRS equity.

€ thousand	2017	2016
Earned premiums	24,368	25,194
Actuarial result	7,220	12,014
Profit before tax	9,282	14,733
Of which depreciation and amortisation	565	571
Of which interest income	786	1,022
Of which interest expense	—	—
Profit for the year	7,722	11,832
Other comprehensive income	205	(172)

Total comprehensive income for the year	7,927	11,660
Current assets	60,064	70,469
Of which cash and cash equivalents	23,864	33,411
Non-current assets	115,158	114,553
Current liabilities	13,076	20,416
Non-current liabilities	42,564	42,759

Equity	119,582	121,847
Proportionate share of equity at the beginning of the period	62,142	62,096
Proportionate share of total comprehensive income for the period	4,042	5,946
Dividend payments received	(5,198)	(5,900)

Proportionate share of equity at the end of the period	60,986	62,142

CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna, Austria

Capital Market Services segment	2017	2016
Shareholding	50%	50%
Share of voting rights	50%	50%

CCP Austria is operated as a joint venture with Wiener Börse AG, Vienna, and is recognised in the consolidated financial statements according to the equity method.

CCP.A is not a listed company. It acts as the clearing agent for the Vienna Stock Exchange and as the central counterparty for all trades concluded on the Vienna Stock Exchange. CCP Austria was licensed pursuant to Art. 14(1) of Regulation (EU) No. 648/2012 (European Market Infrastructure Regulation, EMIR) in 2014.

€ thousand	2017	2016
Revenue	3,803	3,278
Operating profit	529	(130)
Profit before tax	544	(131)
Of which depreciation and amortisation	(215)	(2)
Of which interest income	52	—
Of which interest expense	(37)	—
Profit/loss for the year	510	(131)
Other comprehensive income	—	—

Total comprehensive income for the year	510	(131)
Current assets	39,029	34,730
Of which cash and cash equivalents	38,460	33,986
Non-current assets	643	—
Current liabilities	27,959	23,528
Non-current liabilities	—	—

Equity	11,713	11,202
Proportionate share of equity at the beginning of the period	5,601	5,667
Proportionate share of total comprehensive income for the period	255	(66)
Dividend payments received	—	—

Proportionate share of equity at the end of the period	5,856	5,601

Note 21 Property, equipment, and intangible assets

Property and equipment comprises land and buildings used by the Group and fixtures, fittings, and equipment. Property and buildings used by the Group are those which are used primarily for the Group’s own business operations. The value of the property itself was € 4.4 million (2016: € 4.4 million).

Intangible assets consist solely of purchased software.

Property, equipment, and intangible assets are recognised at cost less scheduled depreciation and amortisation. The following useful life is assumed:

Useful life

Years
Buildings	40
Fixtures, fittings, and equipment	3 to 10
IT hardware	3 to 5
Software	3 to 5

Depreciation, amortisation, and write-ups are periodically reviewed.

Non-current assets in 2017—Cost

€ thousand	Cost of acquisition and production at 1 Jan 2017	Additions	Of which interest	Transfers	Disposals	Cost of acquisition and production at 31 Dec 2017
Land and buildings	73,977	—	—	—	—	73,977
Fixtures, fittings, and equipment	13,833	1,265	—	—	1,777	13,322
Assets under construction	—	—	—	—	—	—

Property and equipment	87,810	1,265	—	—	1,777	87,299
Software	5,970	540	—	—	—	6,510
Advanced payments on software	—	198	—	—	—	198

Intangible assets	5,970	738	—	—	—	6,708

Total	93,781	2,003	—	—	1,777	94,007

Non-current assets in 2017—Accumulated depreciation and amortisation

€ thousand	Accumulated depreciation and amortisation 1 Jan 2017	Current-year depreciation/ amortisation up to 31 Dec 2017	Write-ups	Transfers	Disposals	Accumulated depreciation and amortisation 31 Dec 2017
Land and buildings	60,064	3,350	—	—	—	63,415
Fixtures, fittings, and equipment	9,215	1,346	—	—	1,776	8,784
Assets under construction	—	—	—	—	—	—

Property and equipment	69,279	4,696	—	—	1,776	72,199
Software	4,236	673	—	—	—	4,908
Advanced payments on software	—	—	—	—	—	—

Intangible assets	4,236	673	—	—	—	4,908

Total	73,515	5,369	—	—	1,776	77,108

Net book value of property, equipment, and intangibles

€ thousand	Net book value at 1 Jan 2017	Net book value at 31 Dec 2017
Non-current intangible assets	13,913	10,563
Property and equipment	4,619	4,537
Low-value assets	—	—

Property and equipment	18,532	15,100
Interests in investments other than subsidiaries	1,735	1,602
Interests in subsidiaries	—	198

Intangible assets	1,735	1,800

Total	20,266	16,900

Non-current assets in 2016—Cost

€ thousand	Cost of acquisition and production at 1 Jan 2016	Additions	Of which interest	Transfers	Disposals	Cost of acquisition and production at 31 Dec 2016
Land and buildings	73,977	—	—	—	—	73,977
Fixtures, fittings, and equipment	19,515	1,418	—	600	7,700	13,833
Assets under construction	—	600	—	(600)	—	—

Property and equipment	93,492	2,018	—	—	7,700	87,810
Software	5,524	447	—	—	—	5,971
Advanced payments on software	—	—	—	—	—	—

Intangible assets	5,524	447	—	—	—	5,971

Total	99,016	2,465	—	—	7,700	93,781

Non-current assets in 2016—Accumulated depreciation and amortisation

€ thousand	Accumulated depreciation and amortisation 1 Jan 2016	Current-year depreciation/ amortisation up to 31 Dec 2016	Write-ups	Transfers	Disposals	Accumulated depreciation and amortisation 31 Dec 2016
Land and buildings	56,712	3,352	—	—	—	60,064
Fixtures, fittings, and equipment	15,584	1,302	—	—	7,671	9,215
Assets under construction	—	—	—	—	—	—

Property and equipment	72,296	4,654	—	—	7,671	69,279
Software	3,655	581	—	—	—	4,236
Advanced payments on software	—	—	—	—	—	—

Intangible assets	3,655	581	—	—	—	4,236

Total	75,951	5,235	—	—	7,671	73,515

Net book value of property, equipment, and intangibles

€ thousand	Net book value at 1 Jan 2016	Net book value at 31 Dec 2016
Non-current intangible assets	17,265	13,913
Property and equipment	3,931	4,619
Low-value assets	—	—

Property and equipment	21,196	18,532
Interests in investments other than subsidiaries	1,869	1,735
Interests in subsidiaries	—	—

Intangible assets	1,869	1,735

Total	23,065	20,266

Note 22 Deposits from banks and customers

Deposits from banks and customers are measured at amortised cost in accordance with the business model.

Deposits from banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2017	31 Dec 2016 *	31 Dec 2017	31 Dec 2016 *	31 Dec 2017	31 Dec 2016*
Domestic banks	128,008	75,122	—	0	128,008	75,122
Foreign banks	31,947	30,483	265,132	803,869	297,080	834,353

Total	159,955	105,606	265,132	803,869	425,088	909,475
* Changed presentation (see Note 1 – Changes in recognition and measurement methods). Deposits from customers
€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016
States or government affiliated organisations	676,349	724,059	1,064	1,244	677,413	725,303
Others	48,653	88,957	27,899	23,331	76,553	112,288

Total	725,002	813,017	28,963	24,575	753,965	837,592

Note 23 Debt securities in issue

Debt securities in issue are generally measured at amortised cost in accordance with the business model. Debt securities in issue are recognised in the amount of the consideration actually received. Premiums, discounts, or other differences between the proceeds and the repayment amount are realised over the term of the instrument according to the effective interest method and recognised in the financial result (at amortised cost). Debt securities in issue are in most cases hedged against interest rate and currency risks upon origination. The fair value option is exercised for hedged debt securities in issue to avoid an accounting mismatch, and the net profit or loss from the fair value measurement is recognised on the income statement in the same manner as the hedging instruments.

The majority of the debt securities in issue at the reporting date feature guarantees pursuant to § 1(2a) and (2b) AFFG (as in the previous year).

Debt securities in issue

€ thousand	Net book value		Of which listed
	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016
Bonds issued	17,886,200	18,684,843	17,886,200	18,684,843
Other debt securities in issue	3,754,215	2,576,358	—	—

Total	21,640,415	21,261,202	17,886,200	18,684,843
Of which at fair value option	16,594,202	15,963,327
Of which at amortised cost	5,046,213	5,297,874

The amount repayable on maturity for debt securities in issue that are measured at fair value option was € 16,543.8 million (2016: € 15,930.5 million).

Of the debt securities in issue, € 6,607.3 million will come due in the following year (2016: € 5,174.0 million).

Note 24 Provisions

Changes in provisions

€ thousand	Start of period	Use	Release	Addition	End of the period
Non-current employee benefit provisions	131,365	(6,373)	—	3,482	128,474
Other current provisions	17,356	(9,096)	(352)	9,126	17,034

Total provisions 2017	148,722	(15,469)	(352)	12,608	145,508

Total provisions 2016	145,155	(16,758)	(4)	20,328	148,722

Non-current employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits falling within the scope of IAS 19.

The obligations under defined-benefit plans are measured using the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining years of service of the beneficiary employees. The method differentiates between interest costs (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs and therefore in the operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified into the income statement.

The calculation of the defined-benefit obligation involves actuarial assumptions regarding discount rates, salary growth rates, and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined-benefit obligation (DBO) is recognised at its value at the balance sheet date. There are no plan assets (i.e. assets held by a fund against which to offset the DBO).

The pension obligations relate to both defined-benefit and defined-contribution plans and consist of obligations for current and future pensions.

OeKB Group offers most of its eligible employees the opportunity to participate in defined-contribution plans. OeKB Group is obligated to transfer a set percentage of the annual salaries to the pension institution (pension fund). Defined-contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

For a small number of senior managers, the Group still maintains defined-benefit plans that are generally based on length of service and on salary level. These defined-benefit pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The current version of the computation tables by Pagler & Pagler for employees are used as the biometric basis for the calculations.

Changes in non-current employee benefit provisions

€ thousand	Pension	Termination benefits	Total 2017	Total 2016
Present value of defined-benefit obligations (DBO) = employee benefit provisions at 1 January	106,136	25,229	131,365	130,103
Service cost	384	734	1,118	1,170
Interest cost	1,813	432	2,245	3,031
Payments	(4,375)	(1,998)	(6,373)	(7,172)
Actuarial gain/loss	1,348	(1,229)	119	4,231
Of which actuarial gain/loss arising from changes in parameters	1,217	(545)	672	5,890
Of which actuarial gain/loss arising from experience adjustments	131	(684)	(553)	(1,655)
DBO at 31 December	105,306	23,168	128,474	131,365

Employee benefit provisions at 31 December	105,306	23,168	128,474	131,365

Principal assumptions

In %	2017	2016
Discount rate	1.80%	1.75%
Salary trend	1.25%	1.25%
Pension trend	1.50%	1.50%

Rate of salary increases taking the changes in the collective bargaining agreement and periodic and extraordinary increases into account	2.75%	2.75%

Retirement age according to the ASVG transitional provisions pursuant to the Budget Implementation Act 2003	2017	2016
Women	65 years	59 years 9 month
Men	65 years	64 years 9 month

Historical information on defined-benefit obligations

€ thousand	2012	2013	2014	2015	2016
Pension provisions	88,051	91,781	104,160	103,841	106,136
Termination benefit provisions	24,503	23,869	26,939	26,262	25,229

Non-current employee benefit provisions	112,554	115,650	131,099	130,103	131,365

The pension obligations for most of the staff have been transferred to a pension fund under a defined-contribution plan. In connection with this plan, contributions of € 1.0 million were paid to the pension fund in 2017 (2016: € 0.9 million).

Staff costs also included the contributions of € 0.2 million to the termination benefit fund (2016: € 0.2 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It shows the respective absolute amount of the provision recognised at 31 December 2017 when a single assumption is varied at a time. The other assumptions are unchanged in each case.

Sensitivity analyses – Changes in expenses (-)/earnings (+)

€ thousand	Pensions	Termination benefits	Total 2017	Total 2016
Increase in the discount rate by 0.50%	6,687	1,156	7,843	7,772
Decrease in the discount rate by 0.50%	(7,465)	(1,247)	(8,712)	(8,617)
Increase in expected salary growth by 0.50%	(781)	(1,228)	(2,009)	(1,640)
Decrease in expected salary growth by 0.50%	738	1,151	1,889	1,554
Increase in the pension trend by 0.50%	(6,388)	—	(6,388)	(6,700)
Decrease in the pension trend by 0.50%	5,848	—	5,848	6,118

The sensitivity analysis was performed by an independent actuary using the projected unit credit method.

Maturity profile of the non-current employee benefit provisions

€ thousand	Pensions		Termination benefits
	DBO 31 Dec 2017	DBO 31 Dec 2016	DBO 31 Dec 2017	DBO 31 Dec 2016
1 year	5,190	5,129	527	2,288
2 to 3 years	10,105	10,178	2,133	2,003
4 to 5 years	9,725	9,872	3,232	2,522
Over 5 years	80,286	80,958	17,276	18,416

Total	105,306	106,136	23,168	25,229
Duration	13.7 years	13.6 years	10.5 years	8.9 years

The increase in the duration for the termination benefits is the result of the early termination of employees in connection with generation management measures and the raising of the retirement age for women to 65 years.

Other current provisions

Other current provisions are formed when:

•	OeKB Group has a legal or real obligation to a third party as a result of a past event,

•	the obligation is likely to lead to an outflow of resources, and

•	the amount of the obligation can be reliably estimated.

Provisions are formed in the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

€ thousand	2017	2016
Staff-related provisions (bonuses, holiday entitlements, time credit)	12,324	13,433
Legal and consulting expenses, financial auditing	697	1,018
IT projects	166	435
Other provisions	3,847	2,470

Total	17,034	17,356

The provisions will largely come due in the first half of the subsequent year.

Note 25 Tax assets and tax liabilities

Tax assets and liabilities each include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies (see also Note 14).

OeKB Group has no (unused) loss carryforwards.

Deferred taxes arose on the following items:

€ thousand	Deferred tax assets		Deferred tax liabilities
	31 Dec 2017	31 Dec 2016 (adjusted) *	31 Dec 2017	31 Dec 2016 (adjusted) *
Loans and advances to banks	—	—	2,032	851
Other financial assets	—	—	70,363	71,969
Derivative financial instruments	138,913	179,906	133,472	262,892
Guarantees pursuant to § 1(2b) AFFG	—	—	1,023,935	1,420,789
Property, equipment and intangible assets	47	66	—	—
Debt securities in issue	970,140	1,441,120	—	—
Provisions	16,637	17,138	—	—
EFS interest rate stabilisation provision	160,482	182,527	—	—

Total	1,286,219	1,820,757	1,229,802	1,756,501

Tax settlement	(1,229,802)	(1,765,501)	(1,229,802)	(1,756,501)

Tax claims (liabilities), net	56,418	64,256	—	—

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

€ thousand	2017	2016
Change	(7,839)	4,846
Of which in the income statement	(1,644)	5,904
Of which in the net other comprehensive income	(6,195)	(1,058)

Unrecognised deferred taxes payable

As in the previous year, there were no deferred taxes payable for temporary differences relating to shares in subsidiaries and joint ventures on 31 December 2017.

Note 26 EFS interest rate stabilisation provision

The EFS interest rate stabilisation provision is formed for the Export Financing Scheme. The provision is based on the actual obligation regarding the use of surpluses from the Export Financing Scheme. This obligation arises from the rules for the fixing of interest rates in the Export Financing Scheme, which specify fixed margins for OeKB, and from a directive from the Austrian Ministry of Finance on the use of surpluses from the scheme (see also Note 1).

The additions to and utilisation of the EFS interest rate stabilisation provision result from the net interest income from the Export Financing Scheme less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the refinancing of the scheme. The net effects from the measurement of the derivative financial instruments, guarantees pursuant to § 1(2b) AFFG, and the receivables and payables of the EFS are also included in this item. In accordance with the associated decisions, the provision is used to stabilise the terms of export financing loans.

Change in the EFS interest rate stabilisation provision

€ thousand	2017	2016
At the beginning of the period	1,743,311	1,352,918
Release/allocation from the net interest income	(20,305)	51,423
Release/allocation from the net gain or loss on financial instruments	(84,429)	338,970

Change in the EFS interest rate stabilisation provision	(104,734)	390,393

At the end of the period	1,638,577	1,743,311

Note 27 Capital management

Equity disclosures

The subscribed capital of € 130.0 million (2016: € 130.0 million) is divided into 880,000 no-par value shares. These registered ordinary shares with restricted transferability are represented by global certificates registered in the name of each individual shareholder.

The capital reserves remained unchanged at € 3.3 million. The capital reserve is restricted pursuant to § 229(4) UGB.

The retained earnings attributable to owners of the parent increased by € 20.6 million to € 667.5 million (2016: € 646.9 million). The retained earnings contain an amount of € 10.6 million (2016: € 10.6 million) as a legal reserve pursuant to § 229(4) UGB.

The IAS 19 reserve is the result of actuarial gains and losses on defined-benefit pension plans and was unchanged in annual comparison at minus € 18.7 million. The available-for-sale reserve results from the fair value measurement of investments in other unconsolidated companies and came to € 18.7 million.

The Executive Board will propose to the 72nd Annual General Meeting on 29 May 2018 that the profit available for distribution reported in Oesterreichische Kontrollbank AG’s financial statements for the year 2017 in the amount of € 33.0 million be used to pay a dividend of € 22.75 per share plus a bonus of € 14.43 per share. In total, the proposed dividend will be € 32.7 million. This represents approximately 25% of the participating share capital for 2017. After payment of the compensation to the Supervisory Board members, the remaining balance is to be carried forward.

The dividend payment for the 2016 financial year, which was made in May 2017, amounted to € 22.75 per share or a total of € 20.0 million. The return on assets pursuant to § 64(1)19 BWG attributable to the owners of the parent was 0.2% in 2017 (2016: 0.2%).

Capital management

Pursuant to § 3(1)7 BWG, Regulation (EU) No. 575/2013 and § 39(3) and (4) BWG do not apply to transactions of Oesterreichische Kontrollbank Aktiengesellschaft related to export promotion under the Export Guarantees Act and the Export Financing Guarantees Act. Pursuant to § 3(2)1 of the BWG, the following legal provisions also do not apply: Part 6 of Regulation (EU) No. 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) of the BWG.

The bank group pursuant to § 30 BWG consists of Oesterreichische Kontrollbank AG, “Österreichischer Exportfonds” GmbH, OeKB CSD GmbH, and Oesterreichische Entwicklungsbank AG. The strategy of OeKB Group aims to maintain a stable capital base over the long term. There were no material changes in capital management. The Group satisfied the capital requirements of the national supervisory authority at all times during the reporting period.

The minimum regulatory capital requirement for credit risk is determined in accordance with the provisions of Regulation (EU) No. 575/2013. The capital required to be held for operational risk is determined according to the Basic Indicator Approach. The bank group does not hold a trading book. At Group level, the risks are aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required is compared with the economic capital available, and both metrics are monitored.

OeKB is the parent institution of the OeKB bank group for the purposes of § 30 BWG. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No. 575/2013 showed the following composition and development:

€ thousand	2017	2016
Risk-weighted assets (standardised approach to credit risk)	595,350	602,750

Total risk exposure amount (total regulatory capital requirement/8%)	917,888	927,425
Minimum regulatory capital requirement for
Credit risk	47,628	48,220
Foreign exchange risk	5,437	5,416
Operational risk (Basic Indicator Approach)	20,366	20,558

Total regulatory capital requirement	73,431	74,194
Consolidated regulatory capital pursuant to Part 2 of the CRR
Paid-up share capital	130,000	130,000
Reserves*	629,829	588,439
Amounts to be added from a minority interest under Article 84 in conjunction with Art. 480 CRR	0	1,725
Less deductions
Intangible assets	(1,800)	(1,714)

Common equity tier 1 capital	758,029	718,450
Amounts to be added from a minority interest under Article 85 in conjunction with Art. 480 CRR	0	21

Additional tier 1 capital	0	21
Less deductions pursuant to Art. 472(4) CRR
Intangible assets	0	(21)

Tier 1 capital	758,029	718,450
Amounts to be added from a minority interest under Art. 87 in conjunction with Art. 480 CRR	0	28

Tier 2 capital	0	28

Available regulatory capital pursuant to Part 2 of the CRR	758,029	718,478
Surplus regulatory capital	684,598	644,284
Consolidated capital adequacy ratio (regulatory capital as a percentage of total risk-weighted assets)	82.6%	77.5%
Consolidated tier 1 ratio	82.6%	77.5%
Cover ratio (regulatory capital as a percentage of the capital requirement)	1032.3%	968.4%

*

Pursuant to Art. 26(2) of the CRR, earnings for the year are included in common equity tier 1 only after the official adoption of the final annual financial results. The dedicated reserve for technical assistance (see § 3[1]7 BWG) is deducted from the reserves.

This results in the following ratios pursuant to Art. 92(1) lit. a to c of Regulation (EU) No. 575/2013 at the reporting date, which are compared with the minimum ratios for the Group:

Minimum ratios pursuant to Article 92 of Regulation (EU) No. 575/2013

	2017		2016
In%	Minimum ratio	Actual ratio	Minimum ratio	Actual ratio
Core tier 1 ratio	5.751	82.584	5.125	77.500
Tier 1 ratio	7.251	82.584	6.625	77.500
Total capital ratio	9.251	82.584	8.625	77.500

Calculation of the actual ratio

Core tier 1 ratio =	Common equity tier 1 capital pursuant to Part 2 CRR * 100

Minimum regulatory capital requirement purs. to Art. 92 CRR

Tier 1 ratio =	Tier 1 capital pursuant to Part 2 CRR * 100

Minimum regulatory capital requirement purs. to Art. 92 CRR

Total capital ratio =	Available regulatory capital pursuant to Part 2 CRR * 100

Minimum regulatory capital requirement purs. to Art. 92 CRR

Minimum ratio for OeKB

In%	2017	2016
Core tier 1 ratio pursuant to Art. 92(1) lit. a of Regulation (EU) No. 575/2013	4.500	4.500
Capital conservation buffer pursuant to § 23 BWG in conjunction with § 103q line 11 BWG	1.250	0.625
Anti-cyclical capital buffer pursuant to § 23a BWG in conjunction with § 103q line 11 BWG	0.001	0.000
Core tier 1 ratio pursuant to Art. 92(1) lit. a of Regulation (EU) No. 575/2013 including buffer requirements	5.751	5.125
Tier 1 ratio pursuant to Art. 92(1) lit. b of Regulation (EU) No. 575/2013 including buffer requirements	7.251	6.625
Total capital ratio pursuant to Art. 92(1) lit. c of Regulation (EU) No. 575/2013 including buffer requirements	9.251	8.625

The required ratios result from Art. 92(1) of Regulation (EU) No. 575/2013, the additional capital buffer requirements of the BWG, and the capital buffer regulation of the FMA.

Other disclosures and risk report

Note 28 Information regarding the consolidated statement of cash flows

The consolidated statement of cash flows shows the state and development of the cash and cash equivalents of OeKB Group. The reported cash position consists largely of cash and balances at central banks and corresponds to the item of the same designation on the balance sheet. The Group has additional liquidity reserves (see Note 41), but these are not included in the definition of cash and cash equivalents. This additional liquidity buffer is formed in the EFS and is only used in stress scenarios. The reported cash and cash equivalents are denominated exclusively in euros.

The cash flow from operating activities include the changes in loans and advances to banks and customers, the changes in deposits from banks and customers, and the changes in debt securities in issue. We changed the recognition of these items compared with the previous year (see Note 1 – Changes in recognition and measurement methods). In net cash from operating activities, all income and expense components are adjusted for non-cash items, especially depreciation, amortisation, and impairment; changes in provisions; deferred taxes; and unrealised currency translation gains and losses; as well as all other items the cash effects of which represent cash flows from investing or financing activities. Foreign currency losses and gains are incurred primarily in connection with the issue of long- and short-term debt securities for the EFS. The exchange rate risks are mostly covered by the guarantees pursuant to § 1(2b) AFFG. OeKB Group thus does not bear any exchange rate risk from the Export Financing Scheme. Fluctuations in exchange rates have little or no impact on cash and cash equivalents held or due in foreign currency.

The cash flow from investing activities reflects changes in the other financial assets in the investment portfolio, in the property, equipment, and intangible assets.

The cash flow from financing activities reflects changes in equity transactions with the owners.

Reconciliation of the changes in equity to the cash flows from financing activities

€ thousand	Notes	Retained earnings	Non-controlling interests	Net cash from financing activities
As at 1 January 2017 (adjusted)		646,912	4,585
Acquisition of non-controlling interests	19	776	(4,446)	(3,670)
Dividends paid	19, 27	(20,020)	(140)	(20,160)

Total change in cash flows from financing activities		(19,244)	(4,585)	(23,830)

Profit for the year		39,863	—
As at 31 December 2017		667,531	—

The most important developments during the financial year are presented in the following.

The cash flow from operating activities in the amount of € 30.7 million changed by € 584.1 million compared with the previous year (adjusted). The change resulted primarily from the development of loans and advances to banks and customers, the changes in the deposits from banks and customers, and the changes in the debt securities in issue. The payments for the purchase of loans and advances to banks and customers exceeded the repayments from redemptions by € 1,674.9 million. The previous year was impacted substantially by early loan repayments. The proceeds from the repayment of loans and advances to banks and customers exceeded payments for the purchase of such assets by € 3,261.2 million. Corresponding to the loans and advances to banks and customers, proceeds from deposits from banks and customers and debt securities in issue rose by € 1,725.7 million. The needs for funding decreased by € 2,718.2 million in the previous year due to early loan repayments.

The cash flow from investing activities in the amount of € 3.9 million changed by € 408.4 million compared with the previous year (adjusted). Payments exceeded proceeds by € 402.1 million in the previous year, primarily due to the further expansion of the liquidity buffer in the EFS.

Note 29 Analysis of remaining maturities

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment.

Remaining maturities at 31 December 2017

€ thousand	Repayable on demand	Up to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
Loans and advances to banks	207,200	411,680	4,863,211	7,151,022	3,559,768	16,192,881
Loans and advances to customers	2,771	450,299	709,504	140,779	233,633	1,536,986
Other financial assets	492,749	37,035	23,252	1,108,086	1,375,206	3,036,328

Total	702,720	899,014	5,595,967	8,399,887	5,168,607	20,766,195
Deposits from banks	159,956	215,118	5,000	20,000	25,014	425,088
Deposits from customers	696,857	1,577	507	49,908	5,116	753,965
Debt securities in issue	—	3,305,651	3,301,649	10,795,290	4,237,825	21,640,415

Total	856,813	3,522,346	3,307,156	10,865,198	4,267,955	22,819,468

Remaining maturities at 31 December 2016

€ thousand	Repayable on demand	Up to 3 months	3 months to 1 year	1 to 5 years	More than 5 years	Total
Loans and advances to banks	13,004	737,793	4,949,463	5,461,991	3,321,241	14,483,492
Loans and advances to customers	51	434,922	730,510	221,142	186,021	1,572,646
Other financial assets	424,194	18,939	150,534	790,576	1,655,107	3,039,350

Total	437,249	1,191,654	5,830,507	6,473,709	5,162,369	19,095,488
Deposits from banks*	61,826	774,595	—	44,594	28,460	909,475
Deposits from customers	801,648	114	396	16,693	18,741	837,592
Debt securities in issue	—	2,012,346	3,161,690	12,995,065	3,092,101	21,261,202

Total	863,474	2,787,055	3,162,086	13,056,352	3,139,302	23,008,269

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Note 30 Subordinated assets

The balance sheet contains no subordinated assets.

Note 31 Assets pledged as collateral

€ thousand	2017	2016
Collateral for credit risks in derivative financial instruments
Collateral pledged	137,750	312,600
Collateral received	214,830	730,530

The change in the pledged and received collateral is the result of the gradual switch to a central settlement facility (LCH – London Clearing House) for the clearing of derivative financial instruments.

Note 32 Contingent liabilities and other off-balance sheet commitments

The contingent liabilities not reported on the balance sheet in the amount of € 84.1 million (2016: € 89.6 million) pertain to guarantees issued by OeEB that are in turn backed by guarantees from the Republic of Austria pursuant to the AusfFG. At the balance sheet date, OeKB Group had total undrawn credit commitments of € 3,072.4 million (2016: € 3,529.7 million).

Note 33 Other off-balance sheet commitments

Pursuant to § 93 BWG, OeKB, OeKB CSD and Exportfonds are required to guarantee a proportionate amount of deposits under the deposit insurance system operated by the Vienna-based Einlagensicherung der Banken and Bankiers GmbH.

Note 34 Fiduciary assets and liabilities

Not reported on the balance sheet

Off-balance sheet fiduciary transactions amounted to € 119.9 million (2016: € 111.6 million). The fiduciary transactions for the Republic of Austria pertain mostly to the operations of the development bank that were entered into under the advisory programme and the ‘Holdings financed by federal funds’ according to § 3 of the contract pursuant to § 9(1) AusfFG, as well as to the fiduciary account of the federal government.

Reported on the balance sheet

€ thousand	31 Dec 2017	31 Dec 2016
Loans and advances to banks	5,575	6,923

Fiduciary assets	5,575	6,923
Deposits from customers	5,575	6,923

Fiduciary liabilities	5,575	6,923

Note 35 Supplementary disclosures on assets and liabilities pursuant to the BWG

Supplementary disclosures pursuant to § 43 and § 64 BWG

€ thousand	31 Dec 2017		31 Dec 2016
	Assets	Liabilities	Assets	Liabilities
Denominated in foreign currency	1,988,660	16,393,889	1,628,053	15,643,644
Issued or originated outside Austria	2,443,261	18,234,903	2,364,723	16,535,874

Note 36 Hedging instruments

General

Derivative financial instruments and the guarantees pursuant to § 1(2b) AFFG are used to hedge market risks. These hedging instruments primarily protect future cash flows against changes in interest rates and foreign exchange rates. The derivatives involved are mostly OTC interest rate swaps and OTC cross-currency interest rate swaps, which are employed as hedging instruments for loans and advances to banks, other financial assets, and debt securities in issue. As a hedging instrument, the guarantees pursuant to the AFFG function as currency-based derivative financial instruments.

Hedged financial instruments are measured at fair value through profit or loss to prevent an accounting mismatch. The value fluctuations of the hedging instruments and the hedged financial instruments are recognised directly in the item ‘Net gain or loss on financial instruments‘ in the consolidated statement of comprehensive income. Derivative financial instruments are not used for speculative purposes.

Derivative financial instruments

The fair value of derivative financial instruments is calculated using generally accepted methods. Derivatives are recognised at the trade date. Derivative financial instruments are recognised at their present values in a separate asset and liability item.

Credit exposures arising from fluctuations in value are secured with collateral. As required by the EMIR (Regulation [EU] No. 648/2012), the clearing of interest rate swaps has been shifted to a central counterparty (LCH – London Clearing House) since the fourth quarter of 2016, which is steadily reducing the collateral requirement.

Derivative financial instruments 2017

€ thousand		Fair values
	Nominal amount	Positive	Negative
Interest rate derivatives
Interest rate swaps	16,464,555	133,406	268,382

Currency derivatives
Currency swaps	16,036,674	400,481	287,269

Total	32,501,229	533,887	555,651

Derivative financial instruments 2016

€ thousand		Fair values
	Nominal amount	Positive	Negative
Interest rate derivatives
Interest rate swaps	17,960,615	147,119	314,165

Currency derivatives
Currency swaps	16,342,689	904,547	405,457

Total	34,303,304	1,051,666	719,622

The changes in the fair values are primarily the result of the movements in the exchange rates to the US dollar and Swiss franc.

Information on global netting arrangements

OeKB concludes derivative financial instruments in accordance with the global netting arrangements (framework contract) of the International Swaps and Derivatives Association (ISDA). The amounts owed under such an agreement are generally settled and paid on an individual transaction basis. In certain cases, for example if a credit event occurs, all outstanding transactions under the agreement are terminated, the termination value is determined, and a single net amount is paid to settle all transactions.

The ISDA agreements do not fulfil the criteria for netting on the balance sheet. This is due to the fact that OeKB has no legal claim to the netting of the covered amounts because the right to netting is enforceable only in the case of certain future events such as a credit event.

The following table shows the book values of the derivative financial instruments covered by the reported agreements.

Global netting agreements 2017
€ thousand	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instru- ments that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives
Interest rate swaps	133.406	(105.469)	27.937
Currency derivatives
Currency swaps	400.481	(275.042)	125.439

Total	533.887	(380.511)	153.376
Derivative financial instruments with negative fair value
Interest rate derivatives
Interest rate swaps	268.382	(135.164)	133.218
Currency derivatives
Currency swaps	287.269	(245.347)	41.923

Total	555.651	(380.511)	175.140

Global netting agreements 2016
€ thousand	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instru- ments that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives
Interest rate swaps	147.119	(103.732)	43.387
Currency derivatives
Currency swaps	904.547	(266.899)	637.648

Total	1.051.666	(370.631)	681.035
Derivative financial instruments with negative fair value
Interest rate derivatives
Interest rate swaps	314.165	(187.898)	126.267
Currency derivatives
Currency swaps	405.457	(182.733)	222.724

Total	719.622	(370.631)	348.991

Guarantees pursuant to § 1(2b) AFFG

Guarantees of the Republic of Austria pursuant to § 1(2b) AFFG (Federal Law Gazette No. 216/1981 as amended) that serve as hedges against exchange rate risks in the EFS (see Note 1) are measured at fair value and are reported in a separate asset item.

Changes in guarantees pursuant to § 1(2b) AFFG

€ thousand	31 Dec 2017	31 Dec 2016
Fair value at the beginning of the period	5,683,157	5,167,195
Change resulting from foreign exchange differences	(1,936,339)	355,090
Change resulting from fair value measurement	348,923	160,872

Net profit for the period	(1,587,416)	515,962

Fair value at the end of the period	4,095,741	5,683,157

The change from foreign exchange differences results primarily from the exchange rate of the euro to the US dollar and Swiss franc (see the indicative exchange rates on the reporting dates – Note 4). CHF positions were also reduced during the financial year.

Note 37 Financial instruments by categories and fair values

The table below presents the financial assets and liabilities pursuant to IAS 39.

Financial instruments in 2017 by IAS 39 category

€ thousand	Notes	Loans and receivables	At amortised cost	Available for sale	FVTPL	Fair value option	Total
Assets
Loans and advances to banks	16	15,494,455	—	—	—	698,426	16,192,881
Loans and advances to customers	16	1,536,986	—	—	—	—	1,536,986
Other financial assets	18	—	—	34,450	3,001,878	—	3,036,328
Derivative financial instruments	36	—	—	—	—	533,887	533,887
Guarantees pursuant to § 1(2b) AFFG	36	—	—	—	—	4,095,741	4,095,741

Total		17,031,441	—	34,450	3,001,878	5,328,054	25,395,824

€ thousand	Notes	Loans and receivables	At amortised cost	Available for sale	FVTPL	Fair value option	Total
Liabilities
Deposits from banks	22	—	425,088	—	—	—	425,088
Deposits from customers	22	—	753,965	—	—	—	753,965
Debt securities in issue	23	—	5,046,213	—	—	16,594,202	21,640,415
Derivative financial instruments	36	—	—	—	—	555,651	555,651

Total		—	6,225,266	—	—	17,149,853	23,375,120

Financial instruments in 2016 by IAS 39 category

€ thousand	Notes	Loans and receivables	At amortised cost		Available for sale	FVTPL	Fair value option	Total
Assets
Loans and advances to banks	16	14,394,447	—		—	—	89,045	14,483,492
Loans and advances to customers	16	1,572,646	—		—	—	—	1,572,646
Other financial assets	18	—	9,551	*	—	3,029,799	—	3,039,350
Derivative financial instruments	36	—	—		—	—	1,051,666	1,051,666
Guarantees pursuant to §1(2b) AFFG	36	—	—		—	—	5,683,157	5,683,157

Total		15,967,093	9,551		—	3,029,799	6,823,868	25,830,311
Liabilities
Deposits from banks	22	—	909,475		—	—	—	909,475
Deposits from customers	22	—	837,592		—	—	—	837,592
Debt securities in issue	23	—	5,297,874		—	—	15,963,327	21,261,201
Derivative financial instruments	36	—	—		—	—	719,622	719,622

Total		—	7,044,941		—	—	16,682,949	23,727,890

*	The item ‘Other financial assets’ shows the shares in other unconsolidated companies at cost in 2016.

The following table shows the fair values and the fair value hierarchy of the financial assets and liabilities.

Fair value hierarchy 2017

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	16	698,426	698,426	—	698,426	—
Other financial assets	18	3,036,328	3,036,328	3,001,878	—	34,450
Derivative financial instruments	36	533,887	533,887	—	533,887	—
Guarantees pursuant to § 1(2b) AFFG	36	4,095,741	4,095,741	—	4,095,741	—

Financial assets not measured at fair value
Cash and balances at central banks	15, 28	424,206	424,206	—	424,206	—
Loans and advances to banks	16	15,494,455	15,771,438	—	15,771,438	—
Loans and advances to customers	16	1,536,986	1,582,092	—	1,582,092	—
Other financial assets	18	—	—	—	—	—

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities measured at fair value
Debt securities in issue	23	16,594,202	16,594,202	—	16,594,202	—
Derivative financial instruments	36	555,651	555,651	—	555,651	—

Financial liablilities not measured atfair value
Deposits from banks	22	425,088	426,788	—	426,788	—
Deposits from customers	22	753,965	754,507	—	754,507	—
Debt securities in issue	23	5,046,213	5,658,604	—	5,658,604	—

Fair value hierarchy 2016

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	16	89,045	89,045	—	89,045	—
Other financial assets	18	3,029,799	3,029,799	3,029,799	—	—
Derivative financial instruments	36	1,051,666	1,051,666	—	1,051,666	—
Guarantees pursuant to § 1(2b) AFFG	36	5,683,157	5,683,157	—	5,683,157	—

Financial assets not measured at fair value
Cash and balances at central banks	15, 28	413,360	413,360	—	413,360	—
Loans and advances to banks	16	14,394,447	14,794,056	—	14,794,056	—
Loans and advances to customers	16	1,572,646	1,641,764	—	1,641,764	—
Other financial assets	18	9,551	9,551	—	9,551	—

Financial liabilities measured at fair value
Debt securities in issue	23	15,963,327	15,963,327	—	15,963,327	—
Derivative financial instruments	36	719,622	719,622	—	719,622	—

Financial liablilities not measured at fair value
Deposits from banks	22	909,475	913,255	—	913,255	—
Deposits from customers	22	837,592	837,882	—	837,882	—
Debt securities in issue	23	5,297,874	6,071,961	—	6,071,961	—

Sensitivity analysis

Due to the fact that it refinances the Export Financing Scheme through the capital market, OeKB Group is highly dependent on the capital market and also to access to the required funds in other currencies. The most important refinancing currencies for OeKB Group are the euro, the US dollar, and the Swiss franc. The following sensitivity analysis shows the possible development in the event of a 10% change in the euro exchange rate.

The calculations show that the foreign exchange risk is very low because of the guarantee pursuant to § 1(2b) AFFG.

US dollar FX sensitivity 2017

€ thousand	Carrying amount 31 Dec 2017	Included USD positions (in EUR)	USD/EUR -10%	Value after rate change
Assets
Loans and advances to banks	16,192,881	1,145,550	(114,555)	1,030,995
Loans and advances to customers	1,536,986	147,154	(14,715)	132,439
Other financial assets	3,036,328	90,803	(9,080)	81,723
Derivative financial instruments	533,887	362,987	(217,881)	145,106
Guarantees pursuant to § 1(2b) AFFG	4,095,741	—	(12,564)	(12,564)

Liabilities and equity
Deposits from banks	425,088	26,872	(2,687)	24,185
Deposits from other customers	753,965	60	(6)	54
Debt securities in issue	21,640,415	13,585,773	(1,358,577)	12,227,196
Derivative financial instruments	555,651	336,461	993,458	1,329,919
EFS interest rate stabilisation provision	1,638,577	—	(916)	(916)
Equity	800,864	—	(67)	(67)

€ thousand	Carrying amount 31 Dec 2017	Included USD positions (in EUR)	USD/EUR -10%	Value after rate change
Income statement
Foreign exchange differences from debt securities in issue and derivative financial instruments			147,238
Foreign exchange differences from guarantees pursuant to § 1(2b) AFFG			(12,564)
Foreign exchange differences from other assets/liabilities			(135,657)

Subtotal foreign exchange differences			(983)
Carryover of measurement result from EFS interest rate stabilisation provision			916

Subtotal measurement of debt securities in issue and derivative financial instruments			916

Net gain or loss on financial instruments			(67)

US dollar FX sensitivity 2016

€ thousand	Carrying amount 31 Dec 2016	Included USD positions (in EUR)	USD/EUR -10%	Value after rate change
Assets
Loans and advances to banks	14,483,492	981,844	(98,185)	883,659
Loans and advances to customers	1,572,646	155,176	(15,518)	139,658
Other financial assets	3,039,350	69,367	(6,937)	62,430
Derivative financial instruments	1,051,666	909,380	(909,380)	—
Guarantees pursuant to § 1(2b) AFFG	5,683,157	—	(51)	(51)

Liabilities and equity
Deposits from banks	909,475	49,608	(4,961)	44,647
Deposits from other customers	837,592	—	—	—
Debt securities in issue	21,261,202	14,915,286	(1,491,529)	13,423,757
Derivative financial instruments	719,622	270,812	466,341	737,153
EFS interest rate stabilisation provision	1,743,311	—	2	2
Equity	766,142	—	76	76

Income statement
Foreign exchange differences from debt securities in issue and derivative financial instruments			115,807
Foreign exchange differences from guarantees pursuant to § 1(2b) AFFG			(51)
Foreign exchange differences from other assets/liabilities			(115,678)

Subtotal foreign exchange differences			78
Carryover of measurement result from EFS interest rate stabilisation provision			(2)

Subtotal measurement of debt securities in issue and derivative financial instruments			(2)

Net gain or loss on financial instruments			76

Swiss franc FX sensitivity 2017

€ thousand	Carrying amount 31 Dec 2017	Included CHF positions (in EUR)	CHF/EUR -10%	Value after rate change
Assets
Loans and advances to banks	16,192,881	8,404	(840)	7,564
Loans and advances to customers	1,536,986	—	—	—
Other financial assets	3,036,328	—	—	—
Derivative financial instruments	533,887	444,691	1,006,707	1,451,399
Guarantees pursuant to § 1(2b) AFFG	4,095,741	—	(1,487,892)	(1,487,892)

Liabilities and equity
Deposits from banks	425,088	3,097	(310)	2,787
Deposits from other customers	753,965	995	(100)	896
Debt securities in issue	21,640,415	3,954,737	(395,474)	3,559,263
Derivative financial instruments	555,651	107,917	(86,138)	21,780
EFS interest rate stabilisation provision	1,638,577	—	(5)	(5)
Equity	800,864	—	(0)	(0)

Income statement
Foreign exchange differences from debt securities in issue and derivative financial instruments			1,488,318
Foreign exchange differences from guarantees pursuant to § 1(2b) AFFG			(1,487,892)
Foreign exchange differences from other assets/liabilities			(431)

Subtotal foreign exchange differences			(5)
Carryover of measurement result from EFS interest rate stabilisation provision			5

Subtotal measurement of debt securities in issue and derivative financial instruments			5

Net gain or loss on financial instruments			0

Swiss franc FX sensitivity 2016

€ thousand	Carrying amount 31 Dec 2016	Included CHF positions (in EUR)	CHF/EUR -10%	Value after rate change
Assets
Loans and advances to banks	14,483,492	8,011	(801)	7,210
Loans and advances to customers	1,572,646	—	—	—
Other financial assets	3,039,350	—	—	—
Derivative financial instruments	1,051,666	887,313	960,961	1,848,274
Guarantees pursuant to § 1(2b) AFFG	5,683,157	—	(1,665,869)	(1,665,869)

Liabilities and equity
Deposits from banks	909,475	1,666	(167)	1,499
Deposits from other customers	837,592	1	—	1
Debt securities in issue	21,261,202	4,395	(439,520)	(435,125)
Derivative financial instruments	719,622	265,985	(265,985)	—
EFS interest rate stabilisation provision	1,743,311	—	(37)	(37)
Equity	766,142	—	—	—

€ thousand	Carrying amount 31 Dec 2016	Included CHF positions (in EUR)	CHF/EUR -10%	Value after rate change
Income statement
Foreign exchange differences from debt securities in issue and derivative financial instruments			1,666,466
Foreign exchange differences from guarantees pursuant to § 1(2b) AFFG			(1,665,869)
Foreign exchange differences from other assets/liabilities			(634)

Subtotal foreign exchange differences			(37)
Carryover of measurement result from EFS interest rate stabilisation provision			37

Subtotal measurement of debt securities in issue and derivative financial instruments			37

Net gain or loss on financial instruments			0

Note 38 Risk management

OeKB is a special-purpose bank for capital market services, energy market services, and the Austrian export industry. It engages in no retail or deposit-taking business. The two credit institution subsidiaries “Österreichischer Exportfonds” GmbH and Oesterreichische Entwicklungsbank AG supplement the export services of OeKB, and the credit institution subsidiary OeKB CSD GmbH the capital market services. In significant business segments, the OeKB bank group (corresponds to OeKB Group) acts as a contractor to the Republic of Austria.

To ensure the stability and profitability of the Bank in the interest of all stakeholders (especially customers, owners, and the Republic of Austria), risk management and risk controlling are key processes within the business strategy. The OeKB bank group maintains comprehensive and appropriate risk management systems as required by its risk profile and business model.

The most important risk management measures in 2017 included the qualification of business risk as a material risk by the Executive Board in coordination with the Risk Committee of the Supervisory Board. The implementation of the EBA Guideline on interest rate risk in the banking book (IRRBB) was finalised and integrated into standard reporting. Further focuses were placed on internal governance at the level of the bank group and the refinement of group-wide standards, as well as on data governance (BCBS 239) and data availability and on the creation of a comprehensive IT strategy. The focus in 2018 will be placed on ORM topics in a broader sense (ICT risks, outsourcing) and on central reporting, as well as on refinements in the areas of stress testing and interest rate risks.

Key aspects of the risk policy

Each risk exposure that is accepted must conform with the risk policy and strategy defined by the Executive Board of OeKB Group. The policy and strategy are reviewed annually and are intended to ensure a stable return on equity on the basis of a conservative approach to business and operational risks.

The risk policy and strategy set out the risk management principles, the key features of the risk management organisation, the risk appetite, and the principles for the measurement, control, and limitation of the defined risk categories. In this manner, the Executive Board of OeKB ensures the uniform management of risks throughout the bank group.

Market risk, credit risk, business risk and operational risk are recognised as key risks. OeKB bank group also places importance on the conservative management of liquidity risk with the objective of being able to meet all payment obligations at all times even in periods of stress.

Special features of OeKB – legal environment and its effects on risk management

The Export Financing Scheme represents the great majority of assets on the balance sheet (see also Note 1).

The risks of the Export Financing Scheme that is administered for the Republic of Austria are mitigated by extensive collateral and guarantees, especially from the Austrian government. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customer access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in OeKB’s refinancing operations (creditor guarantees) and the government guarantees protecting OeKB from exchange rate risk (exchange rate guarantees).

Exemptions from regulatory requirements are highly important for OeKB’s business model. OeKB is exempt from the liquidity regulations (LCR, NSFR) as well as European and national provisions for the banking union (such as the BRRD). Further exemptions exist regarding export guarantees (i.e. the EFS), in particular the exemption from the European Union’s CRR (Regulation [EU] No. 575/2013). These exemptions also apply to the fully consolidated subsidiaries, “Österreichischer Exportfonds” GmbH and Oesterreichische Entwicklungsbank AG. Similar exemptions apply to the fully consolidated subsidiary OeKB CSD GmbH, which applied for a licence according to the CSD regulations in 2017. Together with OeKB, these subsidiaries form a bank group.

OeKB as the parent bank runs the Internal Capital Adequacy Assessment Process (ICAAP) pursuant to § 39a(1) BWG on a consolidated basis as the Group ICAAP; accordingly, no individual ICAAPs are performed at an institutional level.

Because of the special importance of the Export Financing Scheme and based on the management principles of OeKB, the EFS is treated as a separate investment risk entity (part of credit risk) in the Group ICAAP. For this purpose, a separate risk coverage calculation is performed for the EFS. The EFS poses no risks for the OeKB Group so long as it can bear its own risks. Any risk exceeding the Export Financing Scheme’s risk coverage capital would become part of the Group’s credit risk. For details, see ICAAP EFS and its integration in the Group ICAAP in Note 40.

Organisation

Given OeKB Group’s key business activities and its specific business and risk structure, the Bank has adopted a clear functional organisation for its risk management process with well defined roles. In line with proportionality rules, there is no separation between risk origination and risk oversight in the Executive Board.

Executive Board: In accordance with the responsibilities prescribed in the Austrian Banking Act, the Executive Board sets the risk policy and strategy in coordination with the Risk Committee of the Supervisory Board. As part of the Group’s enterprise-wide risk management, the Executive Board works together with the Risk Management Committee to determine the acceptable aggregate amount of risk (based on the calculated capacity to assume risk), approve risk limits derived from this aggregate, and adopt procedures for risk monitoring.

Risk Management Committee: The function of the Risk Management Committee consists of strategic risk controlling and risk monitoring in accordance with the valid risk policy. The Risk Management Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types, and decides what action to take based on the risk reports. The committee consists of the Executive Board, the Chief Risk Officer (CRO) and Deputy CRO, the Operational Risk Manager (ORM), the Financial Risk Manager (FRM), the Internal Control System Officer, the Legal Compliance Officer, as well as representatives from the Accounting & Financial Control department and the business segments.

Chief Risk Officer: The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer, supported by the Financial Risk Manager, the Operational Risk Manager, and the Chief Information Security Officer (CISO). The CISO reports directly to the full Board and, once a year, to the Risk Committee of the Supervisory Board.

Risk Controlling department: The Risk Controlling department is responsible for the measurement and assessment of financial risks, operating-level financial risk controlling including monitoring the internal limits, and the practical implementation of the Internal Capital Adequacy Assessment Process.

Operational risk management: The standards for the management of operational risk are implemented in OeKB’s business operations by the Organisation, Construction, Environmental Issues, and Security department (OBUS) with the exception of information security matters, which are the responsibility of the Chief Information Security Officer. The activities relating to operational risk management and information security and those coming under the remit of the Internal Control System Officer are subject to ongoing coordination.

Asset and Liability Management Committee: The responsibilities of the ALCO consist primarily of setting the EFS lending rates and defining the EFS products and assessing the liquidity and managing the market risk in the EFS in accordance with the prevailing market conditions.

Internal Audit: The organisational units involved in the risk management process and the procedures that are applied are regularly reviewed by the Internal Audit department (3rd line of defence).

Supervisory Board: The Supervisory Board oversees all risk management arrangements at OeKB and receives quarterly reports on OeKB’s risk situation. These risk reports present a detailed view of OeKB Group’s risk situation. The Supervisory Board also maintains a Risk Committee pursuant to § 39d BWG, which convened for one meeting in 2017. The Audit Committee of the Supervisory Board also monitors the effectiveness of the internal control system.

Reporting and other risk-mitigating units and measures

OeKB has implemented a comprehensive and risk-oriented reporting scheme to ensure that the senior management responsible for managing and monitoring financial and operational risks are informed adequately and in good time. This reporting includes the quarterly risk reports by the Executive Board to the Supervisory Board and annual coordination and consultation within the Risk Committee of the Supervisory Board pursuant to § 39d BWG.

Risk management is supplemented by the internal control system (ICS), which ensures compliance with guidelines and risk-mitigation measures. An Internal Control System Officer was nominated to ensure that the ICS complies with the legal requirements and to implement and continuously refine the ICS guideline enacted by the Executive Board. Largely automated general IT controls and audits conducted by the Internal Audit department ensure its effectiveness.

To minimise legal risks, a Legal Compliance Officer reports directly to the Executive Board and provides a comprehensive view of the effects of different legal matters on OeKB. This officer is also responsible for compliance in accordance with the Securities Supervision Act (WAG). OeKB has also set up an organisational structure and appointed an officer to implement the anti-money-laundering and counter-terrorism measures set forth in the Austrian Banking Act.

As part of the operational risk management strategy, organisational structures have been defined for various emergency and crisis scenarios.

Risk management framework, policies, and guidelines

In addition to maintaining a suitable risk management organisation, the OeKB bank group has a comprehensive system of internal guidelines that enables the Executive Board to manage Group-level risks and risks at the level of OeKB as an individual company.

This framework has a cascading structure. The policies and guidelines adopted by the Executive Board form the uppermost level. The downstream organisational units that are responsible for risk management create more detailed, concrete guidelines as needed on the basis of these executive policies and guidelines. The work instructions, standard operating procedures, and method and process documentation that are derived from the adopted guidelines and policies form the bottom level and are generally under the responsibility of the department heads. The policies and guidelines apply to the entire bank group or to the individual company depending on their individual purposes and content.

Risk appetite and approaches to risk control

The ICAAP serves to ensure the maintenance of the defined bank-specific level of capital adequacy and forms an integral part of the management process as a measurement and controlling tool. The risk appetite is set annually by the Executive Board in coordination with the Risk Committee of the Supervisory Board.

The process accounts for the going concern approach and the gone concern approach as required by the supervisory authorities. The key difference between the two approaches lies in the definition of the economic capital available to cover risk and the choice of the confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern approach).

Another measure for expressing risk appetite is based on liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of at least one month and a target survival period of at least two months have been set for OeKB Group.

Note 39 Internal Capital Adequacy Assessment Process (ICAAP)

OeKB runs the Internal Capital Adequacy Assessment Process exclusively at the Group level. This is done according to the two steering perspectives specified in Note 38, going concern and gone concern.

There is no steering of individual business divisions or segments within OeKB, as this is of limited relevance. The steering of bank subsidiaries is based on risk budgets, and a separate ICAAP is carried out for the EFS (see Note 40).

The risk coverage calculation is performed quarterly by the Risk Controlling department – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. The results of liquidity and market risk analyses are also dealt with by the ALCO. The most important systems for risk measurement and risk monitoring are SAP, QRM, Bloomberg, and proprietary systems.

Risk measurement principles

The key variable in the measurement and management of risk is economic capital. Risk is defined by OeKB as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The economic capital is calculated on the basis of a one-year horizon at the confidence levels defined in the steering principles.

The risk coverage calculation especially takes all defined material risk categories into account, namely credit risk, market risk, operational risk, and business risk. Credit risks are measured using the credit value at risk (CVaR) approach and market risks using the VaR approach. Business risk is determined on the basis of a statistical analysis of empirical target deviations in the operating profit.

Liquidity risk is measured and managed primarily on the basis of the survival period. The survival period is determined on the basis of cash flow and funding projections (using idiosyncratic and systemic stress assumptions) that are compared with the liquidity buffer (see Note 41).

Risk coverage calculation and limitation

In the risk coverage calculation, the economic capital requirement is compared with the risk coverage capital (internal or business capital). This is done in consideration of different coverage objectives and approaches (going concern and gone concern), see also Note 38.

Based on the results of the risk coverage calculation and the recommendations by the Risk Management Committee, the Executive Board defines the limits for market and credit risk for OeKB Group as a whole as well as risk budgets for the bank subsidiaries. Compliance with these limits and risk budgets is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board on a quarterly basis. Additional operational limits are also in place in key areas. These also cover the monitoring of risk concentrations.

In the risk coverage calculation, concentrations of risk between risk types are taken into consideration by determining the aggregate risk as the sum of the type-specific risk capital amounts and thus assuming a perfectly positive correlation.

The measurement of operational risk is based on the Basic Indicator Approach expanded by a distribution for scaling to the respective confidence level of the specific approach.

The following table shows the high risk-bearing capability of OeKB Group in the going concern and gone concern approach. The increase in the economic capital can primarily be attributed to a reduction in the hedging positions in the investment portfolio.

Risk coverage calculation for OeKB Group

	31 Dec 2017		31 Dec 2016
€ thousand	Economic capital	Available risk coverage capital	Economic capital	Available risk coverage capital
Going Concern	78,704	713,082	60,231	660,978
Gone Concern	104,125	870,532	82,714	818,428

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers and multivariate market-specific tests. To assess the sustainability of the risk-bearing capacity under adverse market conditions, input parameters such as volatilities, correlations, and probabilities of default are subject to stress on the basis of a macroeconomic scenario and then evaluated on the basis of this risk-bearing capacity.

Comparison of risk pursuant to ICAAP with minimum regulatory capital requirements pursuant to Art. 92 of Regulation (EU) No. 575/2013

	Value at Risk pursuant to ICAAP (confidence level 99.98%)		Regulatory capital requirement purs. to Reg. (EU) No. 575/2013 (see Note 27)
	31 Dec 2017	31 Dec 2016	31 Dec 2017	31 Dec 2016
Credit risk	36,019	33,153	47,628	48,220
Commodity and foreign exchange risk	33,010	1,203	5,437	5,416
Other market risk in the banking book	4,224	18,261	—	—
Other risks	4,958	3,939	—	—
Operational risk	25,914	26,159	20,366	20,558

The risk changes in the items ‘Commodity and foreign exchange risk’ and ‘Other market risk in the banking book’ are primarily the result of changes in the investment portfolio. These reflect both an increase in risk directly in the special purpose fund of OeKB due to the reduction of FX and stock hedges on the one hand and a reduction in interest rate risk (including diversification effects) on the other.

For details concerning the individual risk types considered in the Group’s ICAAP, see Note 40.

Note 40 Risk types in detail

Market risk

Market risk is the risk of losses due to changes in market parameters. OeKB distinguished between specific and general interest rate risk, foreign exchange risk, and equity price risk. As no trading book is maintained, OeKB’s market risks relate only to banking book positions.

Risks are assessed in the Group ICAAP by using the value at risk concept to estimate maximum potential losses within a single year. According to the steering principles, the calculation is carried out at the two confidence levels of 99.9% and 99.98%. The economic capital determined in this manner is then taken into account in the risk coverage calculation.

The largest amount of economic capital stems from the OeKB’s investment portfolio (see Note 18, Other financial assets), 9.6% (2016: 9.4%) of which consisted of investment funds and 90.4% (2016: 90.6%) of which was made up of bonds held by the Group. Of these bonds, € 2,254.8 million (2016: € 2,298.1 million) serve as a liquidity buffer in the Export Financing Scheme; the buffer’s interest rate risk is hedged by derivative financial instruments. The value at risk of the rest of the investment portfolio is determined monthly. At 31 December 2017, the VaR amounted to € 31.3 million (2016: € 12.2 million) for a holding period of one year at a 99.9% confidence level. In the risk management of the investment portfolio, the in-house portfolio management is supported by an external overlay manager.

Exchange rate risks arise above all in connection with raising long-term and short-term funds for the Export Financing Scheme. These risks are largely covered by an exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act (see also Note 1). An EFS interest rate stabilisation provision is maintained for interest rate risks under the Export Financing Scheme, which are measured using earnings at risk (see also Note 1). It forms the dedicated capital available to cover the risks determined in the risk coverage calculation for the Export Financing Scheme (see EFS ICAAP and its integration into the Group ICAAP below for more details).

With the exception of export promotion business in accordance with the Export Guarantees Act and the Export Financing Guarantees Act, the effects of extreme market scenarios are calculated using stress tests. These tests comprise both the determination of the value at risk under stress conditions (such as credit migration and correlations) and multivariate stress tests based on specific historical scenarios (such as Black Monday, 11 September, and the 2007/08 financial crisis). The effects of interest rate shifts and twists as defined by the EBA Guidelines on interest rate risk in the banking book are also calculated in present-value and net-result terms on a quarterly basis.

Gap analysis

The following tables show the gap analysis for OeKB Group. The comparison with the table for the previous year shows that OeKB has not made any substantial changes to its gap strategy.

Gap analysis at 31 December 2017

€ thousand	Up to 3 months	3 to 6 months	6 months to 1 year	1 to 5 years	More than 5 years	Carrying amount
Cash and balances at central banks	424,206	—	—	—	—	424,206
Loans and advances to banks	8,138,526	1,527,590	467,199	3,634,520	2,425,045	16,192,881
Loans and advances to customers	1,376,554	146,106	570	4,285	9,471	1,536,986
Bonds and other fixed-income securities	289,301	62,000	11,000	912,900	1,265,885	2,541,086

Total	10,228,587	1,735,697	478,768	4,551,705	3,700,401	20,695,158
Deposits from banks	(400,088)	(25,000)	—	—	—	(425,088)
Deposits from customers	(728,729)	(25,000)	—	(236)	—	(753,965)
Debt securities in issue	(4,964,823)	(1,880,013)	(833,546)	(9,782,000)	(4,180,034)	(21,640,415)

Total	(6,093,639)	(1,930,013)	(833,546)	(9,782,236)	(4,180,034)	(22,819,468)
Gap before derivative financial instruments	4,134,947	(194,316)	(354,777)	(5,230,531)	(479,633)
Effect of derivative financial instruments	(7,068,301)	1,113,140	(364,269)	5,103,590	1,215,839

Total	(2,933,354)	918,824	(719,046)	(126,940)	736,207

Gap analysis at 31 December 2016
€ thousand	Up to 3 months	3 to 6 months	6 months to 1 year	1 to 5 years	More than 5 years	Carrying amount
Cash and balances at central banks	413,360	—	—	—	—	413,360
Loans and advances to banks	7,998,155	875,730	305,059	3,077,885	2,226,662	14,483,492
Loans and advances to customers	1,416,151	94,929	34,457	15,950	11,159	1,572,646
Bonds and other fixed-income securities	333,336	19,000	108,500	659,750	1,483,135	2,603,721

Total	10,161,003	989,659	448,016	3,753,585	3,720,956	19,073,220
Deposits from banks *	(884,475)	(25,000)	—	—	—	(909,475)
Deposits from customers	(832,066)	(5,000)	—	(525)	—	(837,592)
Debt securities in issue	(3,945,216)	(2,487,652)	—	(11,809,191)	(3,019,142)	(21,261,202)

Total	(5,661,758)	(2,517,652)	—	(11,809,717)	(3,019,142)	(23,008,269)
Gap before derivative financial instruments	4,499,245	(1,527,993)	448,016	(8,056,131)	701,814
Effect of derivative financial instruments	(6,544,142)	1,207,705	(139,719)	6,041,534	(565,378)

Total	(2,001,116)	(320,288)	308,297	(2,014,597)	136,436

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

Credit risk

OeKB differentiates between the following types of credit risk: counterparty risk/default risk, investment risk, and concentration risk. Credit risks are assessed using the credit value at risk (CVaR). This is the difference between absolute VaR at a given confidence level (for example 99.98% in the gone concern approach) and the expected loss associated with the respective default.

The creditworthiness of counterparties is assessed using a clear rating and mapping system. This rating is based on a detailed 22-part internal master scale that differentiates between sovereign and other counterparties in the very good rating segment in assessing the probability of default.

The distribution of assets in OeKB Group’s banking book across rating categories was as shown in the table below. Guaranteed assets are assigned to the rating category of the guarantor in the amount of the guarantee.

Credit portfolio by rating category 2017

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC or lower)	Carrying amount
Cash and balances at central banks	424,206	—	—	—	—	—	424,206
Loans and advances to banks	15,791,124	231,866	169,743	7	—	141	16,192,881
Loans and advances to customers	1,490,232	42,830	2,411	28	—	1,485	1,536,986
Loan loss provisions	—	—	—	—	—	—	—
Other financial assets	2,686,167	51,917	296,844	1,368	—	32	3,036,328
Derivative financial instruments	78,928	374,384	80,575	—	—	—	533,887
Guarantees pursuant to § 1(2b) AFFG	4,095,741	—	—	—	—	—	4,095,741

Credit facilities and commitments to lend amounted to € 3,075,769 thousand at the reporting date.

Credit portfolio by rating category 2016

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC or lower)	Carrying amount
Cash and balances at central banks	413,360	—	—	—	—	—	413,360
Loans and advances to banks	14,018,835	260,116	204,013	12	—	515	14,483,492
Loans and advances to customers	1,515,104	37,291	15,522	—	338	4,391	1,572,646
Loan loss provisions	—	—	—	—	—	—	—
Other financial assets	2,693,402	43,191	301,599	—	1,127	31	3,039,350
Derivative financial instruments	301,965	661,922	87,778	—	—	—	1,051,666
Guarantees pursuant to § 1(2b) AFFG	5,683,157	—	—	—	—	—	5,683,157

Credit facilities and commitments to lend amounted to € 3,539,113 thousand at the reporting date.

OeKB Group’s credit exposure consists primarily of financial instruments in the Export Financing Scheme (loans and advances to banks and customers). These loans are extended according to strict principles and high collateral requirements (mainly by guarantees of the Republic of Austria).

Because of these guarantees, the increase in lending volume in 2017 entails almost exclusively commitments with top credit ratings.

To secure credit risks in connection with derivative financial instruments, collateral agreements are concluded with all counterparties. Credit derivatives are not used.

Credit risk concentrations

Significant credit risk concentrations are found primarily in the EFS and mainly concern banks, the Republic of Austria, and further collateral providers. These concentrations are inherent to the business model and scope for diversification in this regard is limited.

The following table shows the geographical breakdown of the loans and advances to banks and customers.

Portfolio breakdown by country after recognition of collateral

	Loans and advances to banks		Loans and advances to customers		Carrying amount per country
€ thousand	2017	2016	2017	2016	2017	2016
Austria	14,849,706	13,292,536	1,535,507	1,570,848	16,385,213	14,863,384
Germany	343,057	248,470	5	8	343,062	248,478
Finland	264,512	231,932	—	—	264,512	231,932
France	207,937	143,947	—	—	207,937	143,947
Italy	206,082	133,310	—	—	206,082	133,310
Great Britain	69,671	243,674	—	—	69,671	243,674
Other countries	251,915	189,624	1,474	1,790	253,389	191,414

Total	16,192,881	14,483,492	1,536,986	1,572,646	17,729,867	16,056,138

Guarantees from national governments and international organisations have been issued for 98.6% (2016: 95.0%) of the loans and advances to banks and customers shown in the table above.

In addition to the regulatory requirements, the Executive Board has set volume limits at the transaction type, portfolio, and counterparty levels for the Bank’s business operations. Through a limit system implemented in the IT system SAP, compliance with defined credit limits and with the large-loan limits set by the Supervisory Board is verified daily.

EFS ICAAP and its integration in the Group ICAAP

In line with OeKB’s steering principles, OeKB performs a separate risk coverage calculation for the EFS. Risks within the EFS that are not covered by the guarantees from the Republic of Austria are evaluated and compared with the EFS interest rate stabilisation provision pursuant to the UGB, which serves as risk coverage capital for the EFS.

The EFS is taken into account as investment risk within OeKB Group’s Internal Capital Adequacy Assessment Process (ICAAP). Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB’s credit risk and is included in the calculation of risk coverage for OeKB Group.

In accordance with the primary steering principle, market risks are measured using earnings at risk and credit risks using CVaR. The extensive collateral and guarantees provided by the Austrian government result in a high level of risk concentration vis-a-vis the Republic of Austria, which is not measured due to the high quality of the collateral. Like the calculation of market risk, the calculation of credit risk also uses Monte Carlo Simulation techniques that allow intra-concentration risks in the economic capital to be taken into account. The quality of the collateral is taken into account in accordance with the issuer credit rating and the correlation to the borrower. Other relevant risk types are CVA risk in connection with derivative financial instruments and refinancing risks. Since liquidity risks outside the EFS are minor, refinancing risk is accounted for in full in the EFS ICAAP. In line with the defined risk appetite, the risk is calculated at the same confidence levels as in the Group ICAAP, i.e. 99.9% and 99.98%.

The aggregate risk is compared with the risk coverage capital in the risk coverage calculation to assess the EFS’s ability to bear its associated risks. The funds available to cover risk essentially correspond to the EFS interest rate stabilisation provision pursuant to the UGB. These funds result from surpluses generated in the EFS, which are to be retained in the EFS in accordance with the decree of the Ministry of Finance from 1968 (non-interest liability). As the tax office only treats the EFS interest rate stabilisation provision as a ‘deductible debt item’ if the funds are used to lower the effective refinancing interest rate, a tax provision is added to the economic capital for credit risk when calculating the risk-bearing capacity.

Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB’s credit risk and is included in the calculation of risk coverage for OeKB Group. Thanks to the risk-averse management of the EFS, this has not occurred since the inception of the risk coverage calculation in 2007.

Business risk

OeKB Group understands business risk to primarily mean a deterioration of profits caused by unexpected changes in business volume or margins; this risk implicitly includes business model risk and strategic risks arising from business policy decisions and changes in economic or legal conditions as well as reputation risks as negative consequences of stakeholder perceptions.

Business risk is initially determined on a quantitative basis and then subject to expert review so that concrete limits can be set annually by the Risk Management Committee. As this risk category is a profit risk, it is accounted for in the risk coverage calculation by being deducted from the risk coverage capital (free capital for risk coverage see Note 39).

Aside from quantitative inclusion in the ICAAP, OeKB is aware of the relevance of these risks in particular in its role as a special-purpose bank, due to the high importance of the Export Financing Scheme, and in light of the associated legal exceptions. The active monitoring of legislative changes, stakeholder dialogue, adherence to a conservative risk policy, and a proactive reputation policy (including a code of conduct) are central factors in mitigating these risks.

Operational risk

Operational risk is the risk of losses resulting from the inadequacy or failure of internal processes, people, or systems or from external events including legal risks.

Standards, rules, and processes are derived from the risk policy and documented in manuals. This also includes emergency management manuals, contingency plans, and crisis scenarios, all of which are reviewed annually. The effectiveness of plans and concepts is checked using tests and exercises. The ongoing maintenance and evaluation of the central loss incident database, in which near losses are also documented, helps to ensure the continuous optimisation of operational risks.

Given the high importance of information security, the Group has a separate Information Security Officer. Legal risks are mitigated through ongoing monitoring by the business segments, through the activities of the bank’s Legal Officer, and through coordination by a Legal Compliance Officer.

Operational risk is dictated by the corporate culture and the behaviour of each individual more strongly than market risk and credit risk. With this in mind, the Executive Board has established a code of conduct with binding rules, which provides clear value concepts and rules concerning corruption prevention, a whistle-blower system, and a complaints system, among other aspects.

The economic capital requirement is determined by scaling the regulatory capital requirement according to the Basic Indicator Approach to the respective confidence level.

Regular checks conducted by Internal Audit and an effective internal control system contribute to the further mitigation of operational risks.

Other risks

Model risks and risks from risk types that are not separately measured are taken into account in the risk coverage calculation by the application of percentage surcharges to the determined economic capital.

OeKB Group faces various risk concentrations. Two of the most significant concentrations are the business field concentration as a special-purpose bank and the dependence on the guarantees provided by the Republic of Austria in connection with the EFS. These concentrations are inherent to the business model and scope for diversification in this regard is limited.

Inter-concentration risks that arise from interdependences between different risk types are factored into the Group ICAAP as well as into the EFS ICAAP by aggregating the economic capital values for each risk type (credit risk, market risk, etc.). Multivariate stress tests are also performed to evaluate these risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group as most of its assets stem from the Export Financing Scheme. The EFS exposure is secured by the guarantees of the Republic of Austria to a large extent, and the debt financing is part of the business model.

Note 41 Liquidity risk management (ILAAP)

OeKB bank group differentiates between the following types of liquidity risk:

•	the risk of not being able to meet present or future payment obligations fully as they fall due;

•	refinancing risk, in other words the risk that funding can be obtained only at unfavourable market terms; and

•	market liquidity risk, in other words the risk that assets can be sold only at a discount.

Liquidity risk management is performed for OeKB Group as a unit, including the Export Financing Scheme.

The goal of OeKB’s liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s excellent standing for decades on the international financial markets coupled with the high diversification of its funding instruments, markets, and maturities, and most importantly of all the Austrian government guarantee protecting the lenders pursuant to § 1(2a) AFFG combine to facilitate market access for the Group even when markets are under special stress. The processes used to measure and manage liquidity risk are documented in the liquidity risk management manual.

As the overwhelming need for liquidity results from the Export Financing Scheme, the refinancing risk is factored into the risk coverage calculation for the EFS.

The central tool for the measurement of liquidity risk in the narrower sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets.

The average survival period determined by this methodology was over six months in 2017. OeKB defines the survival period as that period for which the current liquidity buffer is sufficient under an assumed combination of simultaneous idiosyncratic and systemic stresses to meet all payment obligations without having to raise additional capital on the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period, the survival period is thus the time available to take any strategic corrective action necessary. A liquidity contingency plan is in place for crisis situations.

The unencumbered liquidity buffer of OeKB Group has the following composition:

Liquidity buffer of OeKB Group

€ thousand	Fair value 2017	Fair value 2016
Cash and balances at central banks	424,206	413,360
Less minimum reserves	(39,782)	(44,530)

Cash and balances at central banks	384,424	368,830
Securities deposited at the central bank	5,831,052	4,182,707
Treasury bills and similar securities eligible for rediscounting	957,355	1,087,902
Bonds from other issuers eligible for rediscounting	14,698	18,754

Total	7,187,529	5,658,193

Nearly all treasury bills that are eligible for rediscounting by the ECB are pledged as collateral to ensure access to the multi-currency Swiss repo market. These are immediately available as realisable liquidity together with the securities deposited at the central bank, taking the corresponding discounts into account.

The following table shows the maturity structure of the financial liabilities. The interest and principal cash flows are assigned to the individual maturity bands based on the contractual maturities. The utilisation of unused credit facilities is accounted for on the basis of the contractually agreed payout dates. The cash flows from derivative financial instruments are included in the analysis as a net inflow or outflow based on the contractually agreed amounts.

Financial liabilities—as at 31 December 2017

€ thousand	Contractual cash flows	Up to 1 month	1 month to 1 year	1 to 5 years	More than 5 years	Carrying amount
Deposits from banks	(427,245)	(318,575)	(5,391)	(23,061)	(80,218)	(425,088)
Depositis from customers	(773,156)	(196,833)	(3,270)	(543,111)	(29,942)	(753,965)
Debt securities in issue	(22,547,368)	(1,283,794)	(5,473,826)	(11,093,235)	(4,696,512)	(21,640,415)
Derivative financial instruments	(526,647)	9,337	(133,943)	(354,886)	(47,155)	555,651
Unused limit	1,520,201	62,610	575,636	863,408	18,547

Total	(22,754,215)	(1,727,256)	(5,040,795)	(11,150,885)	(4,835,280)

Financial liabilities—as at 31 December 2016

€ thousand	Contractual cash flows	Up to 1 month	1 month to 1 year	1 to 5 years	More than 5 years	Carrying amount
Deposits from banks *	(915,357)	(792,819)	(580)	(48,205)	(73,754)	(909,475)
Depositis from customers	(838,980)	(302,704)	(2,476)	(506,617)	(27,182)	(837,592)
Debt securities in issue	(22,427,377)	(1,242,962)	(4,211,768)	(13,333,519)	(3,639,128)	(21,261,202)
Derivative financial instruments	(707,402)	(6,895)	(280,066)	(383,231)	(37,211)	(719,622)
Unused limit	2,221,700	504,111	786,264	931,326	—

Total	(22,667,416)	(1,841,269)	(3,708,626)	(13,340,246)	(3,777,275)

*	Changed presentation (see Note 1 – Changes in recognition and measurement methods).

The liquidity buffer as at 31 December 2017 therefore exceeds the financial liabilities that come due within one year.

Daily liquidity is ensured on the basis of the needs and coverage calculation, and long-term liquidity is assessed on the basis of the gap analysis.

Gap according to the gap analysis

	Up to 2 years		2 to 5 years		5 to 10 years		More than 10 years
€ thousand	2017	2016	2017	2016	2017	2016	2017	2016
Liquidity gap	(2,661,607)	(2,093,520)	(862,693)	(4,534,551)	2,321,675	3,761,570	(587,596)	(332,218)

OeKB does not manage its liquidity according to the liquidity coverage ratio (LCR) or net stable funding ratio (NSFR). Pursuant to § 3(2)1 of the BWG, the following legal provisions do not apply: Part 6 of Regulation (EU) No. 575/2013 and §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) of the BWG.

Note 42 Staff disclosures

During the financial year, the Group had an average of 402 full-time equivalents (2016: 406).

Note 43 Officer’s compensation and loans

The following table gives details of the aggregate compensation of the Executive Board and Supervisory Board members. The remuneration of the Executive Board includes salaries, a variable component based on the success of the company, benefits in kind, and payments for defined-contribution benefits after the end of the employment relationship. A change was made to the composition of the Executive Board on 31 July 2016.

Remuneration of the members of the Executive Board

€ thousand	2017	2016
Current benefits	(854)	(992)
Benefits due after the end of the employment relationship	(126)	(1,629)
Other non-current benefits	(668)	(665)
Benefits relating to the end of the employment relationship	(101)	(202)

Total	(1,749)	(3,488)

Remuneration of former members of the Executive and Supervisory Board

€ thousand	2017	2016
Former members of the Executive Board	(1,197)	(1,025)
Former members of the Supervisory Board	(191)	(198)

The figure for benefits due after the end of the employment relationship for the previous year results primarily from the reduction in the discount rate for employee benefit provisions from 2.40% to 1.75%. After the change in the Executive Board in the 2016 financial year, no active member of the Executive Board has entitlements under defined-benefit plans.

OeKB Group does not offer share-based payment.

The members of the Executive Board and Supervisory Board received no loans or guarantees from OeKB Group during the financial year, as was the case in the previous year.

Note 44 Other related party transactions

As a specialised institution for export services and capital market services, OeKB engages in many transactions with its shareholders such as acting as the main bank under the EFS and as an issuer of securities. In addition to shareholders (see following table), OeKB Group also defines companies that are controlled by the Group but not consolidated and companies that are recognised in the consolidated financial statements according to the equity method as related parties. Individuals who are considered related parties include the members of the Executive Board and Supervisory Board (see Note 45) of Oesterreichische Kontrollbank AG. All of the following transactions are conducted at arm’s length terms.

The majority of loans and advances to banks (financial instruments under the EFS) pertain to transactions with shareholders of OeKB. The share of interest and similar income generated by transactions with shareholders in 2017 came to € 62.9 million or 20.2% (2016: € 185.0 million or 53.0%). This interest and similar income included breakage costs from the early repayment of loans in the amount of € 10.0 million (2016: € 84.1 million).

The other financial assets are bonds that were publicly issued by the shareholders of OeKB. The fee and commission income from the investments in other unconsolidated companies results primarily from services relating to energy clearing.

Transactions between Oesterreichische Kontrollbank AG and fully consolidated subsidiaries are not disclosed in the consolidated financial statements because they are eliminated in the consolidation process.

The following balance sheet items include transactions with related parties of OeKB Group:

Related party transactions 2017

€ thousand	Owners of OeKB Group	Investments in unconsolidated subsidiaries and other interests	Equity- accounted investments
Other financial assets	25,927	—	—
Loans and advances to banks	11,642,678	—	—

Assets	11,668,605	—	—
Deposits from banks	57,521	—	—
Deposits from customers	—	17,460	28,387

Liabilities	57,521	17,460	28,387
Nominal amount of loan commitments, financial guarantees and other commitments	2,476,743	—	20,000
Interest and similar income	62,908	—	—
Interest and similar expenses	6,031	—	—
Income from investments	—	2,983	5,198
Fee and commission income	403	2,516	93
Other operating income	1,281	362	3,079

No transactions were conducted with the members of the Executive Board or Supervisory Board, as was the case in the previous year.

Related party transactions 2016

€ thousand	Owners of OeKB Group	Investments in unconsolidated subsidiaries and other interests	Equity- accounted investments
Other financial assets	29,117	—	—
Loans and advances to banks	10,818,778	—	—

Assets	10,847,895	—	—
Deposits from banks	16,213	—	—
Deposits from customers	—	17,549	40,211

Liabilities	16,213	17,549	40,211
Nominal amount of loan commitments, financial guarantees and other commitments	2,696,007	—	20,000
Interest and similar income	185,002	—	—
Interest and similar expenses	—	1	3
Income from investments	—	3,412	5,880
Fee and commission income	7,776	3,323	330
Other operating income	1,150	—	3,341

The following table shows the shareholder structure of OeKB, which did not change in annual comparison.

Ownership structure of Oesterreichische Kontrollbank AG at 31 December 2017

Shareholders	Number of shares held	Shareholding in %
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	217,800	24.750%
UniCredit Bank Austria AG, Vienna	142,032	16.140%
Erste Bank der oesterreichischen Sparkassen AG, Vienna	113,432	12.890%
Schoellerbank Aktiengesellschaft, Vienna	72,688	8.260%
AVZ GmbH, Vienna	72,600	8.250%
Raiffeisen Bank International AG, Vienna	71,456	8.120%

Shareholders	Number of shares held	Shareholding in %
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	44,792	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH, Vienna	44,000	5.000%
Oberbank AG, Linz	34,224	3.889%
Bank für Tirol und Vorarlberg Aktiengesellschaft, Innsbruck	26,888	3.055%
BKS Bank AG, Klagenfurt	26,888	3.055%
Volksbank Wien AG, Vienna	13,200	1.500%

Total shares	880,000	100.000%

Note 45 Board members and officials

Members of the Executive Board

Term of office
Name	from	to
Helmut Bernkopf	1 Aug 2016	31 Jul 2019
Angelika Sommer-Hemetsberger	1 Jan 2014	31 Dec 2018

Members of the Supervisory Board

Term of office
Position	Name	from	to
Chairman	Erich Hampel	1 Jan 2010	AGM 2021
First Vice Chairman	Walter Rothensteiner	2 Aug 1995	AGM 2021
Second Vice Chairman	Stefan Dörfler	18 May 2017	AGM 2022
Member	Harald Brückl	18 May 2017	AGM 2018
Member	Dieter Hengl	25 May 2011	AGM 2021
Member	Claudia Höller	18 May 2017	AGM 2018
Member	Peter Lennkh	18 May 2017	AGM 2022
Member	Herbert Messinger	18 Dec 2012	AGM 2021
Member	Jozef Sikela	12 May 2015	AGM 2020
Member	Herta Stockbauer	21 May 2014	AGM 2019
Member	Herbert Tempsch	29 May 2013	AGM 2018
Member	Susanne Wendler	18 May 2017	AGM 2022
Member	Robert Wieselmayer	19 May 2016	AGM 2021
Member	Robert Zadrazil	19 May 2009	AGM 2021
Member	Franz Zwickl	20 May 1999	AGM 2021
Member	Rainer Borns	19 May 2016	18 May 2017
Member	Heinrich Schaller	19 May 2016	18 May 2017
Member	Karl Sevelda	24 Sep 2013	18 May 2017
Second Vice Chairman	Thomas Uher	12 May 2015	18 May 2017
AGM = Annual General Meeting

Employee representatives

Term of office
Position	Name	from	to
Chairman of the Staff Council	Martin Krull	14 Mar 2002	13 Mar 2018
Vice Chairwoman	Erna Scheriau	1 Apr 2001	13 Mar 2018
Member	Alexandra Griebl	14 Mar 2010	13 Mar 2018
Member	Elisabeth Halys	1 Jul 2013	13 Mar 2018
Member	Ulrike Ritthaler	14 Mar 2014	13 Mar 2018
Member	Christoph Seper	14 Mar 2014	13 Mar 2018
Member	Markus Tichy	1 Jul 2011	13 Mar 2018

Audit Committee

Position	Name
Chairman	Walther Rothensteiner
Member	Erich Hampel
Member	Martin Krull

Working Committee

Position	Name
Chairman	Erich Hampel
Member	Walther Rothensteiner
Member	Martin Krull

Compensation Committee

Position	Name
Chairman	Erich Hampel
Member	Walther Rothensteiner
Member	Stefan Dörfler
Member	Martin Krull
Member	Erna Scheriau

Risk Committee

Position	Name
Chairman	Walther Rothensteiner
Member	Erich Hampel
Member	Martin Krull

Nomination Committee

Position	Name
Chairman	Erich Hampel
Member	Walther Rothensteiner
Member	Martin Krull

Government commissioners

under § 76 of the Austrian Banking Act

Position	Name	Term of office since
Commissioner	Harald Waiglein	1 Jul 2012
Deputy Commissioner	Johann Kinast	1 Mar 2006

The above government commissioners are also representatives of the Austrian Minister of Finance under § 6 of the Export Financing Guarantees Act.

Government commissioners

under § 27 of the Articles of Association (supervision of bond cover pool)

Position	Name	Term of office
Commissioner	Beate Schaffer	since 1 Nov 2013
Deputy Commissioner	Karl Flatz	since 1 Dec 2017
Deputy Commissioner	Edith Wanger	1 Jun 1997 until 30 Nov 2017

Note 46 Action for damages

The company was not aware of any actions for damages on the reporting date.

Note 47 Events after the balance sheet date

There were no events that required reporting after the balance sheet date.

Note 48 Date of approval for publication

These financial statements will be submitted to the Supervisory Board for approval on 21 March 2018. Additional disclosures in accordance with Part 8 of Regulation (EU) No. 575/2013 (Disclosure Report, in German only) are provided on the OeKB website (www.oekb.at).

Vienna, 6 March 2018

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

HELMUT BERNKOPF                             ANGELIKA SOMMER-HEMETSBERGER

Auditor’s Report

Report on the Consolidated Financial Statements

Audit Opinion

We have audited the consolidated financial statements of

Oesterreichische Kontrollbank Aktiengesellschaft,

Vienna, Austria

and its subsidiaries (the Group), which comprise the consolidated balance sheet as of 31 December 2017, and the consolidated statement of profit or loss and other comprehensive income, the consolidated cash flow statement and the consolidated statement of changes in equity for the year then ended, and the notes to the consolidated financial statements.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at 31 December 2017, and its consolidated financial performance and consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to Section 245a UGB (Austrian Commercial Code) and Section 59a BWG (Austrian Banking Act).

Basis for our Opinion

We conducted our audit in accordance with the EU Regulation 537/2014 (“EU Regulation”) and Austrian Standards on Auditing. These standards require the audit to be conducted in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities” section of our report. We are independent of the audited Group in accordance with Austrian Generally Accepted Accounting Principles and banking- and professional regulations, and we have fulfilled our other responsibilities under those relevant ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, however, we do not provide a separate opinion thereon.

Loans and advances to banks and to customers of the Export Financing Scheme

Refer to Note 1 General Objectives [Chapter: Legal basis of the Export Financing Guarantees and the Export Financing Scheme as well as features of the Export Financing Scheme].

Risk for the Financial Statements

As of 31 December 2017 loans and advances to banks and to customers of the Export Financing Scheme (EFS) amount to 17.729,9 Mio EUR, or 68 % of total assets.

The OeKB Export Financing Scheme is to fund export credits extended by Austrian and foreign banks participating in the scheme (with OeKB refinancing bank lending to the customer) preconditioned the Austrian and foreign banks comply with the credit rating criteria of OeKB (“house bank status”) and above all the legal requirements for assuming liability by the Republic of Austria in terms of the transactions as well as the requirements for administration and processing (collateral management) are fulfilled.

Essential criteria for recognition and valuation of loans and advances to banks and to customers of the EFS is consequently the verifcation of legal as well as contractual criteria by OeKB’s management. Therefore management established processes and internal controls heavily dependent on complex IT systems. Failures increase administration risk and can also impact valuation of loans and advances to banks and to customers of the EFS within the consolidated financial statements of OeKB Group.

Our Response

We analyzed the processes in the respective operating departments verifying the existance of the legal and contractual requirements in order to ensure the adequate valuation of loans and advances to banks and to customers of the EFS within the consolidated financial statements of OeKB Group. Furthermore we analyzed the relevant processes and key controls within these processes in the respective operating departments. In assessing and testing of “design & implementation” as well as “operating effectiveness” of the directors’ key controls in areas relevant for the audit of the financial statements we focused together with our IT specialists on:

•	Governance framework for the IT organisation and the controls over program development and changes, access to programs and data and IT operations, including compensating controls where required

•	Certain aspects of the security of the IT systems including access and segregation of duties

•	Securing the required legal as well as contractual criteria (mainly approvals and collaterals)

•	Conformal recording and mapping of contractual terms and conditions.

Determination of Fair Values of Financial Instruments

Refer to Note 5 Determination of Fair Value and Note 37 Fair Values of Financial Instruments.

Risk for the Consolidated Financial Statements

As of 31 December 2017, financial assets measured and carried at fair value represented 8.364,4 Mio EUR; ie 32 % of total assets of the OeKB Group and financial liabilities measured and carried at fair value represented 17.149,9 Mio EUR; ie 66 % of total liabilities of the OeKB Group.

The fair value of financial instruments without stock exchange quotations is determined through the application of valuation techniques which often involve the exercise of judgement by the directors and the use of assumptions and estimates therefore representing a risk of misstatement for the consolidated financial statements.

Our Response

Our audit procedures included the assessment of relevant controls over the identification, measurement and management of valuation risk and evaluating the methodologies, inputs and assumptions and estimates used by the management of OeKB Group in determining fair values.

With the assistance of our own valuation specialists, we critically assessed the assumptions and models used and reperformed an independent valuation assessment (esp for debt securities in issue and derivative financial instruments), by reference to what we considered to be available alternative methods and sensitivities to key factors. For a sample of valuation inputs we compared that against independent sources and externally available market data and critically assessed the appropriateness of the models and inputs.

We also considered whether the consolidated financial statement disclosures appropriately reflect the OeKB Group’s exposure to financial instrument valuation risk.

Responsibilities of Management Audit Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU and the additional requirements pursuant to Section 245a UGB (Austrian Commercial Code) and Section 59a BWG (Austrian Banking Act) and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Management is also responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting, unless management either intents to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

The audit committee is responsible for overseeing the Group’s financial reporting process.

Auditors’ Responsibility

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement – whether due to fraud or error – and to issue an auditor’s report that includes our audit opinion. Reasonable assurance represents a high level of assurance, but provides no guarantee that an audit conducted in accordance with the EU Regulation and Austrian Standards on Auditing (and therefore ISAs), will always detect a material misstatement, if any. Misstatements may result from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with the EU Regulation and Austrian Standards on Auditing, we exercise professional judgment and maintain professional skepticism throughout the audit.

Moreover:

•

We identify and assess the risks of material misstatement in the consolidated financial statements, whether due to fraud or error, we design and perform audit procedures responsive to those risks and obtain sufficient and appropriate audit evidence to serve as a basis for our audit opinion. The risk of not detecting material misstatements resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misprepresentations or override of internal control.

•

We obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	We evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

We conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our audit report to the respective note in the consolidated financial statements. If such disclosures are not appropriate, we will modify our audit opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

We evaluate the overall presentation, structure and content of the consolidated financial statements, including the notes, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

We obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

•

We communicate with the audit committee regarding, amongst other matters, the planned scope and timing of our audit as well as significant findings, including any significant deficiencies in internal control that we identify during our audit.

•

We communicate to the audit committee that we have complied with the relevant professional requirements in respect of our independence, that we will report any relationships and other events that could reasonably affect our independence and, where appropriate, the related safeguards.

•

From the matters communicated with the audit committee, we determine those matters that were of most signifycance in the audit ie key audit matters. We describe these key audit matters in our auditor’s report unless laws or other legal regulations preclude public disclosure about the matter or when in very rare cases, we determine that a matter should not be included in our audit report because the negative consequences of doing so would reasonably be expected to outweigh the public benefits of such communication.

Report on Other Legal Requirements

Group Management Report

In accordance with the Austrian Generally Accepted Accounting Principles, the group management report is to be audited as to whether it is consistent with the consolidated financial statements and prepared in accordance with legal requirements.

Management is responsible for the preparation of the group management report in accordance with the Austrian Generally Accepted Accounting Principles.

We have conducted our audit in accordance with generally accepted standards on the audit of group management reports as applied in Austria.

Opinion

In our opinion, the group management report is consistent with the consolidated financial statements and has been prepared in accordance with legal requirements.

Statement

Based on our knowledge gained in the course of the audit of the consolidated financial statements and our understandding of the Group and its environment, we did not note any material misstatements in the group management report.

Additional Information in accordance with Article 10 EU Regulation

At the Annual General Meeting dated 19 May 2016, we were elected as group auditors. We were appointed by the Supervisory Board on 17 Juni 2016. We have been the Group’s auditors from the year ended 31 December 1995, without interruption.

We declare that our opinion expressed in the “Report on the Consolidated Financial Statements” section of our report is consistent with our additional report to the Audit Committee, in accordance with Article 11 EU Regulation.

We declare that we have not provided any prohibited non-audit services (Article 5 Paragraph 1 EU Regulation) and that we have ensured our independence throughout the course of the audit, from the audited Group.

Auditor in Charge

The auditor in charge is Mag. Wilhelm Kovsca.

Vienna, 6 March 2018

KPMG Austria GmbH

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed by

MAG. WILHELM KOVSCA
Austrian Chartered Accountant

The consolidated financial statements together with our auditor’s opinion may only be published if the consolidated financial statements and the group management report are identical with the audited version attached to this report. Section 281 Paragraph 2 UGB (Austrian Commercial Code) applies.

REPUBLIC OF AUSTRIA

MAP OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2017 was approximately 8,800,000, according to Statistik Austria estimates. From 2010 to 2017, Austria’s population increased by 4.8%. Vienna, the capital, had a population of 1.9 million in 2017.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on October 15, 2017. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Alexander Van der Bellen was elected Federal President on December 4, 2016 and assumed office on January 26, 2017. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on December 18, 2017 by a coalition of the Austrian People’s Party and the Austrian Freedom Party and is led by Sebastian Kurz of the Austrian People’s Party as Chancellor and Heinz-Christian Strache of the Austrian Freedom Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2006 Elections	2008 Elections	2013 Elections	2017 Elections	Composition since June 2018
Austrian People’s Party (ÖVP)	66	51	47	62	22
Social Democratic Party of Austria (SPÖ)	68	57	52	52	21
Freedom Party of Austria (FPÖ)	21	34	40	51	16
The New Austria (NEOS)	—	—	9	10	—
Peter Pilz List (PILZ)	—	—	—	8	—
The Greens (GRÜNE)	21	20	24	—	2
Team Frank Stronach (FRANK)	—	—	11	—	—
Alliance for the Future of Austria (BZÖ)	7	21	—	—	—
Without party affiliation	—	—	—	—	—
Total	183	183	183	183	61

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations:

•

the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”). Austria is a founding member of the Asian Infrastructure Investment Bank (“AIIB”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 28.3% of the gross value added at current prices in 2017. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. The service sector accounted for 70.3% of GDP in 2017, with tourism playing an important role, while agriculture and forestry produced 1.3% of gross value added.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2013 through 2017. The 2017 GDP at current prices totaled EUR 369.9 billion, representing a 3.8% increase over 2016. In 2017, real GDP (reference year 2010) totaled EUR 326.7 billion, representing a 2.6% increase over 2016. The increase in GDP in 2017 was driven by domestic demand and exports.

GROSS DOMESTIC PRODUCT(1)

	2013	2014	2015	2016	2017	Percentage of 2017 total gross value added
	(Billions of euros at current prices)
Agriculture, forestry and fishing	4.1	4.0	3.9	4.0	4.4	1.3
Industry:
Mining and quarrying	1.5	1.4	1.1	1.0	1.1	0.3
Manufacturing	53.4	55.2	57.5	59.5	61.5	18.6
Electricity, gas and water supply, waste management	9.2	9.0	8.9	9.3	9.8	3.0
Construction	18.5	19.0	19.2	19.9	21.0	6.4

Total Industry	82.7	84.5	86.7	89.8	93.5	28.3
Service activities:
Wholesale and retail trade	35.4	36.6	37.5	38.2	39.8	12.1
Transportation and storage	16.1	16.8	17.4	18.0	18.4	5.6
Accommodation and food service activities	14.5	15.1	15.7	16.7	17.3	5.3
Information and communication	9.8	10.4	10.7	11.3	11.7	3.6
Financial and insurance activities	12.8	13.0	13.5	13.1	13.3	4.0
Real estate activities	27.7	28.7	29.9	31.1	32.5	9.9
Other business activities	27.0	28.0	29.2	30.8	32.2	9.8
Public administration(2)	50.3	51.6	53.7	55.8	57.5	17.4
Other service activities	8.3	8.5	8.8	8.9	9.1	2.8

Total service activities	201.9	208.7	216.5	223.9	232.0	70.3
Total gross value added	288.6	297.2	307.0	317.6	329.9	100.0

	2013	2014	2015	2016	2017	Percentage of 2017 total gross value added
	(Billions of euros at current prices)
Taxes less subsidies on products	35.3	35.9	37.2	38.6	40.0

Gross domestic product Value	323.9	333.1	344.3	356.2	369.9

Volume(3)	306.7	308.7	312.3	318.6	326.7
Percentage change in gross domestic product over preceding year
Value	1.6	2.9	3.3	3.5	3.8
Volume(3)	0.0	0.7	1.1	2.0	2.6

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2010.

SOURCE: WDS - WIFO Data System, Macrobond.

These GDP results are based on the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2013 through 2017.

DOMESTIC EXPENDITURE(1)

	2013	2014	2015	2016	2017	Percentage of 2017 gross domestic product
	(Billions of euros at current prices)
Gross domestic product	323.9	333.1	344.3	356.2	369.9	100.0
Add: Imports	164.0	167.0	169.9	173.3	187.3	50.6

Total demand	487.9	500.1	514.1	529.6	557.2	150.6
Less: Exports	173.1	177.9	182.8	186.5	198.8	53.7
Total domestic demand	314.8	322.3	331.3	343.1	358.5	96.9
Domestic expenditure:
Consumption expenditure:
Households(2)	173.8	177.9	181.4	186.4	192.3	52.0
General government	64.5	66.0	68.0	70.3	72.3	19.6

Final consumption expenditure	238.3	243.9	249.4	256.6	264.7	71.5
Investment:
Machinery and equipment(3)	24.1	23.8	25.0	27.9	29.4	7.9
Construction	34.9	35.8	36.4	37.2	39.4	10.6
Other investment(4)	15.6	15.9	16.7	17.6	18.6	5.0

Gross fixed capital formation	74.6	75.5	78.1	82.7	87.4	23.6
Changes in inventories(5)	2.2	2.9	3.8	3.9	5.6	1.5

Gross capital formation	76.8	78.4	82.0	86.7	93.0	25.1
Statistical discrepancy	-0.4	0.0	0.0	-0.2	0.8	0.2
Gross domestic final expenditure	314.8	322.3	331.3	343.1	358.5	96.9

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including weapon systems.
(4)	Intellectual property products and cultivated biological resources.
(5)	Including acquisition less disposals of valuables.

SOURCE: WDS - WIFO Data System, Macrobond.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2013 through 2017.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per person employed		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year
2013	100.3	–0.5	106.6	+1.9	109.7	-1.1	108.5	+2.1
2014	100.0	–0.3	108.3	+1.7	107.6	-1.9	110.0	+1.5
2015	100.4	+0.4	110.6	+2.1	103.6	-3.6	110.9	+0.8
2016	101.0	+0.6	113.1	+2.3	101.2	-2.4	112.0	+1.0
2017	101.8	+0.8	115.4	+2.0	105.9	+4.7	114.5	+2.2

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: WDS - WIFO Data System, Macrobond.

Industry

In 2017, manufacturing accounted for 18.6 % of gross value added. Thus the contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states. Austria’s share of the European Union’s (28 countries) manufacturing output increased between 2006 and 2017 from 2.6% to 2.7%. The gross value added per employee was the fifth highest among the 28 member states of the European Union in 2016. In terms of contribution to GDP, machinery and equipment remained the largest sector within the industrial sector in 2017, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and the basic metal products industry. The export intensity in Austrian manufacturing is high. In 2017, approximately 21% of exports went to non-European destination countries, primarily in Asia and the Americas, but the EU countries remained the main destination for Austrian exports, capturing approximately 70% of Austrian exports. In 2017, R&D expenditures were above the European Union average, amounting to 3.14% of GDP.

In 2017, an average of 252,906 individuals was engaged in construction, representing 7.1% of Austria’s wage and salary earners. Construction accounted for 6.4% of gross value added in 2017.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union has increased competition within Austria’s financial services industry and led to a series of mergers and consolidations. Technical progress and widespread use of internet banking has accelerated the pace of adjustment. Consequently, the number of banks declined from 923 in 2000 to 622 (2nd quarter of 2018) and the number of branches was reduced by 879. The confidence crisis regarding Austria’s banks appears to be resolved by the end of 2017; with an increase of approximately 35% over the course of the year, bank shares on the Vienna stock exchange showed a marked revival. By 2017, the total exposure of Austrian banks towards Central, Eastern and Southeastern Europe (“CESEE”) according to the Bank for International Settlements was at EUR210 billion, which amounts to 57% of Austrian GDP. Due to methodological adjustments in data collection, the comparability with earlier figures is limited. Banking profitability in Austria further improved in 2017; full year estimates for 2017 showed operating profits to advance by 22%. Latest figures for the profitability of Austrian banks in terms of total assets in 2016 are 70% above the European Union average, though the recovery of profits is still based on reducing provisions for non-performing loans. Austrian banks were successful in improving their consolidated tier 1 capital ratio towards 15.6% (in the 1st quarter of 2018).

The period of subdued growth in insurance business continued during 2017. Based on preliminary figures, total premium income marginally improved by 0.4%. Despite healthy growth in the non-life business (+3.5%), low interest rates and high liquidity preferences led to a continued drop in life insurance business (-5.0%). Given low yields on fixed income assets, private households still hesitate to tie substantial funds in life insurance policies with comparably long maturities and high termination costs in case of premature cancellation. Additionally, insurance companies fret about the consequences of guaranties embedded in classic life insurance contracts on their solvency capital requirement; this led to a further reduction of single premium payments by one fifth. Profitability in the sector relies on better technical results rather than returns on financial assets. In 2017, the non-life business’s property-casualty ratio was 67.6%, up from the historically low ratio for 2016 (64.9%), but in line with the average ratio for the last ten years.

In 2017, financial and insurance activities contributed 4.0% to Austrian gross value added at current prices.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2013 through 2016.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2013	2014	2015	2016
	(Tera Joules)
Indigenous primary production:
Electricity	0	0	0	0
Oil and oil products	37,076	41,475	37,174	33,661
Natural gas	49,828	45,427	43,437	40,804
Coal, coke and lignite	4	4	4	0
Renewable energy(1)	434,422	425,435	430,436	451,617

Total(2)	521,330	512,342	511,052	526,082

Gross domestic consumption(3):
Electricity	191,147	197,698	190,420	192,007
Oil and oil products	515,379	507,919	507,869	519,696
Natural gas	295,610	269,832	287,931	300,691
Coal, coke and lignite	137,281	125,716	135,874	125,920
Renewable Energy(1)	292,778	280,943	293,235	297,062

Total(2)	1,432,195	1,382,107	1,415,328	1,435,376

Indigenous primary production as a percentage of gross domestic consumption	36.4	37.1	36.1	36.7

(1)	Hydropower, wind and photovoltaic, waste, fuelwood, biofuels, ambient heat etc.
(2)	Amounts may not add due to rounding.
(3)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and renewable energy including biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of electric and non-renewable energy products in order to meet its demand.

In 2017, 0.742 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 9.2% of the observed refinery intake. The production of natural gas from domestic sources covered 13.4% of total natural gas consumption. According to the Geological Survey, Austria had proven (and potentially available) reserves of 8.3 billion m3 of natural gas (excluding inert gas) and of 6.1 million tons of crude oil at the end of 2017. OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2017, Austria generated 1.9% less hydro-electricity than in 2016, and 25.1% more wind-based electricity (Total Gross Domestic Production of electricity +4.1% against 2016). Austria remained a net importer of electricity (net imports of total electricity more than tripled compared to 2010). Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2017, expenditures for imported energy accounted for 2.9% of Austria’s gross domestic product. Kazakhstan, Libya, Azerbaijan and Iraq were the principal suppliers of crude oil to Austria in 2017. In that year, 74.3% of all natural gas imports came from Russia and 17.3% came from Germany (by value), whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached only 1.4%. Coal and coke were imported mainly from Poland.

Austria’s reliance on Russia for approximately two-thirds of its natural gas supply exposes Austria to the risk of supply disruptions and increases in gas prices, which could have an adverse effect on Austria’s industry and a large portion of its population, which relies on natural gas for electricity and heating. Various events, including international conflicts and natural disasters, can lead to disruptions in the supply of natural gas from Russia. In early January 2009, for example, as a result of a dispute between Russia and Ukraine, which is a transit country for the gas pipeline between Russia and Austria, Russia’s gas supply to Austria fell by up to 90% during an approximately two-week period. In order to address supply disruptions in the short-term, RAG Rohöl-Aufsuchungs Aktiengesellschaft, an Austrian natural gas storage operator, increased its natural gas storage volumes. In addition, Austrian authorities issued regulations requiring major industrial gas consumers, such as gas-fired power plants, to reduce gas consumption in the event of supply disruptions.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2017, animal output (e.g., livestock raising and dairy operations) accounted for about 47% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 44% of its surface area, or approximately 14,200 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 6.0% of Austria’s exports in 2017.

In 2017, an average of approximately 155,000 individuals was employed in agriculture and forestry, representing 4.0% of Austria’s labor force (measured as full-time equivalents).

Tourism

Austria’s tourism industry benefits from being a year-round destination with peaks emerging in the winter and summer seasons. A large number of international, but also domestic tourists are attracted by the country’s multifaceted natural and scenic attractions, as well as the rich traditions in arts and science.

In 2017, the total number of overnight stays amounted to 144.5 million, corresponding to an increase of 2.6% compared to the previous year. Domestic tourists accounted for 26.7% of total overnight stays (corresponding to 38.5 million, a gain by 1.3%), while non-resident guests had a share of 73.3% (equivalent to 106.0 million, reflecting an increase of 3.0% compared to 2016). The highest relative gains in foreign overnight demand were generated by visitors from the People’s Republic of China (+25.7%), India (+19.5%), Russia (+18.3%), the United Arab Emirates (+17.2%), Luxembourg (+11.3%), the United States (+8.6%), Finland (+8.1%), Poland (+7.8%), Romania (+6.6%), the Czech Republic (+6.4%), Hungary (+5.6%) and Slovakia (+5.3%). Altogether, these source countries have a market share of 13.2% in total foreign overnight demand. Demand from Austria’s two most important source markets, Germany (+1.8% in overnight stays; market share of 50.1%) and the Netherlands (+2.7%; market share of 9.2%) grew below average; the same is true for France (+2.1%), Spain (+1.8%), the UK (+1.0%), Japan (+1.0%) and Italy (+0.8%). In 2017, the number of nights spent in Austrian tourist accommodations by visitors from Sweden (+0.3%) and Switzerland (–0.3%) remained stable.

According to the results of the latest Tourism Satellite Account (TSA) for Austria, the tourism sector (excluding business trips) contributed 7.1% to Austria’s total GDP in 2016. This implies a gain of 0.1 percentage points compared to 2015 and 0.5 percentage points over the base year 2000. Including indirect effects (generated by intermediate input deliveries), tourism contributed 8.8% to the overall economy, up by 0.1 percentage points compared to 2015 and 2000. Based on nominal tourism exports of the 28 EU countries, in 2017 Austria attained a market share of 4.75% (–0.3 percentage points).

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts derived therefrom.

OVERNIGHT STAYS BY FOREIGNERS AND

RELATED FOREIGN EXCHANGE RECEIPTS

	2013	2014	2015	2016	2017
Overnight stays by foreign visitors (thousands)	96,874	96,233	98,824	102,863	105,977
International tourism receipts(1) (millions of Euros)	17,126	17,446	18,355	18,953	19,903

(1)	Including international transport.

SOURCE: WDS - WIFO Data System, Macrobond.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). ÖBIB is wholly-owned by the Republic of Austria.

As of April 2018, ÖBIB held an interest in the three listed companies OMV, Telekom Austria, and Österreichische Post AG (“Post”). Furthermore, ÖBIB owns a stake in Casinos Austria AG and in APK Pensionskasse, and is the sole owner of GKB-Bergbau GmbH (“GKB Bergbau”), IMIB Immobilien- und Industriebeteiligungen GmbH, Schoeller-Bleckmann GmbH and Finanzmarktbeteiligung AG des Bundes (“FIMBAG”). Regarding these holdings:

•	OMV is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	Telekom Austria is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	Post is Austria’s leading service provider in mail carriage.

•

GKB Bergbau is responsible for closing down, securing and monitoring the disused mines in Voitsberg-Köflach, Wies-Eibiswald, Wolfsberg and Bad Bleiberg and other, smaller external mining sites and closing down and recultivating former lignite mining areas in the Voitsberg district.

•

FIMBAG is the operating vehicle that has fulfilled the tasks set up in the Financial Market Stability Act of 2008 (FinStaG) to strengthen the Austrian financial market. As of July 1, 2016, FIMBAG has finished all its tasks and will be liquidated.

The following organizational chart presents the structure of ÖBIB and the extent of its interests in its subsidiaries and equity holdings as of April 2018.

In addition, ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

Austria’s average active population (men between the ages of 15 and 65 and women between the ages of 15 and 60) in 2017 was estimated at approximately 5.6 million individuals, and the Austrian labor force (wage and salary earners, self-employed individuals and unemployed individuals) was estimated at 4.5 million.

In recent years, a substantial number of foreign workers have been employed in Austria. An average of approximately 0.7 million of foreign workers were employed in Austria in 2017, representing 19.5% of the employees. Approximately 25% of the foreign workers are citizens of the countries comprising the former Yugoslavia (without Slovenia), 36% of the workers are from the seven Central and Eastern European countries Bulgaria, Czech Republic, Hungary, Poland, Romania, Slovenia and Slovakia, about 14% are citizens of Germany and approximately 8% are citizens of Turkey.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 6.0% in 2016. In 2017, the average number of unemployed was approximately 0.25 million, representing 5.5% of the labor force.

The following table sets forth certain information relating to unemployment and wage increases for the years 2013 through 2017:

	2013	2014	2015	2016	2017
	(%)
Unemployment rate (according to Eurostat Labour Force Survey)	5.4	5.6	5.7	6.0	5.5
Index increase of agreed scale wages	+2.6	+2.4	+2.2	+1.6	+1.5

SOURCE: Eurostat, WDS - WIFO Data System, Macrobond.

In 2017, the majority of the total employed population (73.8%) had a job in the tertiary sector. Another 21.5% were working in the secondary sector and 4.7% in the primary sector.

The following table sets forth certain information relating to employment for the years 2013 through 2017:

	2013	2014	2015	2016	2017
	(As % of total employment)
Primary sector	5.2	5.3	5.0	4.9	4.7
Secondary sector	21.9	21.8	21.7	21.5	21.5
Tertiary sector	72.9	72.9	73.4	73.6	73.8

SOURCE: WDS—WIFO Data System, Macrobond.—Employment according to National Accounts definition (jobs).

The employment rate differs by age and gender. In the age group from 15 to 24 years 50.6% of people were working in 2017. This is rather high by international comparison and due to the popular apprenticeship system in Austria. Looking at men and women separately shows a rather low gender gap in employment: in the age group from 15 to 24 years 52.1% of men and 49.0% of women were employed in 2017. Between 25 and 49 years the employment rate was 87.3% for men and 81.2% for women (2017). A large gender gap in employment can be found in the age group 50 to 64, which is primarily due to the varying retirement age between men and women. The employment rate of men aged between 50 and 64 was 70.5% and the one of women was 57.0% (2017).

The following table sets forth the employment rate in percent by age and gender for the years 2013 through 2017:

Sex	Age	2013	2014	2015	2016	2017
Total	15 to 24 years	53.1	52.1	51.3	51.0	50.6
Total	15 to 64 years	71.4	71.1	71.1	71.5	72.2
Total	15 to 74 years	63.1	62.8	63.1	63.6	64.2
Total	25 to 49 years	84.5	84.0	83.9	84.0	84.2
Total	50 to 64 years	58.8	59.4	60.2	61.9	63.7
Men	15 to 24 years	56.4	54.3	54.0	52.9	52.1
Men	15 to 64 years	76.0	75.2	75.1	75.4	76.2
Men	15 to 74 years	67.9	67.2	67.3	67.7	68.4
Men	25 to 49 years	87.9	87.1	87.1	87.0	87.3
Men	50 to 64 years	66.0	66.2	66.4	68.3	70.5
Women	15 to 24 years	49.8	49.9	48.7	49.0	49.0
Women	15 to 64 years	66.9	66.9	67.1	67.7	68.2

Sex	Age	2013	2014	2015	2016	2017
Women	15 to 74 years	58.4	58.5	58.9	59.5	60.0
Women	25 to 49 years	81.0	80.8	80.8	80.9	81.2
Women	50 to 64 years	51.8	52.7	54.1	55.7	57.0

SOURCE: Eurostat, Macrobond, WIFO.—Data according to Labour Force Survey (persons).

Austria’s social security system includes health, maternity, disability and old age benefits, workers’ compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. In 2017, 99.9% of Austria’s population was covered by health insurance (Organisation of Austrian Social Security, 2018), which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget.

According to ESSPROS (European System of Integrated Social Protection Statistics) the social expenditure to GDP ratio was 29.5% in 2017. In 2017, 44.2% of social expenditures were used for old age, 5.7% for survivors pensions, 26.1% were spent on health care and sickness, 9.5% were used for family allowances, 6.2% for disability, 5.8% for unemployment policy and 2.6% for housing and social inclusion.

The Austrian statutory pension system for employees, self-employed persons and farmers in gainful employment includes old-age, surviving and disability pensions. The first pillar is an earnings-related pay-as-you-go scheme. Occupational and private schemes as second and third pillar have a limited role in overall provisions. About 89% of old age income is out of the first, 4% out of the second and 7% out of the third pillar in 2015. The current statutory retirement age is 65 years for men and 60 years for women and will increase by 0.5 year-steps per year between 2024 and 2033.

In the past decade, major pension reforms were passed by the Austrian parliament with the goal to strengthen the actuarial calculations, reduce early retirement through abolition of specific types of early retirement schemes, increase retirement age as well as to increase deductions for each year of early retirement. The deductions for early retirement range from 1.8% per year for heavy workers and 5.1% for long time insured. The maximum replacement rate accrues after 45 insurance years, which means each year of gainful employment counts for 1.78% for the pension payment. As a consequence of these reforms, the pension payments of the new entrants decreased in 2014 and 2015 by 1.5% and 3.9%, respectively. Due to the postponed retirement and the longer working career in 2016 the new entrants received on average 8.9% higher payments than the year before. However, in 2017 the increase was only 2.7% again while retirement age increased by 1.5 years between 2013 and 2017.

To avoid a substitution from early exits from the labor market to disability pension, there was a reform of the disability scheme as well. People born in 1964 or later have no access to time-limited disability pensions from January 1, 2014 onwards. The reform is accompanied by a set of measures like rehabilitation programs, upgrade of skills etc. to re-integrate this group of workers into the workforce.

Overall, the reforms had positive effects: the average retirement age increased from 60.8 in 2012 to 61.7 in 2017 (old age pensions) and from 52.5 in 2012 to 53.9 in 2017 (disability pensions) (Source: Organisation of Austrian Social Security, 2018). The employment rate is also increasing, especially among women aged 55-59 (from 48.1% in 2012 to 63.7% in 2017) but also among men aged 55-65 (from 46.5% in 2012 to 58.2% in 2017).

According to the most recent pension projections from 2016 to 2021 by the Austrian “Commission on Long-Term Sustainability of the Pension System”, pension expenditures are increasing from 11.4% of GDP in 2016 to 11.7% of GDP in 2021. In 2016, 2.5% of pension expenditures in relation to GDP were financed out of the federal budget; by 2021 this will increase to 2.9% of GDP. Recent pension reforms led to a dampened growth in pension expenditures. The cost-cutting effects are partly offset by the fact that the baby boomers are reaching pension age.

Foreign Direct Investments

The amount of inward foreign direct investment increased by 11.7% in 2017, following a decrease of 1.8% in 2016. Inward foreign direct investment mainly originated from the 28 EU member states (54.8%), but this share has been decreasing over the last decade (2007: 67.0%). The largest investors in 2017 were Germany and Russia. All European countries together accounted for 77.9% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (16.3%), as well as Switzerland and Liechtenstein (which together accounted for 6.5% of inward foreign direct investment in Austria). Overseas, the United States was the single most important investor in Austria, accounting for 7.3% of the total inward foreign direct investment. Furthermore, the UAE accounted for 3.0% of inward foreign direct investment, while Canada, Hong Kong and China held shares of 2.3%, 1.9% and 0.2%, respectively.

Looking at the sector level, banking and insurance operations (+1.0%) and trade (+14.7%) were the largest contributors to the 11.7% overall increase in foreign direct investment in 2017. Investment in the services sector, which accounted for 91.3% of inward foreign direct investment in 2017, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in professional, scientific and technical services activities (55.0%), banking and insurance operations (13.3%) and trade (12.3%). Important manufacturing industries in which foreign entities have acquired major interests were the chemical industry (which accounted for 2.5% of total foreign direct investment in 2017) and the manufacturing of transport equipment (which accounted for 1.7% of total foreign direct investment in 2017).

Recent Developments

Migration

The political and economic situation in certain countries in the Middle East and Africa continues to cause a large number of people trying to reach and settle in the European Union, both legally and illegally. The European Union and its member states have been intensifying efforts to establish an effective, humanitarian and safe European migration policy. To tackle the root causes of illegal migration, and better manage migration generally, the European Union is working on enhancing relations with key countries of origin and transit.

Austria received 88,160 asylum claims in 2015, equivalent to approximately 1% of its population. In February 2016, Austria introduced a daily cap on the number of migrants and refugees allowed to enter the country and border controls were also implemented by other countries, including Germany. The number of asylum claims received in 2016 decreased to 42,285. The downward path continued in 2017, with 24,296 applicants registered in Austria.

EU Withdrawal Negotiations with the United Kingdom

On June 23, 2016, the citizens of the United Kingdom voted to leave the European Union, and on March 29, 2017, the United Kingdom notified the European Council accordingly. The European Union treaties cease to apply to a withdrawing member state from the date of entry into force of the agreement setting out the arrangements for the member state’s withdrawal, or on the second anniversary of the notification of the withdrawal. On March 23, 2018, the European Council adopted guidelines on the framework for a future relationship of the European Union with the United Kingdom after the United Kingdom’s withdrawal from the European Union. The European Union intends to maintain the closest possible partnership with the United Kingdom, which would cover trade, economic, security and defense cooperation, among other areas. If the final withdrawal agreement is not completed by March 29, 2019, i.e., within two years after the United Kingdom’s notification of the withdrawal, the European Council may unanimously decide to extend the period for negotiations.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On January 1, 1995, Austria joined the European Union and since then has taken part in all steps of deeper EU integration and participated in the enlargement process of the EU. In the years 2014 and 2015, Austria commemorated several anniversaries: 25 years since the fall of the Iron Curtain and hence expansion of new market opportunities through the opening-up of Eastern Europe, 20 years of EU membership and 15 years of EMU, and 10 years since the first round of EU enlargement towards Eastern Europe. Over the past 20 years, foreign trade has substantially gained in importance for the Austrian economy. In 2017, exports of goods at current prices (EUR 141.9 billion) corresponded to a share of 38.4% of GDP, compared to 23.9% in 1995. Austrian exports of goods increased by 8.2% in 2017, after a decrease in 2016 with -0.3% and moderate growth rates since 2012. In 2017, imports of goods expanded by 8.8% compared to 2016 and amounted to EUR 147.5 billion at current prices. The import share in GDP increased from 27.5% (1995) to 39.9% (2017). The Austrian trade balance (according to foreign trade statistics and excluding services) amounted to a deficit of EUR 5,603 million, which reflected a deterioration by EUR 1,061 million compared to 2016.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of goods of Austria in the years 2013 through 2017.

FOREIGN TRADE(1)

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euros)			(%)
2013	125,812	130,707	–4,895	96.3
2014	128,106	129,847	–1,741	98.7
2015	131,538	133,529	–1,991	98.5
2016	131,125	135,667	–4,542	96.7
2017	141,940	147,542	–5,603	96.2

(1)	Based on movements of goods.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

During 2017, around 70% of Austria’s foreign trade was conducted with EU member states. After only moderate growth in exports to the 28 EU member states since 2012, Austria’s exports to the 28 EU member states grew modestly by 0.4% in 2016 as compared to 2015, but expanded by 8.7% in 2017. Accounting for 30.2% of exports and 36.9% of imports, Germany represents Austria’s most important trading partner. In 2017, exports to Germany increased by 7.0%, while imports from Germany grew by 7.9% compared to 2016. In general, Austria’s international trade links are still highly concentrated on the Common European Market. In particular, Austria’s trade relations with the EU 13, the new member states since 2004, account for 17.8% of total exports and 14.9% of total imports. In 2017 exports to the EU 15, the EU member states as of December 31, 2003, and the Euro area expanded by 8.6% and 9.3%, respectively, exports to the EU 13 by 8.8%. Additionally, exports to countries outside of the European Union increased by a total of 7.3%; exports to the United States (+10.7%) increased strongly. The export share of the United States represented 6.8% of total exports, and the United States still constitutes Austria’s second most important trading partner. Accounting for 2.6% of total exports, China ranks tenth among the top export destinations of Austria; in 2017 nominal values increased by 11.7%. In terms of product groups, exports of machinery and transport equipment represent by far the most important group of Austrian exports, they increased by 7.8% in 2017.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE(1)

(2010 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(2)
Year	Price index	Volume index	Price index	Volume index
2013	103.9	110.7	107.4	107.1	96.7
2014	103.0	113.7	105.4	108.4	97.7
2015	101.9	118.0	102.6	114.5	99.3
2016	100.8	118.9	100.8	118.5	100.1
2017	102.6	126.5	104.0	124.8	98.7

(1)	Based on movements of goods.
(2)	Export price index divided by import price index, expressed in percentages.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2013 through 2017.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2013	2014	2015	2016	2017	Percentage of 2017
	(Millions of euros)
Exports (f.o.b.):
Food and live animals	7,126	7,412	7,426	7,558	7,964	5.6
Beverages and tobacco	1,672	1,680	1,990	2,099	2,332	1.6
Crude materials, inedible except fuels	3,869	3,813	3,944	4,133	4,480	3.2
Mineral fuels, lubricants and related materials	3,382	3,059	2,570	2,212	2,785	2.0
Animal and vegetable oils, fats and waxes	239	184	164	217	228	0.2
Chemicals and related products, n.e.s.	16,653	17,795	17,914	17,731	19,842	14.0
Manufactured goods classified chiefly by material(2)	27,541	28,150	28,790	28,156	30,920	21.8
Machinery and transport equipment	49,258	50,014	52,384	52,592	56,696	39.9
Miscellaneous manufactured articles	16,072	15,999	16,356	16,428	16,692	11.8

Total exports(3)	125,812	128,106	131,538	131,125	141,940	100.0

Imports (c.i.f.):
Food and live animals	8,363	8,656	9,010	9,219	9,733	6.6
Beverages and tobacco	833	833	810	879	863	0.6
Crude materials, inedible except fuels	5,928	5,741	5,594	5,331	5,914	4.0

	2013	2014	2015	2016	2017	Percentage of 2017
	(Millions of euros)
Mineral fuels, lubricants and related materials	14,758	13,010	10,524	8,924	10,701	7.3
Animal and vegetable oils, fats and waxes	380	369	374	411	434	0.3
Chemicals and related products, n.e.s.	16,989	17,647	18,387	18,652	20,273	13.7
Manufactured goods classified chiefly by material(2)	19,834	20,093	20,993	21,196	23,383	15.8
Machinery and transport equipment	43,232	42,907	45,522	48,444	52,499	35.6
Miscellaneous manufactured articles	20,392	20,590	22,316	22,613	23,743	16.1

Total imports(3)	130,707	129,847	133,529	135,667	147,542	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS - WIFO Data System, Macrobond.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2013 through 2017.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2013	2014	2015	2016	2017	Percentage of 2017
	(Millions of Euros)
Exports (f.o.b.):
EU countries(2)
Germany	37,873	38,082	39,477	40,055	42,864	30.2
Italy	8,228	8,237	8,259	8,373	9,103	6.4
United Kingdom	3,602	3,943	4,179	4,103	3,905	2.8
Czech Republic	4,388	4,355	4,727	4,790	5,267	3.7
Hungary	3,851	4,290	4,318	4,381	4,823	3.4
Other EU countries	28,798	29,281	29,873	29,468	33,107	23.3

Total EU countries	86,740	88,187	90,833	91,169	99,069	69.8
Other countries
Switzerland	6,337	6,686	7,121	7,165	7,002	4.9
Russian Federation	3,472	3,194	1,978	1,882	2,185	1.5
Other Eastern European countries(3)	2,089	1,878	1,693	1,802	1,986	1.4
United States	7,060	7,781	9,083	8,727	9,661	6.8
Japan	1,346	1,331	1,350	1,332	1,382	1.0
China	3,136	3,380	3,305	3,313	3,699	2.6
All other countries	15,631	15,670	16,176	15,734	16,956	11.9

Total exports(4)	125,812	128,106	131,538	131,125	141,940	100.0

Imports (c.i.f.):
EU countries(2)
Germany	49,020	48,543	49,244	50,414	54,399	36.9
Italy	8,007	8,033	8,200	8,394	9,088	6.2
United Kingdom	2,044	2,306	2,446	2,697	2,468	1.7
Czech Republic	5,264	5,405	5,577	5,866	6,350	4.3
Hungary	3,729	3,824	3,457	3,521	3,958	2.7
Other EU countries	25,107	24,373	25,103	26,026	28,284	19.2

Total EU countries	93,170	92,485	94,027	96,917	104,548	70.9
Other countries
Switzerland	6,822	6,633	7,498	7,103	7,625	5.2
Russian Federation	3,189	2,295	2,436	2,463	2,765	1.9
Other Eastern European countries(3)	1,544	1,557	1,490	1,550	1,871	1.3
United States	4,318	4,404	5,255	5,002	5,813	3.9
Japan	1,690	1,746	1,867	1,973	2,149	1.5
China	6,788	7,323	7,957	7,972	8,505	5.8
All other countries	13,186	13,404	12,999	12,687	14,266	9.7

Total imports(4)	130,707	129,847	133,529	135,667	147,542	100.0

(1)	Based on movements of goods.
(2)

The EU consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.

(3)	Albania, Belarus, Bosnia and Herzegovina, Kosovo, Macedonia, Moldova, Montenegro, Serbia, Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WDS—WIFO Data System, Macrobond.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), the central bank of the Republic of Austria, for the years 2013 through 2017.

BALANCE OF PAYMENTS(1)

	2013	2014	2015	2016	2017
	(Millions of Euros)
Current account	6,294	8,242	5,940	8,824	7,217
Goods	–996	836	2,276	1,881	871
Exports	123,695	126,107	129,182	130,510	139,262
Imports	124,691	125,269	126,906	128,629	138,390
Services	10,190	10,078	10,201	10,771	10,151
Exports	48,610	51,685	53,214	55,629	59,191
Imports	38,420	41,606	43,015	44,861	49,040
Primary income	1,018	438	–3,390	–405	–982
Secondary income	–3,917	–3,113	–3,147	–3,420	–2,823
Capital account	–490	–347	–1,796	–371	–254
Financial account	10,922	2,840	4,015	10,671	8,995
Direct investment	7,886	–1,972	5,225	1,882	44
Portfolio investment	–2,192	12,811	14,054	23,699	18,815
Other investment(2)	8,645	–8,744	–14,425	–14,965	–5,850
Financial derivatives	–3,810	–1,386	–527	–395	–906
Reserve assets	396	2,129	–309	451	–3,111
Errors and omissions	5,116	–5,054	–126	2,219	2,032

(1)	New presentation scheme BPM6. Amounts may not add due to rounding.
(2)	Includes currency and deposits, loans, trade credit and advances, SDR allocations, etc.

SOURCE: WDS—WIFO Data System, Macrobond.

In 2017, the current account surplus amounted to EUR 7.2 billion, or 2.0% of gross domestic product. The surplus resulted primarily from net services exports in the amount of EUR 10.2 billion. The balance of goods decreased to 0.2% of gross domestic product for 2017, after 0.7% in 2015 and 0.5% in 2016. The balance of international capital flows remained strong in 2017. The ECB asset purchase program continued to cause considerable disinvestment in fixed interest bonds by foreign investors, resulting in a large surplus (of more than EUR 18 billion) of portfolio investments. In 2017 the Austrian central bank recorded the first sizable inflow of currency reserves since 2003.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating member states of the European Union. During a transition period from January 1, 1999 until December 31, 2001, the Austrian schilling (ATS) was a non-decimal unit of the euro, expressed by the conversion rate irrevocably fixed on December 31, 1998 at ATS 13.7603 per 1 euro. Both the euro and the schilling were initially legal tender in Austria. Euro coins and bank notes became available on January 1, 2002. The Austrian schilling ceased to be legal tender at the end of February 2002.

The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2013	1.3281
2014	1.3285
2015	1.1095
2016	1.1069
2017	1.1297
Monthly average
January 2018	1.2200
February 2018	1.2348
March 2018	1.2336
April 2018	1.2276
May 2018	1.1812
June 2018	1.1678
July 2018	1.1686
August 2018	1.1549
September 2018	1.1659
October 2018 (through October 11, 2018)	1.1887

SOURCE: WDS - WIFO Data System, Macrobond.

The exchange rate of the euro started into the year 2017 at 1.0465 USD per EUR on January 2, 2017 and closed the year at 1.1993 USD per EUR on December 29, 2017. During 2017, the euro reached its low at 1.0385 USD per EUR in early January and its high at 1.206 USD per EUR in September.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law.

The OeNB is supervised by a General Council (Generalrat) consisting of ten members: the President and Vice-President of the OeNB, and eight members appointed by the Federal Government for a term of five years. Pursuant to the National Bank Act, the members of the General Council shall comprise senior members from the practical sphere of the economic life besides lawyers and economists. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the member states; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the member states. Each NCB’s capital share is based on the respective member state’s share in the population and the GDP of the EU. As of January 1, 2015, the OeNB had a share of 1.96% in the subscribed capital of the ECB.

By establishing the ECB, the participating member states abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating member states, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of June 30, 2018, Austria had a total of 622 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	39 joint stock banks and private bankers

•	49 savings banks

•	8 regional mortgage banks

•	419 rural credit cooperatives

•	13 small business credit cooperatives

•	4 building and loan societies

•	65 special purpose banks

•	25 branches of foreign banks

From the end of 2016 to June 30, 2018, the number of credit institutions in Austria decreased by 50 from 672 to 622. The development was driven by mergers of small banks, mainly cooperative banks (Raiffeisenbanken, Volksbanken), in order to create bigger and more competitive units. This process is continuing and will lead to a further reduction of banks in 2018.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation. The aggregate total assets of all Austrian-based credit institutions decreased by 3.1% in 2016 compared with 2015. Loan demand of the non-bank sector slightly increased compared to 2015 by 1.8%, with an increase of loan demand of private households and of non-financial corporations by 3.1% and by 1.4% respectively, and a decrease of general government by 1.3%. Growth of domestic nonbanks’ deposits was 4.4% in 2016, mainly due to an increase in demand deposits (+10.1%), while time deposits increased slightly (+1.0%). Savings deposits remained fairly stable (-0.3%) and direct domestic issues by banks declined by 7.8% in 2016.

In 2017, the total operating profit of all Austrian-based credit institutions decreased by 22.2% compared to 2016. Equally, 2017 saw a decrease in interest income (-3.7%) as well as in commission income (-13.4%). However, there was a slight increase in income from financial transactions (+4.1%) and in securities and participating interests (+5.2%). Operating income slightly rose by 2.8% while operating expenses further decreased (-5.0%). As a result, the cost/income ratio decreased to 66.0%. Six Austrian banks (Erste Group, BAWAG P.S.K, Volksbank Wien AG, Raiffeisen Zentralbank as well as two Raiffeisen Landesbanks) together with Italy-owned UniCredit Bank Austria and the Russian owned Sberbank Europe AG and VTB Bank AG are supervised under the Single Supervisory Mechanism (SSM).

Hypo Alpe Adria wind-down. In December 2009, the Republic of Austria acquired the entire share capital of Hypo Alpe-Adria-Bank International AG from its previous shareholders. As of October 30, 2014, Hypo Alpe-Adria-Bank International AG was transformed into a wind-down entity called Heta Asset Resolution AG (“HETA”). The wind-down of HETA is expected to be completed by the end of 2020.

Exposure to Peripheral European Countries and Eastern Europe Regions and Countries

As of December 31, 2017 the total international exposure (claims) of Austrian banks amounted to EUR 316 billion or 86% of Austrian GDP. As Austrian banks have strongly focused their activities on countries in Central, Eastern and Southeastern Europe (“CESEE”), they are only marginally exposed to the “peripheral” euro zone markets that faced difficult economic conditions during the sovereign debt crisis, namely Cyprus, Spain, Greece and Portugal. The exposure of Austrian banks to CESEE is fairly large, but broadly diversified. At December 31, 2017, majority-Austrian-owned banks had a total exposure of EUR 210.1 billion to the CESEE area, which represents an increase of EUR 16.8 billion compared to December 31, 2016.

As in 2016, the profitability of Austrian banks’ CESEE subsidiaries again improved in 2017, displaying a year-on-year increase of EUR 0.2 billion to EUR 2.6 billion. This rise was mainly attributable to the substantial reduction in loan loss provisions – in particular by subsidiaries in Russia and the Czech Republic. Subsidiaries operating in these two countries also provided the largest profit contributions in 2017, whereas subsidiaries in Russia and Hungary posted the highest increase in profit. Austrian banks in the Czech Republic and Slovakia saw comparatively high credit growth.

The aggregate loan loss provision ratio of Austrian banks’ CESEE subsidiaries stood at around 3.4% in December 2017. The foreign currency loan volume of Austrian banks’ subsidiaries in CESEE amounted to EUR 31 billion in December 2017, which represents a decrease of 65% compared to the end of 2010. These declines are mainly due to supervisory measures (including from the FMA, which established minimum standards for granting foreign currency loans). Also, the restructuring at UniCredit Bank Austria AG contributed to this decline.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the member states that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of the last maintenance period in 2017 – lasting from November 1, 2017 to December 19, 2017 – the Austrian share amounted to approximately 2.9% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2017. In the course of 2017, required reserves increased slightly from approximately EUR 3.4 billion to EUR 3.6 billion in the last maintenance period in 2017. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. The ECB left this rate unchanged at its historic low of 0.00%.

The following table sets out Austria’s official reserve assets as at December 31, 2015, 2016 and 2017.

		December 31, 2015	December 31, 2016	December 31, 2017
Official Reserve Assets		20,424	22,159	17,990
1.	Foreign currency assets (in convertible foreign currencies)	8,855	9,213	5,686
	(1a) Securities	7,972	8,838	5,112
	(1b) total currency and deposits with:	883	374	574
	(i) other national central banks BIS and IMF	524	205	573
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	359	169	0
2.	IMF reserve position	761	979	647
3.	SDRs	2,067	2,070	1,928
4.	Gold (including gold deposits and gold swapped)	8,761	9,885	9,739
	- volume in millions of fine troy ounces	9	9	9
5.	Other reserve assets	-20	12	-10
	- financial derivatives	-20	12	-10
	Other Foreign Currency Assets	1,215	1,940	1,110
	- securities not included in official reserve assets	1,040	1,314	418
	- deposits not included in official reserve assets	184	632	688
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	-9	-5	4

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2001/15. According to these calculations, there were EUR 30,035 million banknotes in circulation in Austria as at December 31, 2017.

Recent Policy Responses to the Global Financial and Economic Crisis. In response to the tensions in the financial markets and the loss of confidence in the financial sector overall in the wake of the global financial and economic crisis, a number of measures were taken at the EU and euro area level in recent years to restore confidence in the financial sector and prevent market disruptions. These measures were, or continue to be, mainly directed at preserving adequate capitalization of financial institutions, at enhancing credit support measures to improve bank lending and liquidity in the euro area money market, at safeguarding the flow of credit from financial institutions to the real economy and, most recently, at addressing the risk of a prolonged period of low inflation. A central role was, and continues to be, played by the ECB, which introduced a number of non-standard monetary policy measures, including, among others, asset purchase programs, long-term refinancing operations and measures aimed at increasing collateral availability. These measures are unprecedented in nature, scope and magnitude and aim to safeguard the primary objective of price stability and ensure an appropriate monetary policy transmission mechanism.

In September 2012, the ECB announced Outright Monetary Transactions in secondary markets for euro-denominated sovereign bonds in the euro area aimed at enabling the ECB to address severe distortions in government bond markets. In June 2014, the ECB announced several measures designed to enhance the functioning of the monetary policy transmission mechanism by supporting lending to the real economy. In particular, the ECB decided to conduct a series of targeted longer-term refinancing operations (“TLTROs”). These TLTROs are aimed at improving bank lending to the euro area non-financial private sector (defined as euro area households and non-financial corporations), excluding loans to households for mortgage purchases, for a period of two years. Through its asset purchase program, which currently consists of a covered bond purchase program, an asset-backed securities purchase program, a public sector purchase program and a corporate sector purchase program, the ECB seeks to provide monetary stimulus to the economy in a context where key ECB interest rates are at their lower bound and to further ease monetary and financial conditions, making access to financing cheaper for firms and households. Monthly purchases of public and private sector securities are currently intended to amount to EUR 60 billion. The ECB has announced that it intends to carry out these purchases until the end of 2017 and in any case until the Governing Council sees a sustained adjustment in the path of inflation that is consistent with its aim of achieving inflation rates below, but close to, 2% over the medium term. Furthermore, in March 2016, the ECB announced four additional TLTROs with four-year maturities (“TLTROs II”) to be conducted quarterly from June 2016 to March 2017. Counterparties exceeding the lending benchmark will borrow at an interest rate that can be as low as the interest rate on the deposit facility. This means that these counterparties will, in fact, be paid for their lending efforts if they exceed their benchmarks since the interest rate on the deposit facility is currently below zero. Like the previous TLTROs, the TLTROs II are intended to promote bank lending to the euro area non-financial private sector and again exclude mortgage loans. Banks will be able to borrow larger amounts through TLTROs II compared to the previous TLTROs.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (the Court of Accounts) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the member states agreed on the Treaty of Maastricht (the “Treaty”) in 1992 as well as on the main elements of a Stability and Growth Pact (the “Pact”) established in 1997.

According to the Treaty, the ratio of gross government debt to GDP of a member state must not exceed 60% at the end of the preceding fiscal year. If the debt ratio is in excess of 60% of GDP and the gap between the debt ratio and the 60% reference value is, on average, reduced by 1/20th annually, the fiscal requirements are considered to be met; the 1/20 debt reduction rule is designed such that one-off measures like the debt effects due to the financial crisis or debt accrued due to crisis support to other member states will be subtracted before the 1/20 reduction assessment is applied.

According to the Pact, which was last amended in 2013, member states must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). Under the TFEU and the Pact, a member state whose general government deficit exceeds the reference value of 3% of GDP or is non-compliant with the debt requirement if its general government debt is greater than 60% of GDP and is not sufficiently diminishing and approaching 60% of GDP at a satisfactory pace becomes subject to the Excessive Deficit Procedure (“EDP”). Under the EDP, the Economic and Financial Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the member states. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend corrective measures aimed at correcting the excessive deficit and will review the corrective measures taken by the member state. For those member states whose currency is the euro, the Pact contemplates a set of financial sanctions. Those member states can be required to provide a non-interest bearing deposit of up to 0.2% of the previous year’s national GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a member state’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, the deposit can turn into a fine of up to 0.2% of the previous year’s national GDP. The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. a Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the Commission’s recommendation. “Other relevant factors” are also taken into account in the steps leading to the decision on the existence of an excessive deficit (breach of the deficit and/or debt criterion). For instance, in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the member state concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term, triggering an EDP may be avoided. Those member states not being subject to an EDP must adhere to the so-called preventive arm of the Pact. The preventive arm of the Pact aims to ensure sound budgetary policies over the medium term by setting parameters for member states’ fiscal planning and policies during normal economic times (medium-term budgetary objective and expenditure benchmark), while taking into account the ups and downs of the economic cycle.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union (the “TSCG”) entered into force. Since then it has been ratified by 26 signatories (all EU member states except for the Czech Republic and the United Kingdom). Its provisions are binding for euro area member states, while the other member states will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact” (Title III of the TSCG). The fiscal compact binds 23 EU member states. These are the 19 euro area countries plus Bulgaria, Denmark, Croatia and Romania who have chosen to opt-in. It is accompanied by a set of common principles, including the role and independence of monitoring institutions. The TSCG is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact and reinforces its rules. The fiscal compact requires contracting parties to ensure convergence towards the country-specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP for countries with a debt-to-GDP-ratio in excess of 60% or of 1.0% of GDP for states with a debt-to-GDP-ratio below 60%. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules were required to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply, the matter can be brought to the Court of Justice of the European Union by one or more of the other Contracting Parties. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of euro area member states. In other cases, payments shall be made to the general budget of the European Union. A full assessment of the transposition of the fiscal compact into national law was provided by the European Commission in February 2017. Five countries (Spain, Slovenia, Belgium, Greece and Luxembourg) were requested to complete the transposition of the provisions of the fiscal compact into national law. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant member state has ratified the TSCG by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by euro area member states to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. The fiscal compact entered into force in Austria as of January 1, 2013. In Article 16 of the TSCG a political agreement is enshrined, according to which within five years of its entry into force steps should be taken in order to incorporate the substance of that Treaty into the legal framework of the European Union. Accordingly, on December 6, 2017 the European Commission presented a corresponding proposal for a Council Directive. This is currently being discussed.

Response to the European Sovereign Debt Crisis

Temporary Financial Stability Mechanism. In 2010, the European Union and euro area member states established a temporary stability mechanism to safeguard the financial stability amid severe tensions in euro area sovereign debt markets, consisting of the European Financial Stabilisation Mechanism (“EFSM”) and the European Financial Stability Facility (“EFSF”). Through the EFSM, the European Commission was allowed to borrow up to a total of EUR 60 billion on behalf of the EU under an implicit EU budget guarantee. The EFSF, which no longer engages in new financing programs, had a lending capacity of EUR 440 billion backed by effective guarantees extended by the euro area member states totaling EUR 726 billion. The EFSF will be dissolved and liquidated when all financial assistance provided to euro area member states and all funding instruments issued by the EFSF have been repaid in full. As of March 2018, the EFSF had outstanding bonds and bills of approximately EUR 207 billion.

European Stability Mechanism. Since October 2012, the ESM, which was established as an intergovernmental organization under public international law by the euro area member states, has been assisting in preserving the financial stability of the European Economic and Monetary Union. As of July 1, 2013, it assumed the tasks fulfilled by the EFSF and the EFSM and is the primary support mechanism for euro area member states experiencing, or threatened by, severe financing problems, if such assistance is deemed indispensable to safeguard financial stability of the euro area as a whole and of its member states. The ESM issues bonds or other debt instruments in the financial markets to raise capital to provide assistance to euro area member states. Unlike the EFSF, which is based upon guarantees by euro area member states, the ESM has total subscribed capital of approximately EUR 705 billion provided by euro area member states, which provides it with a lending capacity of EUR 500 billion. Close to EUR 81 billion of the ESM’s subscribed capital is in the form of paid-in capital with the balance of EUR 624 billion being callable capital. The contribution of each euro area member state is based on the paid-in capital for the ECB. On this basis, Austria’s contribution amounts to approximately 2.8% of the aggregate contributions to the ESM. Austria has contributed approximately EUR 2.2 billion of paid-in capital to the ESM.

The approval procedure for financial assistance from the ESM is activated upon a request from a member state to the Chairperson of the ESM’s Board of Governors and is provided subject to conditions appropriate to the instrument chosen. The initial instruments available to the ESM have been modeled upon those available to the EFSF and include the extension of loans to a euro area member state in financial difficulties, interventions in the primary and secondary debt markets, precautionary programs, and the extension of loans to governments, or since December 2014 directly to affected financial institutions, for the purposes of recapitalizing financial institutions. Each instrument is to be linked to a memorandum of understanding which sets forth the conditions for financial support that the member state has negotiated with the European Commission in liaison with the ECB, as well as the monitoring and surveillance procedures established to ensure the member state is progressing towards financial stability. In principle, decisions to grant financial assistance are taken by mutual agreement. However, in the event that the European Commission and the ECB both conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, an emergency procedure requires a qualified majority of 85% of the votes cast. As of April 2018, the ESM had loans outstanding to Spain, Cyprus and Greece of approximately EUR 79.9 billion.

Financial Assistance to euro area member states

Greece. Since May 2010, Greece has been receiving financial support from euro area member states and the IMF respectively to cope with its financial difficulties and economic challenges. This support comes in the form of economic adjustment programs.

Under the first economic adjustment program, agreed in May 2010, Greece received a total amount of EUR 73 billion, of which approximately EUR 53 billion was provided by euro area member states (the “Greek Loan Facility” or “GLF”) and EUR 20 billion by the IMF; Austria contributed approximately EUR 1.56 billion. While the IMF loans have already been repaid, the repayment of the GLF will start in 2020.

The second economic adjustment program, financed by the European Financial Stability Facility (EFSF) and the IMF was approved in March 2012. The EFSF program expired at the end of June 2015. The outstanding EFSF loans to Greece under the second program amount to approximately EUR 130.9 billion; outstanding IMF loans as of the end of March 2018 amounted to approximately EUR 10.7 billion.

In July 2015, the Greek government submitted a request to the Board of Governors of the European Stability Mechanism (ESM) for further stability support. Following approval the ESM is able to disburse up to EUR 86 billion in financial assistance to Greece over a three-year period ending in August 2018. Disbursements are contingent upon the Greek government’s progress in delivering on certain policy conditions set forth in the memorandum of understanding which aim to enable the Greek economy to return to a sustainable growth path based on sound public finances, enhanced competitiveness, high employment and financial stability. As of the end of March 2018, the total disbursements of ESM financial assistance to Greece amounted to approximately EUR 45.9 billion. In addition, in July 2017 the Executive Board of the IMF approved in principle a precautionary Stand-By Arrangement (SBA) for Greece amounting to approximately EUR 1.6 billion. The arrangement has been approved in principle, which means it will become effective only after the Fund receives specific and credible assurances from Greece’s European partners to ensure debt sustainability, and provided that Greece’s economic program remains on track. The arrangement will expire on August 31, 2018.

Ireland. The first euro area member state to receive support by the EFSM and EFSF was Ireland. The financial assistance, agreed upon in December 2010 and provided subject to compliance with an economic adjustment program, consisted of financial support in a total amount of EUR 85 billion, including EUR 22.5 billion financed through the EFSM, EUR 17.7 billion through the EFSF and EUR 22.5 billion through the IMF. The financial assistance program for Ireland expired as planned in December 2013. Ireland remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the EU has been repaid. Ireland has already repaid all of its outstanding loans to the IMF.

Portugal. Following Portugal’s application for support in early April 2011, financial assistance was provided until mid-2014. The total financial package, to which the EFSM, the EFSF and the IMF contributed, amounted to EUR 78 billion. After the conclusion of the final review mission in May 2014, the Portuguese government decided to exit its macroeconomic adjustment program without a successor arrangement. Portugal remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the EU has been repaid. As of the end of March 2018, Portugal had outstanding loans with the IMF of approximately EUR 4.6 billion.

Spain. In June 2012, the Spanish government requested financial assistance from the euro area member states for the recapitalization of certain of its financial institutions. The finance ministers of the euro area member states agreed that the Fund for Orderly Bank Restructuring, acting as agent of the Spanish government, would receive the funds and direct them to the financial institutions concerned. The assistance was initially approved by the EFSF and then transferred to the ESM (without applying seniority status). The financial assistance program was successfully concluded in January 2014. The ESM has disbursed a total of EUR 41.3 billion to the Spanish government for the recapitalization of the country’s banking sector. Spain remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the ESM has been repaid. As of the end of February 2018, Spain had already repaid EUR 11.6 billion, in large part voluntarily.

Cyprus. The economic adjustment program for Cyprus was formally agreed in 2013. The program, financed by the ESM and the IMF, addressed Cyprus’ financial sector imbalances including an appropriate downsizing of the country’s financial sector, fiscal consolidation, structural reforms and privatization. The program expired in March 2016 as planned with disbursements by the ESM amounting to EUR 6.3 billion. Cyprus remains subject to EU post-program surveillance until at least 75% of the financial assistance provided by the ESM has been repaid. As of the end of March 2018, Cyprus had outstanding IMF loans of approximately EUR 672 million.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2014 and 2015 were audited by the Rechnungshof and approved by the Nationalrat. The federal accounts for the year 2016 were audited by the Rechnungshof and the accounts for 2017 are preliminary results not yet audited by the Rechnungshof. The accounts for 2018 are the Draft Federal Budget.

For further information concerning the budget for the fiscal years 2014 to 2018, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2014	2015	2016(1)	2017(1)	2018(2)
	(Millions of euros)
I. General Account
Federal Government Revenues:
Total taxes and levies—gross	78,503	82,427	81,138	84,821	86,675
Less: transfers to provinces, municipalities and funds	(28,278)	(29,603)	(30,064)	(30,467)	(30,826)
Transfer to EU—budget	(2,752)	(2,452)	(2,557)	(2,644)	(2,900)

Total taxes and levies—net	47,473	50,372	48,517	51,709	52,949
Other sources	23,990	22,356	22,796	22,096	23,428
Total revenues	71,463	72,728	71,314	73,805	76,377

Total Expenditures	74,653	74,589	76,309	80,678	78,536
Budget deficit—net of public debt redemptions	3,189	1,861	4,995	6,873	2,159
Budget deficit—net, as a percentage of gross domestic product	(1.0%)	(0.5%)	(1.4%)	(1.9%)	(0.6%)
General Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.7%)	(1.0%)	(1.6%)	(0.7%)	(0.4%)
Central Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.8%)	(1.2%)	(1.3%)	(0.8%)	(0.5%)
II. Financing Account
Expenditure	65,055	87,576	87,963	94,907	92,559
Revenue	68,244	84,383	92,587	99,206	94,718

Surplus	3,189	1,861	4,995	6,873	2,159

Differences may arise due to rounding

(1)	Federal Budget
(2)	Federal Budget - Draft

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”). Personal income taxation is progressive, with a top marginal rate of 55% on taxable income in excess of EUR 1,000,000. For employees, this top marginal rate is reduced by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The general VAT rate is 20%, and the reduced rate, mainly on food products, rents, passenger transport, books and newspapers and certain services, is 10%. In comparison to other European countries, effective direct taxation is low, while indirect taxation is above average.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2016 covers the period 2017 to 2021.

Austria is a party to tax treaties with numerous countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 for the years indicated:

	December 31,
	2013	2014	2015	2016	2017	2017
					(after swaps)	(before swaps)
	(Millions of euros)
Domestic	207,633	207,642	210,539	219,650	223,225	222,986
External(1)	0	0	0	0	0	0

Total	207,633	207,642	210,539	219,650	223,225	222,986

Less: Holdings of own Bonds	(13,691)	(11,431)	(11,427)	(11,899)	(11,984)

Total	193,942	196,211	199,112	207,751	211,241

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2017, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2013 through 2017.

GUARANTEED DEBT

	December 31,
	2013	2014	2015	2016	2017
	(Millions of euros)
Domestic	75,056	68,900	68,922	76,196	69,544
External(1)	25,227	25,119	25,019	24,032	22,932

Total Guaranteed Debt(2)	100,283	94,019	93,942	100,228	92,476

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.6 billion as of December 31, 2017.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2017.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2018	2019	2020	2021	2022
	(Billions of euros)
Interest	6.0	5.4	4.8	4.3	3.7
Principal	20.2	23.6	18.2	15.2	21.6

Total	26.2	29.0	23.0	19.5	25.3

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2017, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member states are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually (see “— Revenues and Expenditures—Federal Budget—Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact”). Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	December 31,
	2013	2014	2015	2016	2017
	(Millions of Euros)
General government gross debt(2)	263,230	279,862	291,393	295,200	289,490
General government gross debt as a percentage of gross domestic product	81.3%	84.0%	84.6%	83.6%	78.4%

(1)	All values reflect the statistical methodologies required by the European System of Accounts 2010 (ESA 2010).
(2)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: STATISTICS AUSTRIA.

General government gross debt as a percentage of gross domestic product as of December 31, 2017 was 78.4%, which represents a 5.2% decrease in comparison to December 31, 2016. This decrease is mainly due to firm budgetary policies, but also due to the reduction of debt related to the financial market crisis.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2017

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/29/2017
USD 150,000,000 Floating Rate Notes	2/21/2017	2/21/2018	1.45067%	USD	150,000,000.00	EUR	125,072,959.23
AUD 500,000,000 6.655% Guaranteed Notes	4/15/2008	3/28/2018	6.65500%	AUD	500,000,000.00	EUR	325,817,802.68
USD 1,750,000,000 1.125% Guaranteed Global Notes	5/29/2013	5/29/2018	1.12500%	USD	1,750,000,000.00	EUR	1,459,184,524.31
CHF 250,000,000 1.125% Guaranteed Notes	5/24/2012	5/24/2018	1.12500%	CHF	250,000,000.00	EUR	213,638,694.24
USD 600,000,000 Floating Rate Notes	9/18/2014	9/18/2018	1.60042%	USD	600,000,000.00	EUR	500,291,836.90
CHF 250,000,000 2.125% Guaranteed Notes	10/18/2005	10/18/2018	2.12500%	CHF	250,000,000.00	EUR	213,638,694.24
USD 100,000,000 Floating Rate Notes	11/13/2015	11/13/2018	1.58289%	USD	100,000,000.00	EUR	83,381,972.82
GBP 550,000,000 2.00% Guaranteed Notes	2/3/2014	12/17/2018	2.00000%	GBP	550,000,000.00	EUR	619,906,901.25
USD 1,250,000,000 1.625% Guaranteed Global Notes	3/12/2014	3/12/2019	1.62500%	USD	1,250,000,000.00	EUR	1,042,274,660.22
USD 2,000,000,000 1.125% Guaranteed Global Notes	4/26/2016	4/26/2019	1.12500%	USD	2,000,000,000.00	EUR	1,667,639,456.35
USD 500,000,000 Floating Rate Notes	5/15/2017	5/15/2019	1.43586%	USD	500,000,000.00	EUR	416,909,864.09
USD 100,000,000 Floating Rate Notes	7/12/2017	7/12/2019	1.36667%	USD	100,000,000.00	EUR	83,381,972.82
CHF 300,000,000 2.125% Guaranteed Notes	2/23/2011	7/23/2019	2.12500%	CHF	300,000,000.00	EUR	256,366,433.09
USD 700,000,000 Floating Guaranteed Global Notes	11/4/2016	11/4/2019	1.55139%	USD	700,000,000.00	EUR	583,673,809.72
USD 1,500,000,000 1.75% Guaranteed Global Notes	1/25/2017	1/24/2020	1.75000%	USD	1,500,000,000.00	EUR	1,250,729,592.26
CHF 425,000,000 2.75% Guaranteed Notes	1/28/2005	1/28/2020	2.75000%	CHF	425,000,000.00	EUR	363,185,780.21
USD 1,000,000,000 1.375% Guaranteed Notes	2/10/2015	2/10/2020	1.37500%	USD	1,000,000,000.00	EUR	833,819,728.17
CHF 500,000,000 1.125% Guaranteed Notes	7/26/2013	7/24/2020	1.12500%	CHF	500,000,000.00	EUR	427,277,388.48
USD 1,000,000,000 1.50% Guaranteed Global Notes	10/21/2015	10/21/2020	1.50000%	USD	1,000,000,000.00	EUR	833,819,728.17
USD 150,000,000 1.59% Guaranteed Notes	10/21/2015	10/21/2020	1.59000%	USD	150,000,000.00	EUR	125,072,959.23
NOK 500,000,000 1.25% Guaranteed Notes	11/23/2016	11/23/2020	1.25000%	NOK	500,000,000.00	EUR	50,811,459.00
USD 1,000,000,000 1.875% Guaranteed Global Notes	1/20/2016	1/20/2021	1.87500%	USD	1,000,000,000.00	EUR	833,819,728.17
CHF 400,000,000 1.00% Guaranteed Notes	9/28/2012	9/28/2021	1.00000%	CHF	400,000,000.00	EUR	341,821,910.78
USD 1,000,000,000 2.375% Guaranteed Global Notes	10/1/2014	10/1/2021	2.37500%	USD	1,000,000,000.00	EUR	833,819,728.17

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/29/2017
NOK 1,000,000,000 4.3% Guaranteed Notes	11/2/2011	11/2/2021	4.30000%	NOK	1,000,000,000.00	EUR	101,622,918.00
GBP 500,000,000 0.75% Guaranteed Notes	5/31/2017	3/7/2022	0.75000%	GBP	500,000,000.00	EUR	563,551,728.41
CHF 300,000,000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.00000%	CHF	300,000,000.00	EUR	256,366,433.09
EUR 300,000,000 0.21% Guaranteed Notes	2/25/2016	2/25/2023	0.21000%	EUR	300,000,000.00	EUR	300,000,000.00
CHF 150,000,000 1.75% Guaranteed Notes	5/24/2012	5/24/2023	1.75000%	CHF	150,000,000.00	EUR	128,183,216.54
EUR 1,500,000,000 0.25% Guaranteed Notes	9/26/2017	9/26/2024	0.25000%	EUR	1,500,000,000.00	EUR	1,500,000,000.00
CHF 705,000,000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF	705,000,000.00	EUR	602,461,117.76
AUD 450,000,000 3.2% Guaranteed Notes	2/25/2015	8/25/2025	3.20000%	AUD	450,000,000.00	EUR	293,236,022.42
AUD 130,000,000 3.5% Guaranteed Notes	2/3/2017	8/3/2027	3.50000%	AUD	130,000,000.00	EUR	84,712,628.70
GBP 150,000,000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	169,065,518.52
CHF 1,090,000,000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	931,464,706.89
CHF 200,000,000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	170,910,955.39

	Exchange Rate as of 12/29/2017
		AUD	1,080,000,000.00	EUR	703,766,453.80
AUD	1.53460	CAD	0.00	EUR	0.00
CAD	1.50390	CHF	4,570,000,000.00	EUR	3,905,315,330.71
CHF	1.17020	EUR	1,800,000,000.00	EUR	1,800,000,000.00
GBP	0.88723	GBP	1,200,000,000.00	EUR	1,352,524,148.18
JPY	135.01000	JPY	0.00	EUR	0.00
TRY	4.54640	TRY	0.00	EUR	0.00
USD	1.19930	USD	12,800,000,000.00	EUR	10,672,892,520.63
NOK	9.8403	NOK	1,500,000,000.00	EUR	152,434,377.00

				EUR	18,586,932,830.32

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2014	2015	2016(1)	2017(1)	2018(2)
	(Millions of euros)
Total taxes and levies, gross	78,503	82,427	81,138	84,821	86,675
Of which:
Personal Income Tax	3,384	3,617	3,903	3,951	4,200
Wage Tax	25,942	27,272	24,646	25,350	27,700
Tax on Interest	2,769	3,863	3,000	2,754	2,900
Corporate Income Tax	5,906	6,320	7,432	7,904	8,500
Turnover Tax	25,472	26,013	27,056	28,346	29,400
Mineral Oils Tax	4,135	4,201	4,313	4,436	4,525
Other Taxes and Levies	11,180	11,140	10,789	12,079	10,250

Less: transfers to provinces and municipalities, funds, etc.	(28,278)	(29,603)	(30,064)	(30,467)	(30,826)
Transfers to the European Union	(2,752)	(2,452)	(2,557)	(2,644)	(2,900)

Public taxes, net	47,473	50,372	48,517	51,709	52,949
Other sources	23,990	22,356	22,796	22,096	23,428

Total	71,463	72,728	71,314	73,805	76,377

Differences may arise due to rounding

(1)	Federal Budget
(2)	Federal Budget - Draft

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

ORDINARY BUDGET EXPENDITURES

	2014	2015	2016(1)	2017(1)	2018(2)
	(Millions of euros)
I. General Account
Federal Government:
Office of the President	8	8	8	9	9
Federal Legislature	148	161	182	195	227
Constitutional Court	13	15	14	15	16
Administrative Court	19	19	19	20	20
Public Attorney’s Office	10	10	10	11	12
Court of Accounts	31	32	32	32	34
Federal Chancellery	397	481	375	372	344
Interior Affairs	2,600	2,850	3,302	3,416	2,838
Foreign Affairs	421	442	522	542	503
Justice	1,372	1,477	1,457	1,508	1,574
Military Affairs and Sport	2,180	2,080	2,288	2,341	2,420
Financial Administration	1,089	1,126	1,264	1,158	1,183
Asylum/Migration	—	—	—	—	420
Pensions	8,999	9,011	9,918	9,025	9,570
Grants to Provinces and Municipalities	876	897	873	1,377	1,492
Federal Property	1,063	550	579	666	847
Financial Market Stability	765	1,492	45	4,850	145
Treasury Operations	1	4	17	14	16
Public Debt Services incl. Swaps	6,703	5,249	5,891	5,316	5,930
Employment	7,424	7,905	8,226	8,343	8,324
Social Affairs and Consumer Protection	2,966	3,042	3,139	3,127	3,399
Social Security	10,403	10,174	9,098	9,202	9,249
Health	995	963	1,067	1,107	1,080
Youth and Family	6,834	7,023	7,154	7,100	7,307
Commerce (Research)	118	110	122	116	101
Economy	346	361	333	428	621
Education, Arts and Culture	8,434	8,658	9,051	9,137	9,281
Science	3,984	4,106	4,261	4,380	4,463
Transportation, Innovation and Technology (Research)	410	429	445	410	441
Transportation, Innovation and Technology	3,165	3,493	3,554	3,702	3,825
Agriculture, Forestry and Water economy	2,138	1,716	2,424	2,112	2,218
Environment	742	679	640	647	627
Total Federal Expenditure	74,653	74,589	76,309	80,678	78,536
Net Deficit	3,189	1,861	4,995	6,873	2,159

II. Financing Account
Expenditure	65,055	87,576	87,963	94,907	92,559
Revenue	68,244	84,383	92,587	99,206	94,718

Surplus	3,189	1,861	4,995	6,873	2,159

Differences may arise due to rounding

(1)	Federal Budget
(2)	Federal Budget - Draft

SOURCE: Federal Budget Laws.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2016

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	07-97	07-27	6.250	EUR	7,749,450,002.31	7,749,450,002.31	EUR	236,660,000.00	236,660,000.00							EUR	197,776,000.00	197,776,000.00
Government Bond 1994-2024	01-94	01-24	6.500	EUR	530,915,263.60	530,915,263.60
Government Bond 1994-2024	02-94	02-24	6.250	EUR	276,876,267.76	276,876,267.76
Government Bond 2003-2018	01-03	01-18	4.650	EUR	12,246,606,000.00	12,246,606,000.00	EUR	399,830,000.00	399,830,000.00							EUR	362,170,000.00	362,170,000.00
Government Bond 2004-2018	04-04	01-18	4.450							EUR	519,928,922.41	519,928,922.41
Government Bond 2004-2018	04-04	01-18	1.690										JPY	59,290,000,000.00	480,470,016.21
Government Bond 2011-2018	02-11	01-18	3.125										EUR	622,967,050.67	622,967,050.67
Government Bond 2011-2018	02-11	01-18	0.588							JPY	59,290,000,000.00	480,470,016.21
Government Bond 2006-2018	02-06	01-18	2.525										CHF	88,500,000.00	82,409,907.81
Government Bond 2012-2018	06-12	01-18	0.353							CHF	88,500,000.00	82,409,907.81
Government Bond 2005-2020	01-05	07-20	3.900	EUR	13,817,220,000.00	13,817,220,000.00	EUR	603,225,000.00	603,225,000.00							EUR	99,000,000.00	99,000,000.00
Government Bond 2006-2021	01-06	09-21	3.500	EUR	15,522,082,000.00	15,522,082,000.00	EUR	641,298,571.40	641,298,571.40							EUR	325,830,000.00	325,830,000.00
Government Bond 2007-2037	01-07	03-37	4.150	EUR	12,132,322,000.00	12,132,322,000.00	EUR	368,385,000.00	368,385,000.00							EUR	321,715,000.00	321,715,000.00
Government Bond 2007-2017	09-07	09-17	4.300	EUR	7,979,279,000.00	7,979,279,000.00	EUR	224,082,142.86	224,082,142.86							EUR	375,325,000.00	375,325,000.00
Government Bond 2008-2019	01-08	03-19	4.350	EUR	11,317,729,000.00	11,317,729,000.00	EUR	157,000,000.00	157,000,000.00							EUR	543,500,000.00	543,500,000.00
Government Bond 2009-2026	06-09	03-26	4.850	EUR	8,451,371,000.00	8,451,371,000.00	EUR	474,055,000.00	474,055,000.00							EUR	230,945,000.00	230,945,000.00
Government Bond 2010-2017	01-10	02-17	3.200	EUR	9,876,665,000.00	9,876,665,000.00	EUR	690,000,000.00	690,000,000.00							EUR	458,000,000.00	458,000,000.00
Government Bond 2011-2022	01-11	04-22	3.650	EUR	8,535,171,000.00	8,535,171,000.00	EUR	873,510,000.00	873,510,000.00							EUR	403,350,000.00	403,350,000.00
Government Bond 2012-2062	01-12	01-62	3.800	EUR	3,473,666,000.00	3,473,666,000.00										EUR	95,000,000.00	95,000,000.00
Government Bond 2012-2022	01-12	11-22	3.400	EUR	10,546,375,000.00	10,546,375,000.00	EUR	300,345,000.00	300,345,000.00							EUR	724,355,000.00	724,355,000.00
Government Bond 2012-2044	07-12	06-44	3.150	EUR	6,799,272,000.00	6,799,272,000.00	EUR	143,200,000.00	143,200,000.00							EUR	311,800,000.00	311,800,000.00
Government Bond 2012-2019	07-12	06-19	1.950	EUR	7,278,921,000.00	7,278,921,000.00	EUR	442,435,000.00	442,435,000.00							EUR	521,100,000.00	521,100,000.00
Government Bond 2013-2034	04-13	05-34	2.400	EUR	6,224,679,000.00	6,224,679,000.00	EUR	433,116,143.60	433,116,143.60							EUR	129,400,000.00	129,400,000.00
Government Bond 2013-2023	04-13	10-23	1.750	EUR	10,193,663,000.00	10,193,663,000.00	EUR	713,485,000.00	713,485,000.00							EUR	650,645,000.00	650,645,000.00
Government Bond 2013-2018	09-13	10-18	1.150	EUR	7,080,000,000.00	7,080,000,000.00	EUR	871,675,000.00	871,675,000.00							EUR	579,325,000.00	579,325,000.00
Government Bond 2014-2024	06-14	10-24	1.650	EUR	10,280,350,000.00	10,280,350,000.00	EUR	1,289,490,000.00	1,289,490,000.00							EUR	715,270,000.00	715,270,000.00
Government Bond 2014-2019	10-14	10-19	0.250	EUR	7,159,497,000.00	7,159,497,000.00	EUR	328,000,000.00	328,000,000.00							EUR	632,400,000.00	632,400,000.00
Government Bond 2015-2025	06-15	10-25	1.200	EUR	10,421,943,000.00	10,421,943,000.00	EUR	880,550,000.00	880,550,000.00							EUR	845,000,000.00	845,000,000.00
Government Bond 2016-2026	02-16	10-26	0.750	EUR	9,427,873,000.00	9,427,873,000.00	EUR	813,864,000.00	813,864,000.00							EUR	620,100,000.00	620,100,000.00
Government Bond 2016-2047	02-16	02-47	1.500	EUR	2,606,118,000.00	2,606,118,000.00	EUR	206,042,345.96	206,042,345.96							EUR	199,700,000.00	199,700,000.00
Government Bond 2016-2023	11-16	07-23	0.000	EUR	3,000,000,000.00	3,000,000,000.00	EUR	146,100,000.00	146,100,000.00							EUR	353,900,000.00	353,900,000.00
Government Bond 2016-2069	11-16	11-69	1.500	EUR	2,000,000,000.00	2,000,000,000.00										EUR	500,000,000.00	500,000,000.00
Government Bond 1999-2029	10-99	10-29	4.750	GBP	80,000,000.00	93,438,295.69	GBP	80,000,000.00	93,438,295.69
Government Bond 1999-2029	10-99	10-29	var.										EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	10-99	10-29	var.							EUR	86,767,895.88	86,767,895.88
Government Bond 1999-2029	10-99	10-29	7.250							GBP	80,000,000.00	93,438,295.69
Government Bond 1999-2029	10-99	10-29	7.250										GBP	80,000,000.00	93,438,295.69
Government Bond 2003-2023	05-03	05-23	5.350	EUR	100,000,000.00	100,000,000.00
Government Bond 2004-2034	12-04	12-34	5.375	CAD	300,000,000.00	211,446,292.64
Government Bond 2004-2034	12-04	12-34	4.412										EUR	192,901,234.57	192,901,234.57
Government Bond 2004-2034	12-04	12-34	5.375							CAD	300,000,000.00	211,446,292.64
Government Bond 2005-2024	01-05	12-24	5.000	CAD	250,000,000.00	176,205,243.87
Government Bond 2005-2024	01-05	12-24	4.044										EUR	151,602,437.77	151,602,437.77
Government Bond 2005-2024	01-05	12-24	5.000							CAD	250,000,000.00	176,205,243.87
Government Bond 2004-2034	01-04	01-34	5.125	EUR	16,596,960.00	16,596,960.00
Government Bond 2004-2034	01-04	01-34	4.875										EUR	12,135,922.33	12,135,922.33
Government Bond 2004-2034	01-04	01-34	5.125							EUR	16,596,959.44	16,596,959.44
Government Bond 2012-2029	02-12	10-29	3.560	EUR	109,000,000.00	109,000,000.00
Government Bond 2012-2029	02-12	10-29	2.452	EUR	21,000,000.00	21,000,000.00	EUR	21,000,000.00	21,000,000.00
Government Bond 2014-2020	06-14	06-20	var.	EUR	2,000,000,000.00	2,000,000,000.00
Government Bond 2014-2019	09-14	09-19	0.300	EUR	100,000,000.00	100,000,000.00
Government Bond 2016-2018	06-16	03-18	0.880	USD	255,000,000.00	241,912,532.02
Government Bond 2016-2018	06-16	03-18	0.000										EUR	225,066,196.00	225,066,196.00
Government Bond 2016-2018	06-16	03-18	0.880							USD	255,000,000.00	241,912,532.02
Federal Obligation 2001-2021	11-01	11-21	4.000	JPY	2,000,000,000.00	16,207,455.43
Federal Obligation 2001-2021	11-01	11-21	5.140										EUR	18,315,000.00	18,315,000.00
Federal Obligation 2001-2021	11-01	11-21	4.000							JPY	2,000,000,000.00	16,207,455.43
Federal Obligation 2001-2021	11-01	11-21	2.199	JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2001-2021	11-01	11-21	5.080										EUR	9,132,400.00	9,132,400.00
Federal Obligation 2001-2021	11-01	11-21	2.199							JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2001-2031	11-01	11-31	2.733	JPY	3,000,000,000.00	24,311,183.14
Federal Obligation 2001-2031	11-01	11-31	4.825										EUR	27,473,000.00	27,473,000.00
Federal Obligation 2001-2031	11-01	11-31	2.733							JPY	3,000,000,000.00	24,311,183.14
Federal Obligation 2002-2027	01-02	01-27	4.000	JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2002-2027	01-02	01-27	4.940										EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2027	01-02	01-27	4.000							JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2002-2017	02-02	02-17	var.	JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2002-2017	02-02	02-17	4.932										EUR	8,470,000.00	8,470,000.00
Federal Obligation 2002-2017	02-02	02-17	var.							JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2002-2022	02-02	02-22	4.872	JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2002-2022	02-02	02-22	5.050										EUR	8,687,000.00	8,687,000.00
Federal Obligation 2002-2022	02-02	02-22	4.872	JPY	1,000,000,000.00	8,103,727.71

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 2002-2032	07-02	07-32	4.000	JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2002-2032	07-02	07-32	4.985										EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2032	07-02	07-32	4.000							JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2003-2033	10-03	10-33	2.349	JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2003-2033	10-03	10-33	4.625										EUR	7,662,835.25	7,662,835.25
Federal Obligation 2003-2033	10-03	10-33	2.349							JPY	1,000,000,000.00	8,103,727.71
Federal Obligation 2004-2019	06-04	05-19	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2019	11-04	11-19	0.250	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2034	12-04	10-34	var.	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2020	03-05	03-20	var.	EUR	250,000,000.00	250,000,000.00
Federal Obligation 2005-2017	03-05	03-17	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2034	03-05	10-34	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2020	04-05	04-20	var.	EUR	200,000,000.00	200,000,000.00
Federal Obligation 2005-2020	04-05	04-20	1.250	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2022	06-05	06-22	var.	EUR	125,000,000.00	125,000,000.00
Federal Obligation 2005-2020	06-05	06-20	var.	EUR	100,000,000.00	100,000,000.00
Federal Obligation 2005-2025	08-05	08-25	var.	EUR	97,984,000.00	97,984,000.00
Federal Obligation 2005-2025	07-05	07-25	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2025	10-05	10-25	1.298	EUR	120,000,000.00	120,000,000.00
Federal Obligation 2005-2035	10-05	10-35	var.	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2005-2019	12-05	12-19	0.461	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2003-2017	11-03	12-17	var.	EUR	2,588,000,000.00	2,588,000,000.00	EUR	88,000,000.00	88,000,000.00							EUR	1,703,123,651.38	1,703,123,651.38
Treasury Bill 2016-2017	12-16	03-17	var.	EUR	150,000,000.00	150,000,000.00	EUR	150,000,000.00	150,000,000.00
Treasury Bill 2016-2017	01-16	01-17	var.	USD	300,000,000.00	284,602,978.84
Treasury Bill 2016-2017	01-16	01-17	var.										EUR	275,976,266.04	275,976,266.04
Treasury Bill 2016-2017	01-16	01-17	var.							USD	300,000,000.00	284,602,978.84
Treasury Bill 2016-2017	01-16	01-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	01-16	01-17	var.										EUR	91,945,568.22	91,945,568.22
Treasury Bill 2016-2017	01-16	01-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	01-16	01-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	01-16	01-17	var.										EUR	184,043,434.25	184,043,434.25
Treasury Bill 2016-2017	01-16	01-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	02-16	02-17	var.	USD	500,000,000.00	474,338,298.07
Treasury Bill 2016-2017	02-16	02-17	var.										EUR	457,833,531.73	457,833,531.73
Treasury Bill 2016-2017	02-16	02-17	var.							USD	500,000,000.00	474,338,298.07
Treasury Bill 2016-2017	02-16	02-17	var.	USD	50,000,000.00	47,433,829.81
Treasury Bill 2016-2017	02-16	02-17	var.										EUR	45,808,520.38	45,808,520.38
Treasury Bill 2016-2017	02-16	02-17	var.							USD	50,000,000.00	47,433,829.81
Treasury Bill 2016-2017	02-16	02-17	var.	USD	50,000,000.00	47,433,829.81
Treasury Bill 2016-2017	02-16	02-17	var.										EUR	45,733,101.62	45,733,101.62
Treasury Bill 2016-2017	02-16	02-17	var.							USD	50,000,000.00	47,433,829.81

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2016-2017	02-16	02-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	02-16	02-17	var.										EUR	89,229,945.57	89,229,945.57
Treasury Bill 2016-2017	02-16	02-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	03-16	03-17	var.	USD	330,000,000.00	313,063,276.73
Treasury Bill 2016-2017	03-16	03-17	var.										EUR	295,143,547.09	295,143,547.09
Treasury Bill 2016-2017	03-16	03-17	var.							USD	330,000,000.00	313,063,276.73
Treasury Bill 2016-2017	05-16	05-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	05-16	05-17	var.										EUR	86,986,778.01	86,986,778.01
Treasury Bill 2016-2017	05-16	05-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	05-16	05-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	05-16	05-17	var.										EUR	87,804,021.42	87,804,021.42
Treasury Bill 2016-2017	05-16	05-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	05-16	05-17	var.	USD	150,000,000.00	142,301,489.42
Treasury Bill 2016-2017	05-16	05-17	var.										EUR	133,773,298.85	133,773,298.85
Treasury Bill 2016-2017	05-16	05-17	var.							USD	150,000,000.00	142,301,489.42
Treasury Bill 2016-2017	05-16	05-17	var.	USD	250,000,000.00	237,169,149.04
Treasury Bill 2016-2017	05-16	05-17	var.										EUR	222,915,737.85	222,915,737.85
Treasury Bill 2016-2017	05-16	05-17	var.							USD	250,000,000.00	237,169,149.04
Treasury Bill 2016-2017	06-16	06-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	06-16	06-17	var.										EUR	89,469,446.18	89,469,446.18
Treasury Bill 2016-2017	06-16	06-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	06-16	06-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	06-16	06-17	var.										EUR	176,475,778.70	176,475,778.70
Treasury Bill 2016-2017	06-16	06-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	06-16	06-17	var.	USD	300,000,000.00	284,602,978.84
Treasury Bill 2016-2017	06-16	06-17	var.										EUR	270,831,452.56	270,831,452.56
Treasury Bill 2016-2017	06-16	06-17	var.							USD	300,000,000.00	284,602,978.84
Treasury Bill 2016-2017	07-16	07-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	07-16	07-17	var.										EUR	182,415,176.94	182,415,176.94
Treasury Bill 2016-2017	07-16	07-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	07-16	07-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	07-16	07-17	var.										EUR	182,265,560.92	182,265,560.92

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2016-2017	07-16	07-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	09-16	05-17	var.	USD	400,000,000.00	379,470,638.46
Treasury Bill 2016-2017	09-16	05-17	var.										EUR	355,239,786.86	355,239,786.86
Treasury Bill 2016-2017	09-16	05-17	var.							USD	400,000,000.00	379,470,638.46
Treasury Bill 2016-2017	09-16	05-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	09-16	05-17	var.										EUR	88,691,796.01	88,691,796.01
Treasury Bill 2016-2017	09-16	05-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	09-16	08-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	09-16	08-17	var.										EUR	177,777,777.78	177,777,777.78
Treasury Bill 2016-2017	09-16	08-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	09-16	08-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	09-16	08-17	var.										EUR	178,507,675.83	178,507,675.83
Treasury Bill 2016-2017	09-16	08-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	10-16	10-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	10-16	10-17	var.										EUR	178,253,119.43	178,253,119.43
Treasury Bill 2016-2017	10-16	10-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	10-16	10-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	10-16	10-17	var.										EUR	89,094,796.86	89,094,796.86
Treasury Bill 2016-2017	10-16	10-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	10-16	10-17	var.	USD	120,000,000.00	113,841,191.54
Treasury Bill 2016-2017	10-16	10-17	var.										EUR	107,142,857.14	107,142,857.14
Treasury Bill 2016-2017	10-16	10-17	var.							USD	120,000,000.00	113,841,191.54
Treasury Bill 2016-2017	10-16	01-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	10-16	01-17	var.										EUR	178,810,907.47	178,810,907.47
Treasury Bill 2016-2017	10-16	01-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	10-16	07-17	var.	USD	20,000,000.00	18,973,531.92
Treasury Bill 2016-2017	10-16	07-17	var.										EUR	18,165,304.27	18,165,304.27
Treasury Bill 2016-2017	10-16	07-17	var.							USD	20,000,000.00	18,973,531.92
Treasury Bill 2016-2017	10-16	07-17	var.	USD	70,000,000.00	66,407,361.73
Treasury Bill 2016-2017	10-16	07-17	var.										EUR	63,781,321.18	63,781,321.18
Treasury Bill 2016-2017	10-16	07-17	var.							USD	70,000,000.00	66,407,361.73
Treasury Bill 2016-2017	10-16	07-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	10-16	07-17	var.										EUR	183,536,753.23	183,536,753.23
Treasury Bill 2016-2017	10-16	07-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	11-16	05-17	var.	USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	11-16	05-17	var.										EUR	188,058,298.07	188,058,298.07
Treasury Bill 2016-2017	11-16	05-17	var.							USD	200,000,000.00	189,735,319.23
Treasury Bill 2016-2017	11-16	05-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	11-16	05-17	var.										EUR	93,982,312.53	93,982,312.53
Treasury Bill 2016-2017	11-16	05-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	11-16	05-17	var.	USD	100,000,000.00	94,867,659.61

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2016-2017	11-16	05-17	var.										EUR	94,153,092.93	94,153,092.93
Treasury Bill 2016-2017	11-16	05-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	11-16	05-17	var.	USD	400,000,000.00	379,470,638.46
Treasury Bill 2016-2017	11-16	05-17	var.										EUR	376,187,341.30	376,187,341.30
Treasury Bill 2016-2017	11-16	05-17	var.							USD	400,000,000.00	379,470,638.46
Treasury Bill 2016-2017	12-16	12-17	var.	GBP	100,000,000.00	116,797,869.61
Treasury Bill 2016-2017	12-16	12-17	var.				EUR	118,736,642.13	118,736,642.13
Treasury Bill 2016-2017	12-16	12-17	var.										EUR	118,736,642.13	118,736,642.13
Treasury Bill 2016-2017	12-16	12-17	var.							GBP	100,000,000.00	116,797,869.61
Treasury Bill 2016-2017	12-16	03-17	var.	USD	30,000,000.00	28,460,297.88
Treasury Bill 2016-2017	12-16	03-17	var.				EUR	28,227,324.05	28,227,324.05
Treasury Bill 2016-2017	12-16	03-17	var.										EUR	28,227,324.05	28,227,324.05
Treasury Bill 2016-2017	12-16	03-17	var.							USD	30,000,000.00	28,460,297.88
Treasury Bill 2016-2017	12-16	03-17	var.	GBP	100,000,000.00	116,797,869.61
Treasury Bill 2016-2017	12-16	03-17	var.				EUR	118,652,112.01	118,652,112.01
Treasury Bill 2016-2017	12-16	03-17	var.										EUR	118,652,112.01	118,652,112.01
Treasury Bill 2016-2017	12-16	03-17	var.							GBP	100,000,000.00	116,797,869.61
Treasury Bill 2016-2017	12-16	03-17	var.	USD	35,000,000.00	33,203,680.87
Treasury Bill 2016-2017	12-16	03-17	var.				EUR	33,037,568.43	33,037,568.43
Treasury Bill 2016-2017	12-16	03-17	var.										EUR	33,037,568.43	33,037,568.43
Treasury Bill 2016-2017	12-16	03-17	var.							USD	35,000,000.00	33,203,680.87
Treasury Bill 2016-2017	12-16	12-17	var.	GBP	200,000,000.00	233,595,739.21
Treasury Bill 2016-2017	12-16	12-17	var.				EUR	237,812,128.42	237,812,128.42
Treasury Bill 2016-2017	12-16	12-17	var.										EUR	237,812,128.42	237,812,128.42
Treasury Bill 2016-2017	12-16	12-17	var.							GBP	200,000,000.00	233,595,739.21
Treasury Bill 2016-2017	12-16	09-17	var.	USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	12-16	09-17	var.				EUR	94,091,080.17	94,091,080.17
Treasury Bill 2016-2017	12-16	09-17	var.										EUR	94,091,080.17	94,091,080.17
Treasury Bill 2016-2017	12-16	09-17	var.							USD	100,000,000.00	94,867,659.61
Treasury Bill 2016-2017	12-16	09-17	var.	GBP	50,000,000.00	58,398,934.80
Treasury Bill 2016-2017	12-16	09-17	var.				EUR	59,644,518.67	59,644,518.67
Treasury Bill 2016-2017	12-16	09-17	var.										EUR	59,644,518.67	59,644,518.67

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2016-2017	12-16	09-17	var.							GBP	50,000,000.00				58,398,934.80
Treasury Bill 2016-2017	12-16	09-17	var.	USD	68,664,565.53	65,140,466.30
Treasury Bill 2016-2017	12-16	09-17	var.				EUR	66,118,984.62	66,118,984.62
Treasury Bill 2016-2017	12-16	09-17	var.													EUR	66,118,984.62	66,118,984.62
Treasury Bill 2016-2017	12-16	09-17	var.							USD	68,664,565.53				65,140,466.30
Treasury Bill 2016-2017	12-16	09-17	var.	USD	1,335,434.47	1,266,895.43
Treasury Bill 2016-2017	12-16	09-17	var.													EUR	1,285,926.31	1,285,926.31
Treasury Bill 2016-2017	12-16	09-17	var.							USD	1,335,434.47				1,266,895.43
Loan from Insurances 2003-2018	05-03	05-18	4.350	EUR	13,200,000.00	13,200,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2005-2022	06-05	05-22	5.000	EUR	29,069,133.67	29,069,133.67
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,028,851.12	10,028,851.12
Loan from Insurances 2005-2020	06-05	06-20	5.000	EUR	36,336,417.08	36,336,417.08
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,101,523.95	10,101,523.95
Loan from Insurances 2005-2020	11-05	11-20	3.630	EUR	13,000,000.00	13,000,000.00
Loan from Insurances 2008-2028	05-08	05-28	4.700	EUR	11,500,000.00	11,500,000.00
Loan from Insurances 2008-2027	11-08	11-27	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2023	11-08	11-23	4.500	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	2,500,000.00	2,500,000.00
Loan from Insurances 2008-2024	11-08	11-24	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2025	11-08	09-25	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2027	12-08	07-27	4.150	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	7,500,000.00	7,500,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2008-2024	12-08	12-24	4.000	EUR	7,000,000.00	7,000,000.00
Loan from Insurances 2008-2028	12-08	12-28	4.070	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2009-2027	01-09	07-27	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	01-09	01-20	4.190	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	02-09	04-22	4.200	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.430	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.300	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.580	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	02-09	02-27	4.560	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2026	02-09	02-26	4.530	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.770	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2030	02-09	02-30	4.720	EUR	2,000,000.00	2,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	03-09	03-29	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	03-09	07-27	4.625	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	03-09	03-23	4.320	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2021	03-09	03-21	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2027	03-09	03-27	4.640	EUR	10,000,000.00	10,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2009-2022	04-09	04-22	4.250	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	04-09	04-19	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	07-09	07-19	4.120	EUR	16,000,000.00	16,000,000.00
Loan from Insurances 2010-2030	03-10	03-30	3.920	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2011-2026	10-11	10-26	3.345	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2011-2027	11-11	11-27	3.770	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2027	02-04	02-27	4.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.910	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2032	02-04	02-32	4.910	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	02-04	08-24	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2024	03-04	03-24	4.740	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	03-04	03-34	4.860	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2025	03-04	03-25	4.650	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.865	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2019	05-04	05-19	var.	EUR	57,000,000.00	57,000,000.00
Loan from Banks 2004-2028	04-04	04-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2034	05-04	05-34	4.910	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.770	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2023	05-04	05-23	4.800	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2024	05-04	05-24	4.835	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.820	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2021	05-04	05-21	4.790	EUR	350,000,000.00	350,000,000.00
Loan from Banks 2004-2019	06-04	06-19	4.720	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	07-04	07-24	4.750	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2004-2019	07-04	07-19	4.600	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2041	08-04	08-41	4.145	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2044	09-04	05-44	4.175	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2028	09-04	09-28	4.680	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2039	09-04	09-39	4.105	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.565	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.605	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2022	11-04	11-22	4.360	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	02-05	02-35	3.455	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.445	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2025	02-05	02-25	4.100	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2020	03-05	08-20	4.005	EUR	40,000,000.00	40,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2005-2035	03-05	03-35	3.825	EUR	600,000,000.00	600,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.660	EUR	750,000,000.00	750,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.720	EUR	500,000,000.00	500,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.650	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.633	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.485	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.750	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.750	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.450	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.445	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	4.000	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2036	02-06	02-36	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2006-2046	02-06	02-46	2.990	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.852	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.849	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	75,000,000.00	75,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.840	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.835	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.820	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.818	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.795	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.650	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.660	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.700	EUR	63,000,000.00	63,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	40,000,000.00	40,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.590	EUR	14,000,000.00	14,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	21,000,000.00	21,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.545	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.300	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	12-08	07-27	4.225	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2027	12-08	12-27	4.010	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.650	EUR	36,000,000.00	36,000,000.00
Loan from Banks 2009-2019	01-09	01-19	4.175	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	2,000,000.00	2,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	7,000,000.00	7,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	8,000,000.00	8,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	02-09	02-29	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2021	03-09	03-21	4.320	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2020	03-09	03-20	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.040	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	03-09	03-27	4.775	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.600	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	300,000.00	300,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	20,000,000.00	20,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2024	03-09	03-24	4.420	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.000	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2009-2027	03-09	07-27	4.810	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.790	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2022	04-09	04-22	4.210	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2017	05-09	05-17	3.650	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2023	05-09	05-23	4.260	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	05-09	05-29	4.620	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2009-2019	05-09	05-19	4.105	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2009-2032	06-09	06-32	4.675	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2021	06-09	06-21	4.250	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2021	07-09	07-21	4.200	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2026	06-10	06-26	4.660	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2022	07-09	07-22	4.225	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	07-09	07-27	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	07-09	07-26	4.450	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2026	08-09	08-26	4.120	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.230	EUR	195,000,000.00	195,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.300	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2016-2027	10-16	09-27	4.350	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.320	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	2,500,000.00	2,500,000.00
Loan from Banks 2009-2027	10-09	10-27	4.310	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.330	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2034	09-09	09-34	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.145	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2009-2028	09-09	09-28	4.365	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	87,000,000.00	87,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2024	10-09	03-24	4.030	EUR	48,000,000.00	48,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.280	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2009-2032	11-09	11-32	4.220	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.230	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2028	12-09	12-28	4.080	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2013-2026	07-13	04-26	4.170	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2026	01-10	04-26	4.170	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.040	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2040	01-10	01-40	4.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.005	EUR	22,000,000.00	22,000,000.00
Loan from Banks 2010-2030	01-10	01-30	4.190	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.030	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2037	02-10	02-37	4.185	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2028	02-10	02-28	4.032	EUR	66,500,000.00	66,500,000.00
Loan from Banks 2010-2030	02-10	02-30	4.114	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2030	02-10	02-30	4.135	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2010-2030	03-10	03-30	3.972	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2030	03-10	03-30	4.000	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2010-2035	05-10	05-35	3.640	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2010-2040	05-10	05-40	3.840	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2030	06-10	06-30	3.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2027	06-10	06-27	3.510	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2050	10-10	10-50	3.112	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2011-2051	01-11	10-51	3.160	EUR	45,000,000.00	45,000,000.00
Loan from Banks 2011-2052	01-11	11-52	3.190	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2039	01-11	01-39	3.765	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2041	01-11	01-41	3.770	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2011-2036	11-11	11-36	3.670	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	3.780	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	4.000	EUR	53,000,000.00	53,000,000.00
Loan from Banks 2011-2034	11-11	12-34	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2061	11-11	11-61	3.953	EUR	300,000,000.00	300,000,000.00

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2011-2036	12-11	12-36	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.974	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.800	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2012-2032	01-12	01-32	3.510	EUR	33,000,000.00	33,000,000.00
Loan from Banks 2012-2037	05-12	05-37	2.687	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2012-2032	11-12	11-32	2.320	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2012-2042	11-12	11-42	2.657	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2013-2069	02-13	02-69	2.910	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2022	06-13	06-22	1.580	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2013-2020	06-13	06-20	1.560	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2013-2023	09-13	09-23	2.307	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2028	05-08	05-28	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.260	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2015-2022	11-15	11-22	0.200	EUR	100,000,000.00	100,000,000.00
Loan from Banks 1994-2024	10-94	01-24	6.500	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1995-2024	01-95	01-24	6.500	DEM	497,000,000.00	254,112,064.95

				Financial debt before swap			Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 1995-2024	01-95	02-24	6.250	DEM	89,310,000.00	45,663,477.91
Loan from Banks 1996-2024	02-96	01-24	6.380	DEM	50,000,000.00	25,564,594.06
Loan from Banks 2012-2017	12-12	01-17	var.	EUR	523,420,000.00	523,420,000.00
Loan 2012-2027	05-12	05-27	3.000	EUR	3,000,000.00	3,000,000.00
Loan 2012-2022	05-12	05-22	2.520	EUR	3,000,000.00	3,000,000.00
Loan 2012-2019	05-12	05-19	2.050	EUR	3,000,000.00	3,000,000.00
Loan 2012-2027	07-12	07-27	2.780	EUR	371,250.00	371,250.00
Loan 2013-2027	07-13	07-27	2.230	EUR	371,250.00	371,250.00
Loan 2014-2027	07-14	07-27	1.650	EUR	371,250.00	371,250.00
Loan 2015-2027	07-15	07-27	1.220	EUR	371,250.00	371,250.00
Loan 2016-2027	07-16	07-27	0.065	EUR	371,250.00	371,250.00
Loan 2016-2068	10-16	09-68	0.000	EUR	67,963,345.00	67,963,345.00
Government Bonds				EUR	207,274,640,493.67	207,274,640,493.67	EUR	11,257,348,203.82	11,257,348,203.82	EUR	623,293,777.73	623,293,777.73	EUR	1,291,440,737.22	1,291,440,737.22	EUR	10,195,606,000.00	10,195,606,000.00
				JPY	0.00	0.00	JPY	0.00	0.00	JPY	59,290,000,000.00	480,470,016.21	JPY	59,290,000,000.00	480,470,016.21	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	88,500,000.00	82,409,907.81	CHF	88,500,000.00	82,409,907.81	CHF	0.00	0.00
				USD	255,000,000.00	241,912,532.02	USD	0.00	0.00	USD	255,000,000.00	241,912,532.02	USD	0.00	0.00	USD	0.00	0.00
				GBP	80,000,000.00	93,438,295.69	GBP	80,000,000.00	93,438,295.69	GBP	80,000,000.00	93,438,295.69	GBP	80,000,000.00	93,438,295.69	GBP	0.00	0.00
				CAD	550,000,000.00	387,651,536.51	CAD	0.00	0.00	CAD	550,000,000.00	387,651,536.51	CAD	0.00	0.00	CAD	0.00	0.00
Federal Obligation				EUR	1,227,984,000.00	1,227,984,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	97,065,235.25	97,065,235.25	EUR	0.00	0.00
				JPY	11,000,000,000.00	89,141,004.86	JPY	0.00	0.00	JPY	11,000,000,000.00	89,141,004.86	JPY	0.00	0.00	JPY	0.00	0.00
Treasury Bills				EUR	2,738,000,000.00	2,738,000,000.00	EUR	994,320,358.50	994,320,358.50	EUR	0.00	0.00	EUR	6,047,640,592.03	6,047,640,592.03	EUR	1,703,123,651.38	1,703,123,651.38
				USD	6,075,000,000.00	5,763,210,321.60	USD	0.00	0.00	USD	6,075,000,000.00	5,763,210,321.60	USD	0.00	0.00	USD	0.00	0.00
				GBP	450,000,000.00	525,590,413.23	GBP	0.00	0.00	GBP	450,000,000.00	525,590,413.23	GBP	0.00	0.00	GBP	0.00	0.00
Loan from Insurance Companies				EUR	891,735,925.82	891,735,925.82	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Loan from Banks				EUR	12,526,720,000.00	12,526,720,000.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
				DEM	686,310,000.00	350,904,730.98	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Other Loans				EUR	78,819,595.00	78,819,595.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
Total				EUR	224,737,900,014.49	224,737,900,014.49	EUR	12,251,668,562.32	12,251,668,562.32	EUR	623,293,777.73	623,293,777.73	EUR	7,436,146,564.50	7,436,146,564.50	EUR	11,898,729,651.38	11,898,729,651.38
				JPY	11,000,000,000.00	89,141,004.86	JPY	0.00	0.00	JPY	70,290,000,000.00	569,611,021.07	JPY	59,290,000,000.00	480,470,016.21	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00	CHF	88,500,000.00	82,409,907.81	CHF	88,500,000.00	82,409,907.81	CHF	0.00	0.00
				USD	6,330,000,000.00	6,005,122,853.62	USD	0.00	0.00	USD	6,330,000,000.00	6,005,122,853.62	USD	0.00	0.00	USD	0.00	0.00
				GBP	530,000,000.00	619,028,708.92	GBP	80,000,000.00	93,438,295.69	GBP	530,000,000.00	619,028,708.92	GBP	80,000,000.00	93,438,295.69	GBP	0.00	0.00
				DEM	686,310,000.00	350,904,730.98	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
				CAD	550,000,000.00	387,651,536.51	CAD	0.00	0.00	CAD	550,000,000.00	387,651,536.51	CAD	0.00	0.00	CAD	0.00	0.00

					Financial debt before swap	Credit affiliates		Credit swaps	Debt swaps		Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt				EUR	225,088,804,745.47	12,251,668,562.32		623,293,777.73	7,436,146,564.50		11,898,729,651.38	207,751,259,318.54
Grand Total External Debt				EUR	7,100,944,103.91	93,438,295.69		7,663,824,027.93	656,318,219.71		0.00	0.00

Grand Total Debt				EUR	232,189,748,849.38	12,345,106,858.01		8,287,117,805.66	8,092,464,784.21		11,898,729,651.38	207,751,259,318.54

Total Internal Floating Rate Debt												9,016,682,777.82
Total External Floating Rate Debt												0.00

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2017

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	2,364.86
Export Financing Guarantees Act	19,739.55
Transport and Infrastructure
Austrian Railways (ÖBB)	79.99
Austrian Financial Market
Financial Market Stability Act (FinStaG)	0.00
Other Liabilities
Loans to Federal Museums	747.25
Oil Stockholding Support Act	0.00

Total	22,931.65

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,220.37 million (external guaranteed debt) and EUR 22,273.33 million (domestic guaranteed debt) as of December 31, 2017.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2017

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	22,012.94
Export Financing Guarantees Act	1,800.00
Transport and Infrastructure
ASFINAG	8,250.00
Austrian Railways (ÖBB)	16,050.81
Railway Infrastructure Services Company (SCHIG)	2.25
Austrian Financial Market
Financial Market Stability Act (FinStaG)	3,800.00
Guarantee Act for Carinthia	1,108.32
European Financial Stability Facility (EFSF)	9,536.21
Coinage Act 1988	4,753.80
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	873.20
Austrian Bank for Tourism Development (ÖHT)	295.67
Austrian Research Promotion Agency (FFG)	85.00
Other Liabilities
Loans to Federal Museums	769.94
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	84.21
Electric Utility Industry—Energy Bonds	0.06
Total(3)	69,544.20

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,220.37 million (external guaranteed debt) and EUR 22,273.33 million (domestic guaranteed debt) as of December 31, 2017.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.6 billion as of December 31, 2017.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Silvia Maca, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria, in her official capacity and is included herein on her authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Dr. Wolfgang Waldner, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.